AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1997

                                                             NO. 333-20885
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                       GLOBAL BROADCASTING SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                              13-3895162
                                   5961
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                            (I.R.S. EMPLOYER
     (STATE OR OTHER                                      IDENTIFICATION NO.)
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)

                                ---------------
                       GLOBAL BROADCASTING SYSTEMS, INC.
                           1740 BROADWAY, 17TH FLOOR
                           NEW YORK, NEW YORK 10019
                                (212) 246-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RACHAMIM ANATIAN
                       GLOBAL BROADCASTING SYSTEMS, INC.
                           1740 BROADWAY, 17TH FLOOR
                           NEW YORK, NEW YORK 10019
                                (212) 246-9000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
                                                JOHN R. GARRETT, ESQ.
    R. RONALD HOPKINSON, ESQ.
           LATHAM & WATKINS             BROWNSTEIN HYATT FARBER & STRICKLAND,
     885 THIRD AVENUE, SUITE 1000                       P.C.
       NEW YORK, NEW YORK 10022              410 17TH STREET, SUITE 2200
            (212) 906-1200                     DENVER, COLORADO 80202
                                                   (303) 534-6335

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                   _________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                   _________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering of % Senior Subordinated Notes due 2007 of Global Broadcasting Systems, Inc. (the "Note Prospectus") and one to be used in a concurrent underwritten public offering of Class A Common Stock of Global Broadcasting Systems, Inc. (the "Common Stock Prospectus"). The Note Prospectus and the Common Stock Prospectus are identical except for the front and back cover pages and the sections entitled "Summary--The Offering," "Summary--Concurrent Offering," "Risk Factors-- Absence of Public Market" and "Underwriting." In addition, the Note Prospectus will not contain the sections entitled "Risk Factors--Substantial Dilution," "--Shares Eligible for Future Sale," "--Volatility of Stock Price," "Dividend Policy," "Dilution" and "Shares Eligible for Future Sale" contained in the Common Stock Prospectus. The form of the Note Prospectus is included herein and is followed by the alternate pages to be used in the Common Stock Prospectus. The alternate pages for the Common Stock Prospectus included herein are labeled "Alternate Page for Common Stock Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933, as amended.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1997


                       GLOBAL BROADCASTING SYSTEMS, INC.

                                  $270,000,000

                      % SENIOR SUBORDINATED NOTES DUE 2007

  The   % Senior Subordinated Notes due 2007 (the "Notes") are being offered
(the "Notes Offering") by Global Broadcasting Systems, Inc. ("GBS" or the
"Company"). The Notes will mature on     , 2007. Interest on the Notes will
accrue at a rate of   % per annum and will be payable semi-annually in arrears
on        and        of each year, commencing on      , 1997. Concurrently with
the Notes Offering, the Company is offering 12,500,000 shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), to the public (the "Common Stock Offering" and, together with the Notes Offering, the "Offerings"). The Notes Offering is contingent upon the consummation of the Common Stock Offering and the Common Stock Offering is contingent upon the consummation of the Notes Offering. See "Summary--Concurrent Offering." The Notes and the Class A Common Stock are referred to collectively herein as the "Securities."

  The Notes will be redeemable at the option of the Company, in whole or in
part, at any time on and after      , 2002 at the redemption prices set forth
herein, plus accrued and unpaid interest, if any, to the applicable redemption
date. In addition, on or prior to      , 2000, the Company may redeem Notes at
the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date with the net proceeds of one or more Equity Offerings (as defined); provided that at least $175.5 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of each such redemption. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Indebtedness and Factoring Arrangements--Description of Notes."

  The Notes will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. At the Closing of the Notes Offering, the Company will use a portion of the net proceeds to purchase a portfolio of Pledged Securities (as defined), consisting of U.S. government securities that will be pledged as security for payment of the first two scheduled interest payments due on the Notes. As of December 31, 1996, after giving pro forma effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of outstanding indebtedness of the Company would have been $270.0 million, all of which would have been attributable to the Notes. See "Use of Proceeds," "Capitalization" and "Description of Indebtedness and Factoring Arrangements--Description of Notes."

  The Company does not intend to apply to list the Notes on any securities exchange or to include the Notes on the National Association of Securities Dealers Automated Quotation System.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE SECURITIES.

                                  -----------
 THE  SECURITIES HAVE NOT BEEN APPROVED OR  DISAPPROVED
  BY  THE SECURITIES  AND EXCHANGE  COMMISSION OR  ANY
   STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES
     COMMISSION  PASSED   UPON   THE   ACCURACY  OR
      ADEQUACY    OF    THIS    PROSPECTUS.     ANY
      REPRESENTATION   TO   THE  CONTRARY   IS   A
       CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              PRICE TO THE UNDERWRITING DISCOUNTS  PROCEEDS TO
                               PUBLIC(1)     AND COMMISSIONS(2)   THE COMPANY(3)
--------------------------------------------------------------------------------
Per Note.....................         %                 %                  %
Total........................     $                 $                  $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) Does not include (i) the financial advisory fee payable by the Company to the Underwriter equal to 0.5% of the total Price to the Public in the Offerings or (ii) warrants to purchase 2.5% of the number of shares of Class A Common Stock that will be issued to the public in the Common Stock Offering, including the Over-allotment Option, if exercised (the "Representatives' Warrants"). The Company has agreed to indemnify the Underwriter against, and to provide contribution with respect to, certain liabilities under the Securities Act. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $   .

  The Notes are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to its right to reject any order in whole or in part. It is expected that delivery of the Notes will be made against payment therefor in New York, New York or in book-entry form through the facilities of The Depository Trust Company on or about
     , 1997.

                                  -----------
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS       , 1997

                          [MAP OF STATION LOCATIONS]

                            [PICTURES OF PRODUCTS]


  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, all statements made in this Prospectus assume no exercise of the Over-allotment Option (as defined), the Representatives' Warrants or outstanding options to acquire Class A Common Stock. As of [March 15,] 1997, Global Broadcasting Systems, Inc. had entered into agreements to acquire [18] full-power UHF television stations (the "Acquisitions"). Unless the context otherwise requires, the information contained in this Prospectus gives effect to the Acquisitions. All information herein gives effect to the 13,924.0888-for-1 stock split (the "Stock Split") to be effected prior to consummation of the Offerings. See "Description of Capital Stock."

                                  THE COMPANY

  The Company is a national televised home-shopping retailer offering high-quality merchandise at manufacturers' direct prices that are up to 30% to 50% below those of its principal competitors. On March 1, 1996, the Company began full-time, national distribution of its video home-shopping programming via satellite to all home satellite dishes in the United States. As of [March 15], 1997, the Company owned [two] independent full-power UHF television stations and had agreements to acquire an additional [18] independent full-power UHF stations. Following the Acquisitions, the Company's national station group will broadcast the Company's programming in 12 of the top 25 markets (based on the Nielsen designated market area or DMA ranking) throughout the United States (including New York, Los Angeles, Chicago, Philadelphia, San Francisco, Boston, Dallas, Detroit, Houston, Seattle, Denver and St. Louis). The Company's national station group, following the Acquisitions, will have an aggregate acquisition value in excess of $430.0 million and a total over-the-air audience reach of approximately 30 million homes. Pursuant to current "must carry" regulations, which require local cable television operators to carry certain over-the-air broadcasters' programming without payment of a fee, approximately
21.9 million of the television households in the DMAs of the Company's stations will also receive the Company's programming by cable. Following the Acquisitions, the Company will be the third largest television station operator in the United States (based on the aggregate number of television households which will receive the Company's programming over-the-air) or the ninth largest television station operator in the United States (based on the aggregate number of television households which will receive its programming over-the-air, discounted by 50% for UHF stations pursuant to Federal Communications Commission ("FCC") rules). The Company's acquisition strategy is designed to capitalize on the national scope of its station group to maximize revenues and profits.

  Home-shopping involves the sale of merchandise through dedicated television channels and blocks of television programming that reach consumers via broadcast television, cable television or satellite dish. The home-shopping industry has experienced strong growth since its inception in 1982 and aggregate revenues for the industry have increased steadily from approximately $4.0 million in 1983 to over $3.0 billion in 1996, representing a compound annual growth rate of approximately 66%. The industry is currently dominated by only two companies--The Home Shopping Network ("HSN") and QVC Network, Inc. ("QVC")--whose combined sales represented approximately 95% of the industry's 1996 revenues.

   As of [March 15], 1997, approximately 2.9 million homes were receiving the Company's programming over-the-air, 2.1 million homes were receiving the Company's programming over cable pursuant to "must carry" regulations and 2.3 million homes were receiving the Company's programming by home satellite dish. The "must carry" rules have been challenged by the cable industry and the United States Supreme Court is expected to rule definitively on this issue by June 1997. If the "must carry" rules are overturned, the Company will continue to utilize the UHF stations owned by it to broadcast its programming over-the-air and may also elect to enter into affiliation agreements with cable operators to carry the Company's programming in exchange for the payment of a carriage fee. The Company believes that, even if the "must carry" rules are overturned, it can compete effectively against other home shopping companies because (i) the experience of HSN indicates that a significant proportion of sales can be made over-the-air and (ii) the Company's low overhead should enable it to operate profitably even if it is required to pay cable carriage fees.

  The Company currently offers a wide variety of high-quality brand name and non-branded jewelry, sports memorabilia, health and beauty products, fitness equipment, electronics and fashion merchandise. The Company's programming is broadcast 24 hours a day, 7 days a week and consists of both one-hour and multi-hour program segments. During each segment, merchandise is described and demonstrated by show hosts, and orders are placed directly with GBS by viewers who call a toll-free telephone number. Each program segment has a theme devoted to a particular category of product or lifestyle. From time to time, GBS broadcasts special program segments devoted to merchandise associated with a particular celebrity, geographical region or seasonal interest. During both regular and special program segments, show hosts talk to viewers live on the air, and viewers are given opportunities to win prizes in the form of credits that may be applied toward future purchases.

                                    STRATEGY

  The Company's objective is to establish the leading trademark on television for discounted high-quality fashion and lifestyle merchandise by implementing the following strategy:

  . National Television Station Base. The experience of other home-shopping companies indicates that, without access to at least 20 million full-time television households, an electronic retailer will not be successful. The Company's station acquisition strategy is designed to ensure that the Company is able to attain this critical mass. Accordingly, the Company intends to consummate the Acquisitions and to pursue additional television station acquisitions up to the maximum number permissible under current laws and regulations. The Company's national station group will enable the Company to reach a significant television audience without payment of carriage fees to cable system operators which its competitors incur.

  . Favorable Supplier Arrangements and Low Cost Operations. The Company believes its supplier arrangements and low cost structure should enable it to operate profitably while continuing to offer savings to its customers of up to 30% to 50% over its principal competitors. The Company's "ZERO INVENTORY" policy, under which it maintains no inventory of merchandise sold on its programming, enables it to pay 50% of the cost of all merchandise sold on its programming to suppliers within one day of delivery. As a result, the Company's suppliers offer merchandise to the Company at substantially lower prices than those available to the Company's competitors and have agreed to accept all returns from the Company's customers within 30 days. This enables the Company to operate without incurring significant costs associated with warehousing, distributing and managing inventory. The Company believes that it will be difficult for its current competitors to implement similar supply arrangements because those competitors incur significantly higher overhead expenses and working capital requirements than the Company in connection with warehousing, distributing and managing inventory, which would likely preclude such competitors from paying suppliers 50% of the cost of merchandise within one day of delivery.

  . Low-Priced, High-Quality Merchandise. Industry data demonstrates that price is a key factor affecting home-shopping sales. Due to its favorable supplier arrangements and low cost structure, the Company is able to offer high-quality merchandise that is comparable to that of its principal home-shopping competitors at prices that are up to 30% to 50% lower.

  . Strategic Relationships. According to industry research, sales attributable to jewelry range from approximately 40% to 70% of a home-shopping company's aggregate sales. Through family members of the co-founder, Chairman and Chief Executive Officer of the Company, GBS enjoys strategic relationships with many of its jewelry and some of its memorabilia suppliers. The Company believes that these relationships will provide an advantage to the Company in terms of merchandise variety, quality control and price.

  . Flexible Payment Terms. The Company offers extended payment terms that permit a customer to pay for a product in up to 12 monthly installments using any major credit card or the Company's own credit card. The Company believes that the availability of these flexible payment terms should enable it to compete effectively for home-shopping sales.

  . Multiple Distribution Channels. Through a combination of innovative programming, interactive information services, print media and online access, the Company believes it can increase sales per television household by increasing active and repeat customers. In areas where interactive television is available, the Company's interactive shopping database will work in concert with its televised programming and will allow consumers to access additional information regarding any merchandise displayed on the Company's televised programming. The Company also plans to distribute a print catalogue highlighting products presented on its televised program. The Company maintains a web site on the internet where customers are able to view and obtain information regarding its products and to place orders. In addition, the Company distributes a video, or "electronic catalogue," highlighting its most popular products.

  . Full-Time Broadcast. Industry research indicates that, to be successful, a home-shopping company must distribute its programming to at least 20 million television households 24 hours a day, seven days a week. Following the Acquisitions, approximately 30 million over-the-air homes will receive the Company's programming on a full-time basis.

  . Satellite Access. The Company is party to an agreement with GE American Communications, Inc. ("GE Americom") which provides the Company access until December 31, 2004 to a preemptible transponder on domestic communications satellite C-4 ("Satcom C-4"). Satcom C-4 is one of four primary satellites from which cable operators receive their programming. Pursuant to the agreement with GE Americom, the Company has purchased unusual transponder protection, which the Company believes should enable it to distribute its programming continuously to all home satellite dishes in the United States and to all of its television stations for retransmission over-the-air and to cable operators that carry the Company's programming.

  . International Expansion. The Company intends to market its products in international markets, particularly in Asia and Europe where the success of electronic retailers such as FujiSankei TV indicate that demand exists for home-shopping. The Company's distribution methods in international markets are expected to be similar to those utilized in the United States, and the Company intends to pursue joint ventures and other strategic partnerships to increase international sales.

  . Strong Capitalization. Upon consummation of the Offerings, the Company will have raised at least $300.0 million of equity capital and $270.0 million of long-term debt. On a pro forma basis, as of December 31, 1996, the Company's ratio of debt to equity would have been approximately 0.90 to 1.00.

  The Company maintains its principal executive offices at 1740 Broadway, New York, New York 10019, and its telephone number is (212) 246-9000.

                          COMPANY TELEVISION STATIONS

  The following table summarizes certain information with respect to the television stations that the Company expects to own and operate or have agreements to acquire as of [March 15,] 1997. See "Risk Factors--Risks Related to the Acquisitions."

                                                        NUMBER OF
                                          TOTAL         TELEVISION
                                        NUMBER OF         HOMES                                  ACTUAL OR
                                        TELEVISION       REACHED          NUMBER                 EXPECTED
          MARKET               DMA       HOMES IN      BY STATION'S      OF CABLE               ACQUISITION   ACQUISITION
           AREA            RANK (1)(2)    DMA(2)        SIGNAL(3)        HOMES(4)      STATUS      DATE          PRICE
 -----------------------   ----------- ------------    ------------    ------------    -------  ----------- ---------------
 New York, NY                    1      6.7 million    1.6 million      4.6 million    Pending     6/1/97   $
 Los Angeles, CA                 2      4.9 million    3.6 million      3.0 million    Pending     4/1/97   $
 Los Angeles, CA                 2      4.9 million    4.7 million      3.0 million    Pending     4/1/97   $
 Los Angeles, CA                 2      4.9 million    1.3 million      3.0 million    Pending     4/1/97   $
 Chicago, IL                     3      3.1 million    2.5 million      1.8 million    Pending    6/30/97   $
 Philadelphia, PA                4      2.6 million    2.8 million      2.0 million    Pending    5/15/97   $
 San Francisco, CA               5      2.3 million    2.2 million      1.6 million    [Closed]   2/28/97   $
 Boston, MA                      6      2.1 million    2.0 million      1.7 million    Pending     2/5/97   $
 Dallas-Ft. Worth, TX            8      1.8 million            -- (5)    .9 million    Pending    5/30/97   $
 Detroit, MI                     9      1.7 million    2.2 million      1.1 million    Pending    3/15/97   $
 Houston, TX                    11      1.6 million    1.5 million       .9 million    Pending     4/1/97   $
 Seattle, WA                    12      1.5 million            -- (5)   1.0 million    Pending    5/30/97   $
 Denver, CO                     18      1.2 million     .7 million       .7 million    Pending     6/1/97   $
 St. Louis, MO                  20      1.1 million    1.0 million       .6 million    Pending     6/1/97   $
 Raleigh-Durham, NC             29       .8 million     .3 million       .5 million    Pending    3/15/97   $
 Raleigh-Durham, NC             29       .8 million     .7 million       .5 million    [Closed]    2/3/97   $
 Nashville, TN                  33       .8 million            -- (5)    .5 million    Pending    4/15/97   $
 Louisville, KY                 50       .5 million     .2 million       .4 million    Pending    3/20/97   $
 Mobile, AL                     61       .4 million     .5 million       .3 million    Pending     4/1/97   $
 Knoxville, TN                  62       .4 million     .2 million       .3 million    Pending    3/15/97   $
                                       ------------    -----------     ------------                         ---------------
  Total..................              33.5 million(6)                 21.9 million(6)                      $433.85 million(7)
                                       ============                    ============                         ===============

--------
(1) Represents the designated market area ("DMA") or the area in which television stations licensed to a particular city have a greater audience share than television stations licensed to another city. See "Business-- Industry Overview--U.S. Television Industry."
(2) Source: BIA's Investing in Television '96 Market Report.
(3) Source: 1996 Television and Cable Factbook.
(4) Represents the number of cable homes in the DMA that will receive the Company's programming pursuant to the FCC's "must carry" rules. Source:
    BIA's Investing in Television '96 Market Report.
(5) Current information is unavailable.
(6) Represents total number of unduplicated homes.
(7) Station acquisition prices are currently subject to confidentiality provisions.

                                    SPONSOR

  The Company's co-founder, Chairman and Chief Executive Officer (the "Sponsor") has agreed that, on or prior to consummation of the Offerings, he will have invested at least $100 million in the common equity of the Company (the "Sponsor's Capital Contribution") through the acquisition of common stock and capital contributions. The Sponsor has agreed that the disinterested members of the Company's Board of Directors may elect to increase the Sponsor's Capital Contribution by up to an additional $50 million on or prior to the closing of the Offerings. The Sponsor is also the co-founder of USA Detergents, Inc. ("USA Detergents"), a leading manufacturer and marketer of low-priced, high-quality laundry and household cleaning products. USA Detergents consummated an initial public offering of its common stock on August 7, 1995 at a price to the public of $14.50 per share. In February 1996, USA Detergents completed a 3-for-2 stock split in the form of a 50% stock dividend. The common stock of USA Detergents is listed on The Nasdaq National Market under the symbol "USAD."

                           SOURCES AND USES OF FUNDS

The Company intends to use the proceeds of the Offerings to finance the pending Acquisitions, to purchase the Pledged Securities, to pay fees and expenses in connection with the Offerings and for general corporate purposes, as set forth below:

SOURCES OF FUNDS(1):
  Notes Offering.................................................. $270,000,000
  Common Stock Offering...........................................  200,000,000
                                                                   ------------
    Total sources of funds........................................ $470,000,000
                                                                   ============
USES OF FUNDS:
  Acquisitions(2)................................................. $397,950,000
  Pledged Securities..............................................   36,450,000
  Fees and expenses...............................................   27,000,000
  General corporate purposes......................................    8,600,000
                                                                   ------------
    Total uses of funds........................................... $470,000,000
                                                                   ============

--------
(1) Excludes the Sponsor's Capital Contribution.
(2) Excludes brokers' fees payable in connection with the Acquisitions. The Company has entered into an agreement pursuant to which the Company has agreed to pay a consultant (the "Consultant") a fee in connection with each Acquisition introduced by the Consultant and closed by the Company equal, at the Consultant's option, to either (i) 1/32 of one percent of the outstanding Common Stock or (ii) the sum of (A) 5% of the first $1.0 million of the Acquisition purchase price, (B) 4% of the second $1.0 million of the Acquisition purchase price, (C) 3% of the third $1.0 million of the Acquisition purchase price, (D) 2% of the fourth $1.0 million of the Acquisition purchase price and (E) 1% of the remaining Acquisition purchase price. The Company currently estimates that it will pay approximately $3.1 million in the aggregate in connection with the Acquisitions if the Consultant elects to receive a cash fee. However, the Consultant has informed the Company that it intends to receive its fee in the form of Class A Common Stock, which, if issued, would result in the issuance of shares of Class A Common Stock representing approximately .28125% of the outstanding Common Stock.

                                  THE OFFERING

Securities Offered.....  $270.0 million in aggregate principal amount of    %
                         Senior Subordinated Notes due 2007.

Issuer.................  Global Broadcasting Systems, Inc.

Maturity...............     , 2007.

Interest...............  Interest on the Notes will accrue at a rate of    %
                         per annum and will be payable semi-annually in
                         arrears on     and        of each year, commencing on
                            , 1997.

Optional Redemption....  The Notes will be redeemable at the option of the
                         Company, in whole or in part, at any time on and
                         after    , 2002, at the redemption prices set forth
                         herein, plus accrued and unpaid interest, if any, to the applicable redemption date.

                         In addition, on or prior to    , 2000, the Company
                         may redeem Notes at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date with the net proceeds of one or more Equity Offerings; provided that at least $175.5 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of each such redemption.

Change of Control......  Upon the occurrence of a Change of Control, the
                         Company will be required to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Indebtedness and Factoring Arrangements--Description of Notes--Repurchase at the Option of Holders--Change of Control."

Security...............  At the closing of the Offerings, the Company will use approximately $36.45 million of the net proceeds from the issuance of the Notes to purchase a portfolio of securities, consisting of U.S. government securities (the "Pledged Securities"), that will be pledged as security for the payment of the first two scheduled interest payments due on the Notes. Proceeds from the Pledged Securities will be used by the Company to
                         make interest payments on the Notes through    , 1998
                         and as security for repayment of principal of the Notes. See "Description of Indebtedness and Factoring Arrangements--Description of Notes--Security." The Pledged Securities will be held by the Trustee under the Pledge Agreement (as defined herein) pending disbursement.
Ranking................  The Notes will rank subordinate to all existing and future Senior Indebtedness of the Company. As of December 31, 1996, after giving pro forma effect to the Offerings and the application of the net proceeds therefrom, the aggregate principal amount of outstanding indebtedness of the Company would have been $270.0 million, all of which would have been attributable to the Notes. See "Use of Proceeds," "Capitalization" and "Description of Indebtedness and Factoring Arrangements--Description of Notes."

Certain Covenants......  The indenture pursuant to which the Notes will be issued (the "Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional Indebtedness (as defined), pay dividends or make other distributions, repurchase Equity Interests (as defined) or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets and issue or sell Equity Interests of Restricted Subsidiaries and limit the ability of the Company to enter into certain mergers and consolidations. See "Description of Indebtedness and Factoring Arrangements--Description of Notes."

Use of Proceeds.........  The proceeds from the Notes Offering, together with the proceeds from the Common Stock Offering, will be used to finance the Acquisitions, to purchase the Pledged Securities, for fees and expenses in connection with the Offerings and for general corporate purposes. See "Use of Proceeds."

                              CONCURRENT OFFERING

  Concurrently with the Notes Offering, the Company is offering 12,500,000 shares of its Class A Common Stock, par value $0.01 per share, to the public. In connection therewith, the Company has granted the Underwriters a 30-day option (the "Over-allotment Option") to purchase up to 1,875,000 additional shares of Class A Common Stock to cover over-allotments, if any. The Notes Offering is contingent upon the consummation of the Common Stock Offering, and the Common Stock Offering is contingent upon the consummation of the Notes Offering.

                                  RISK FACTORS

  Prior to making an investment in the Notes offered hereby, prospective purchasers should carefully review the information set forth under the caption "Risk Factors" as well as other information set forth in this Prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA

  The financial and operating data set forth below at December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period June 15, 1995 (date of inception) to December 31, 1995 have been derived from the audited combined financial statements of Global Broadcasting Systems, Inc., formerly Ramcast Corp. ("Ramcast"). On January 30, 1997, GSN was merged with and into Ramcast and, in connection therewith, Ramcast changed its name to Global Broadcasting Systems, Inc. (the "Corporate Restructuring"). Global Broadcasting Systems, Inc. and GSN are referred to herein as the "Combined Group." This information should be read in conjunction with the historical financial statements of the Combined Group included elsewhere herein.

                                       YEAR ENDED            JUNE 15, 1995
                                      DECEMBER 31,        (DATE OF INCEPTION)
                                          1996            TO DECEMBER 31, 1995
                                      -----------------   --------------------
                                      (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues........................   $             199       $             9
Gross profit........................                  51                     4
Distribution, transmission and pro-
 duction expenses...................               5,773                   223
Selling, general and administrative
 expenses...........................               5,108                   606
 Total operating expenses...........              10,880                   829
Operating income (loss).............             (10,830)                 (825)
Interest income, net................                 --                      1
Net loss............................             (10,832)                 (824)
Net loss per share..................           (7,500.37)              (570.54)
Weighted average common and common
 equivalent shares .................             1,444.2          1,444.2
Deficiency of earnings to fixed
 charges(1).........................   $          10,832       $           824
BALANCE SHEET DATA (AT END OF PERI-
 OD):
Cash and cash equivalents...........   $             --        $           --
Working capital.....................               2,719                  (111)
Total assets........................               5,278                   100
Long-term debt, less current maturi-
 ties...............................                 --                    --
Shareholders' equity................               3,706                   (11)

--------
(1) For purposes of this computation, earnings consists of income before income taxes plus fixed charges (other than capitalized interest) and amortization of previously capitalized interest. Fixed charges consist of interest expense, amortization of debt issuance costs, capitalized interest and that portion of rental expenses representative of the interest factor.

                                 RISK FACTORS

  An investment in the Securities offered hereby involves a high degree of risk. Prospective investors should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors in connection with an investment in the Securities offered hereby. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY

  The Company has limited experience in the home-shopping industry and, since inception, has been primarily engaged in start-up activities. In March 1996, the Company began full-time, national distribution of its video home-shopping programming via satellite to all home satellite dishes in the United States. As part of its business plan, as of [March 15,] 1997, the Company will have acquired [two] UHF television stations and will have entered into agreements to acquire an additional [18] UHF television stations in order to increase distribution of its home-shopping programming and increase sales. The Company's success will depend, in large part, on its ability to achieve its business plan which, in turn, is dependent on numerous factors, many of which are beyond the Company's control. Specifically, success of the Company's business plan will depend on, among other things, its ability to consummate the Acquisitions on a timely basis and on terms currently contemplated in the acquisition agreements; its ability to increase distribution through additional acquisitions; its ability to convert viewers into active customers; its ability to generate repeat sales; and its ability to maintain its current supplier arrangements.

RISKS RELATED TO THE ACQUISITIONS

  Consummation of each of the Acquisitions is subject to a number of conditions, certain of which are beyond the Company's control. Closing conditions include, without limitation, (i) the prior approval by the FCC of the assignments or transfers of control of operating licenses issued by the FCC, (ii) the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("Hart-Scott-Rodino"), (iii) the receipt of satisfactory environmental audits and (iv) with certain stated exceptions, the maintenance of normal broadcast transmission until closing. Certain of the Acquisitions are evidenced by non-binding letters of intent and there can be no assurance that definitive agreements with respect to such Acquisitions will be executed on the terms described herein or at all. As a result of the foregoing, there can be no assurance as to when the Acquisitions will be consummated or that they will be consummated on the terms described herein or at all. In the event that the Acquisitions are not consummated due to a material breach by the Company, the Company may lose escrow deposits in the
aggregate amount of approximately $   million.

RISKS RELATED TO SUPPLIER ARRANGEMENTS

  The Company's business plan assumes that the Company will continue to offer merchandise to its customers at prices significantly below those of its principal competitors. Its ability to continue to do so will be dependent upon maintaining its current supplier arrangements. The Company has thus far been able to obtain favorable pricing for its merchandise but, as is customary in the industry, such arrangements are not evidenced by written agreements and, therefore, are subject to termination or modification at any time. While the Company believes that the accelerated payment and other terms that it offers to suppliers create sufficient economic incentives for such suppliers to maintain their existing supply arrangements, no assurance can be given that such arrangements will be continued. The loss or modification of such supply arrangements could have a material adverse effect on the Company.

  The Company's business plan assumes that the Company will maintain a comparatively low cost structure primarily as a result of its "ZERO INVENTORY" policy. The success of the Company's "ZERO INVENTORY" policy will depend, in part, upon the ability of the Company's suppliers to fulfill customer orders and process customer returns efficiently and reliably. The Company's suppliers generally have not operated under this type of supply arrangement in the past and, although the Company believes that its suppliers will be able to satisfy the Company's merchandise supply requirements in a timely manner, there can be no assurance that they will be able to do so.

NEED FOR ADDITIONAL CAPITAL

  In addition to the Acquisitions, the Company intends to pursue the acquisition of additional television stations in order to increase its distribution. In connection therewith, the Company will need to raise additional debt and/or equity capital. There can be no assurance, however, that any such capital will be available to the Company on acceptable terms, if at all. If the Company is unable to raise such additional capital, it may be unable to consummate additional acquisitions which, in turn, may limit the Company's ability to increase distribution of its programming to the levels currently anticipated. Any such failure could adversely impact the Company's future results of operations.

FUTURE REVENUE GROWTH

  Following the Acquisitions, the Company's strategy is to increase revenues by increasing active and repeat customers through, among other things, innovative programming, interactive information services, print media and online access. There can be no assurance, however, that the Company's strategy will be successful or that the Company's revenues will increase following the Acquisitions at levels currently anticipated by the Company.

  Following consummation of the Acquisitions, the Company also plans to increase revenues by increasing the number of television households reached by its programming through additional acquisitions of independent full-power television stations throughout the United States. There can be no assurance, however, that the Company will be able to identify and acquire suitable stations or that the Company will be able to raise the additional debt and/or equity financing required to fund such acquisitions. Similarly, there can be no assurance that any future acquisitions will be successfully integrated into the Company's operations or that such acquisitions will not have a material adverse effect on the Company's financial condition and results of operations. See "--Need for Additional Capital," "--Regulatory Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

POSSIBLE LOSS OF MUST CARRY RIGHTS

  The Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act") and corresponding FCC rules allow each commercial television broadcast station to demand carriage on a specified channel on cable systems within its DMA by exercising its "must carry" rights. All of the Company's television stations have exercised their "must carry" rights. The cable industry has challenged the constitutionality of the Cable Act's "must carry" provisions, alleging, among other points, that "must carry" infringes on a cable system's First Amendment rights. The United States Supreme Court is expected to issue a decision by June 1997. Even if the Supreme Court declares the "must carry" provisions of the Cable Act and the corresponding FCC rules unconstitutional, the Company will continue to have access to at least 30 million viewers following consummation of the Acquisitions through over-the-air television and home satellite dishes and the Company could increase distribution of its programming through carriage agreements with one or more cable operators. However, industry data indicates that cable carriage agreements typically require payment to cable operators of an upfront fee and a percentage of net sales ranging from 5% to 10% and, if the Company were required to enter into such carriage agreements, its profitability would be adversely affected, possibly to a material extent. See "Business--Federal Regulations and New Technologies."

LEVERAGE; INABILITY TO SERVICE OBLIGATIONS

  Following the Offerings, the Company will be highly leveraged. As of December 31, 1996, on a pro forma basis as if the Offerings and the application of the net proceeds thereof had been completed on such date, the

Company's indebtedness would have been $270.0 million. In addition, for the year ended December 31, 1996, on a pro forma basis after giving effect to the Offerings and the application of the net proceeds therefrom as if such transactions had occurred on January 1, 1996, the Company's earnings would have been insufficient to cover its fixed charges by $47.1 million. Subject to the restrictions in the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes.

  The degree to which the Company is leveraged following the Offerings could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and will not be available for other purposes, (iii) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates and
(iv) the agreements governing the Company's long-term debt will contain restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. See "Description of Indebtedness and Factoring Arrangements."

  The Company's ability to make scheduled payments of principal of, and to pay interest on and to refinance, its debt depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, technological and other factors beyond its control, as well as the success of the Company's acquisition and operating strategies. Management believes that the net proceeds of the Offerings, together with the Pledged Securities and cash flows from operations commencing as early as the third quarter of 1998, will be adequate to meet the Company's anticipated future requirements for the Acquisitions, capital expenditures, working capital and scheduled payments of interest on its debt. However, the Company has a limited operating history and its ability to achieve anticipated liquidity will be substantially impacted by a number of factors, many of which are beyond the Company's control. Specifically, the Company's success will be impacted by, among other things, its ability to consummate the Acquisitions on the terms and at the times currently contemplated by the Company; its ability to increase distribution through additional acquisitions; its ability to convert viewers into active customers; its ability to generate repeat sales; and its ability to maintain its current supplier arrangements. If the cost of the Acquisitions or the Company's estimates of future cash flows from operations are inaccurate in any material respect, the Company's cash needs could exceed its cash availability. In such event, the Company may be required to raise additional debt or equity capital and no assurances can be given that any such capital will be available on favorable terms if at all.

  The Company expects that it will need to raise additional debt or equity capital to finance station acquisitions in addition to the pending Acquisitions. Furthermore, the Company may be required to make significant expenditures in connection with emerging technologies. Such expenditures could include payments for spectrum and/or capital expenditures required to upgrade the Company's television stations and, depending on their magnitude, such expenditures could adversely affect the Company's liquidity. Finally, the Company may be required to refinance a portion of the principal amount of the Notes and/or any other indebtedness prior to or at maturity. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of television stations or otherwise for any such purpose. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON ECONOMIC FACTORS

  Because the Company derives substantially all of its revenue from the sale of merchandise, its revenues may be adversely affected by economic conditions which impact potential customers. In particular, operating results in individual geographic markets will be adversely affected by local and or regional economic downturns. Such economic downturns might have an adverse impact on the Company's financial condition and results of operations. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

SATELLITE TRANSPONDER ARRANGEMENTS

  The Company's programming is transmitted via Satcom C-4, a preemptible satellite transponder, under a services agreement with GE Americom expiring on December 31, 2004 (the "Services Agreement"). "Preemptible" means that a transponder may be preempted at any time to restore (a) another failed transponder that is entitled to protection, (b) a satellite failure or (c) other service offerings of GE Americom, including construction delay protection and launch protection. Notwithstanding the preemptibility of its transponder, however, the Company has purchased an unusual transponder protection package which it believes provides it with significant protections. The package provides that, (a) in the event that the Company's transponder fails, the Company's signal will be restored to one of two spare transponders on Satcom C-4, subject to availability and (b) in the event that neither spare transponder on Satcom C-4 is available or the Company's transponder is preempted, service will be restored either to (i) a spare transponder or another preemptible transponder on Satcom C-1 or (ii) a spare transponder or a preemptible transponder on Spacenet III, in each case, subject to availability. The Services Agreement may be terminated by GE Americom to comply with the applicable federal, state or administrative law and upon the happening of certain events, including: (a) certain events of bankruptcy or insolvency of the Company; (b) certain payment defaults by the Company; (c) certain nonconforming transponder use by the Company; (d) transmission by the Company of certain communications that expose GE Americom to costs, expenses, liability or other penalties not covered by compensation, indemnity or insurance provided by the Company or that depict or describe "sexually explicit conduct" as defined in 18 U.S.C. (S) 2256(2); and (e) certain pending or threatened civil, criminal or administrative proceedings or investigations based upon the content of the Company's communications (other than civil proceedings for libel, slander or intellectual property infringement). Although the Company has never had an interruption in its programming due to transponder failure and believes that such interruption is unlikely to occur, there can be no assurance that there will not be an interruption or termination of satellite transmission in the future. Such interruption or termination could have a material adverse effect on the Company. In addition, the availability of replacement satellites and transponder time in the future is dependent on a number of factors over which the Company has no control. See "Business--Program Transmission."

REGULATORY MATTERS

  The Company's operations are subject to extensive and changing regulation on an ongoing basis by the FCC, which enforces the Communications Act of 1934, as amended, and to a lesser extent by other regulatory agencies (such as the Federal Aviation Administration). Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. There can be no assurance that the FCC will approve all of the pending acquisitions that require an assignment or transfer of control of an FCC license to the Company. In addition, the FCC licenses held by the Company will come up for renewal from time to time. Although in substantially all cases, such licenses are renewed by the FCC, there can be no assurance that any of the Company's television licenses will be renewed at their expiration dates for the full terms or at all. The non-renewal or limitation of one or more of the Company's television broadcast licenses could have a material adverse effect on the Company.

  Congress and the FCC currently have under consideration and may in the future adopt new laws or modifications to existing laws, regulations and policies regarding a wide variety of matters, including attribution rules or station ownership limitations, that could directly or indirectly adversely affect the ownership and operation of the Company's broadcast properties, as well as the Company's business strategies. See "--Possible Loss of Must Carry Rights."

  The adoption of various measures could accelerate the trend toward vertical integration in the media and home entertainment industries and cause the Company to face formidable competition in the future. Such measures could include (and, in the case of the Telecom Act, do include) the elimination or modification of certain restrictions on radio and television station ownership, the removal or modification of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home video technologies, and the elimination or modification of restrictions on the offering of multiple network services by the existing major television networks. Although the elimination of certain ownership restrictions has enabled the Company to pursue its television station acquisition strategy to date, the Company is unable to predict whether other potential changes in the regulatory environment could restrict or curtail the ability of the Company to acquire, operate and dispose of stations in the future or, in general, to compete profitably with other operators of television station and other media properties. See "Business--Federal Regulations and New Technologies."

IMPACT OF NEW TECHNOLOGIES; POTENTIAL COST OF SPECTRUM

  In recent years, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. Further advances in technology such as video compression, direct broadcast satellites and programming delivered through fiber optic telephone lines could facilitate the entry of new channels and encourage the development of increasingly specialized "niche" programming. In particular, the Company may be affected by the development and regulation of digital television ("DTV"). DTV will require significant new capital investments in DTV broadcasting capacity, and no assurance can be given that the Company will have adequate financial resources to make such capital investments. In addition, certain members of Congress from time to time have offered and continue to offer various proposals that would require a public auction for the spectrum necessary to effect the transition to DTV. These proposals could require broadcasters to make a substantial investment in order to obtain the spectrum for DTV. See "Business--Federal Regulations and New Technologies."

COMPETITION

  The Company operates in an industry dominated by two established competitors--HSN and QVC--both of which are larger than the Company. As a result, the Company competes directly for viewer loyalty. The Company believes that it will compete effectively against its primary competitors by offering its customers a wide range of high quality merchandise at substantial savings with a high degree of convenience and customer service; however, there can be no assurance that the Company will be able to compete effectively or maintain or increase revenues or operating profits in the future. The Company also competes indirectly with mail order companies and many other types of retail outlets, and with new media technologies, such as computer on-line shopping services. In addition, advances in technology such as digital compression could facilitate the creation of additional channel space for televised shopping programs and the formation of new televised shopping competitors. See "Business--Federal Regulations and New Technologies" and "--Competition."

MANDATORY REDEMPTION OF COMMON STOCK

  In order to comply with the FCC foreign ownership rules, the Company's Certificate of Incorporation permits the Company to redeem any shares of either class of Common Stock owned by foreign nationals, foreign governments or the representatives of either ("Foreign Interests") and to take other actions designed to ensure compliance with the foreign ownership restrictions of the Communications Act and related FCC rules. In general, the Communications Act limits direct ownership by Foreign Interests in FCC broadcast licensees to 20% and indirect ownership by Foreign Interests to 25%. Pursuant to the Company's Certificate of Incorporation, if the Company elects to effect any such redemption of Common Stock, the redemption price per share will be equal to the lesser of fair market value or, if such shares were purchased within one year of the redemption date, the purchase price therefor, and may be paid in cash, securities or a combination thereof.

INABILITY TO SATISFY A CHANGE OF CONTROL OFFER

  The Indenture provides that, upon the occurrence of a Change of Control, the holders of the Notes will have the right to require the Company to repurchase the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, due to the highly leveraged nature of the Company, the Company might not have the financial resources to repay all of its obligations under any indebtedness that would become payable upon the occurrence of such

Change of Control. The Company's failure to make a required repurchase of the Notes in the event of a Change of Control would create an Event of Default under the Notes. See "--Leverage; Inability to Service Obligations" and "Description of Indebtedness and Factoring Arrangements--Description of Notes--Repurchase at the Option of Holders--Change of Control."

POTENTIAL ANTI-TAKEOVER PROVISIONS

  The Company's Certificate of Incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of Common Stock with different voting rights. See "Description of Capital Stock." The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law. In addition, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules require the prior consent of the FCC to any change of control of the Company. These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including tender offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Class A Common Stock.

CONTROL OF THE COMPANY BY CLASS B STOCKHOLDERS.

  The Company's common stock is divided into two classes with different voting rights, which allows for the maintenance of control of the Company by the holders of the Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and the holders of Class B Common Stock are entitled to two votes per share. Both classes vote together as a single class on all matters, except in connection with certain amendments to the Company's Certificate of Incorporation and as required by Delaware law. Shares of Class B Common Stock may be converted, at the option of the holder at any time, into shares of Class A Common Stock on a one-for-one basis. Purchasers in the Common Stock Offering will acquire shares of Class A Common Stock which, together with Class A Common Stock outstanding immediately prior to the Common Stock Offering, will represent 40.19% of all of the outstanding Common Stock of the Company but possess only 25.15% of the total voting power of all of the Common Stock outstanding immediately following the Common Stock Offering. Upon completion of the Common Stock Offering, the outstanding shares of Class B Common Stock will represent 74.85% of the total voting power of all outstanding shares of Common Stock. The holders of the Class B Common Stock will, therefore, have the power to elect the entire Board of Directors of the Company. The Sponsor, by virtue of his beneficial ownership of 92.68% of the Class B Common Stock, will have 69.37% of the voting power of all outstanding Common Stock and will have sufficient voting power to determine the outcome of any matter submitted to stockholders for approval (except matters on which the holders of Class A Common Stock are entitled to vote separately as a class), including the power to determine the outcome of all corporate transactions. See "Description of Capital Stock."

RELIANCE ON SENIOR MANAGEMENT

  The Company's business is dependent to a significant extent upon the performance of its senior management team. The loss of the services of any one or more of these individuals could have a material adverse effect on the Company. The Company has entered into employment agreements with its Chief Executive Officer, its President and its Chief Operating Officer. However, there can be no assurance that the Company will be able to retain any of such employees or prevent them from competing with the Company in the event of their departure. In addition, the Company currently maintains key-person life insurance in the amount of $2.0 million for each of the Company's Chief Executive Officer, President and Chief Operating Officer. See "Management-- Employment Agreements."

ABSENCE OF PUBLIC MARKET

  The Notes constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National

Association of Securities Dealers Automated Quotation System . There can be no assurance that an active trading market for the Notes will develop or be sustained after the Offerings. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. Although Friedman, Billings, Ramsey & Co. Inc. has advised the Company that it currently intends to make a market in the Notes, it is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Underwriting."

SEASONALITY

  The Company expects its business, like other retail businesses, to be seasonal in nature, with a high percentage of its sales, profits and cash flows generated during the last quarter of the calendar year.

                                USE OF PROCEEDS

  The gross proceeds to be received by the Company from the sale of the Securities in the Offerings will be approximately $470.0 million (or approximately $500.0 million if the over-allotment option is exercised in full). The Company expects to apply the gross proceeds from the Offerings for the following purposes: (i) approximately $397.95 million will be used to fund the purchase price of the Acquisitions, (ii) approximately $36.45 million will be used to purchase the Pledged Securities, (iii) approximately $27.0 million will be used to pay fees and expenses in connection with the Offerings (including $24.3 million for underwriting discounts and commissions and financial advisory fees) and (iv) approximately $8.6 million will be used for general corporate purposes, including funding operating losses.

  Pending application as set forth above, the net proceeds from the Offerings will be invested in short-term interest-bearing investment grade securities.

                                CAPITALIZATION

  The following table sets forth the cash and cash equivalent and total capitalization of the Company (i) at December 31, 1996, as adjusted for the Corporate Restructuring and the Stock Split, (ii) at December 31, 1996, as further adjusted for the portion of the Sponsor's Capital Contribution made after December 31, 1996 and (iii) as further adjusted to reflect the Offerings.

                                                 DECEMBER 31, 1996
                                       ---------------------------------------
                                                    AS ADJUSTED
                                                 SPONSOR'S CAPITAL AS ADJUSTED
                                        ACTUAL    CONTRIBUTION(1)   OFFERINGS
                                       --------  ----------------- -----------
                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents............. $    --       $ 87,499       $494,049(2)
                                       ========      ========       ========
Restricted Cash(3).................... $    --       $    --        $ 36,450
                                       ========      ========       ========
Long-term debt, including current
 portion:
  Notes offered hereby................ $    --       $    --        $270,000
                                       --------      --------       --------
Shareholders' equity:
  Preferred Stock, par value $.01 per
   share, 75,000 shares authorized; no
   shares issued, actual; as adjusted
   Sponsor's Capital Contribution; and
   as adjusted Offerings..............      --            --             --
  Class A Common Stock, par value $.01
   per share, 45,000,000 shares
   authorized; 118,759 shares issued,
   actual and as adjusted Sponsor's
   Capital Contribution; 12,618,759
   shares issued, as adjusted
   Offerings(4).......................        1             1            126
  Class B Common Stock, par value $.01
   per share, 25,000,000 shares
   authorized; 15,942,246 shares
   issued, actual, as adjusted
   Sponsor's Capital Contribution and
   as adjusted Offerings(5)...........      159           159            159
  Additional paid-in capital..........   15,202       102,701        275,576
  Accumulated deficit.................  (11,656)      (11,656)       (11,656)
                                       --------      --------       --------
    Total shareholders' equity........    3,706        91,205        264,205
                                       --------      --------       --------
    Total capitalization.............. $  3,706      $ 91,205       $534,205
                                       ========      ========       ========

--------
(1) Assumes the Sponsor's Capital Contribution of $100 million. See "Summary-- Sponsor" and "Certain Relationships and Related Transactions."
(2) The Company intends to apply approximately $397.95 million of the net proceeds from the Offerings to fund the Acquisitions.
(3) Represents the Pledged Securities that will be purchased with a portion of the net proceeds of the Offerings.
(4) Does not include Class A Common Stock issuable upon conversion of the Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Assuming full conversion into Class A Common Stock of all Class B Common Stock, and pro forma for the Common Stock Offering, a total of 32,608,696 shares of Class A Common Stock will be outstanding immediately after the Common Stock Offering. Also does not include 2,300,000 shares of Class A Common Stock reserved for issuance upon exercise of options issued under the Company's 1997 Stock Option Plan. Upon consummation of the Offerings, options to purchase a total of 30,000 shares of the Class A Common Stock will be outstanding under the 1997 Stock Option Plan.
(5) Assumes no conversion of Class B Common Stock into Class A Common Stock.

                            SELECTED FINANCIAL DATA

  The financial and operating data set forth below at December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995 have been derived from the audited combined financial statements of Global Broadcasting Systems, Inc. On January 30, 1997, GSN was merged with and into Ramcast and, in connection therewith, Ramcast changed its name to Global Broadcasting Systems, Inc. This information should be read in conjunction with the historical financial statements of the Combined Group included elsewhere herein.

                                                              JUNE 15, 1995
                                           YEAR ENDED     (DATE OF INCEPTION) TO
                                        DECEMBER 31, 1996   DECEMBER 31, 1995
                                        ----------------- ----------------------
                                           (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenue.........................     $      199            $      9
  Cost of revenue.....................            148                   5
  Gross profit........................             51                   4
  Distribution, transmission and pro-
   duction expenses...................          5,773                 223
  Selling, general and administrative
   expenses...........................          5,108                 606
    Total operating expenses..........         10,880                 829
  Operating income (loss).............        (10,830)               (825)
  Interest income, net................            --                    1
  Other income (expense)..............             (2)                --
  Net loss............................        (10,832)               (824)
  Net loss per share..................     $(7,500.37)           $(570.54)
  Weighted average common and common
   equivalent shares..................        1,444.2             1,444.2
  Deficiency of earnings to fixed
   charges(1).........................     $   10,832            $    824
PRO FORMA FINANCIAL DATA(2):
  Net loss per share(3)...............     $    (1.65)
  Interest (income) expense, net(3)...         36,315
  Deficiency of earnings to fixed
   charges(1)(3)......................         47,147
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents...........     $      --             $    --
  Working capital.....................          2,719                (111)
  Total assets........................          5,278                 100
  Long-term debt, less current maturi-
   ties...............................            --                  --
  Shareholders' equity................          3,706                 (11)

--------
(1) For purposes of this computation, earnings consists of income before income taxes plus fixed charges (other than capitalized interest) and amortization of previously capitalized interest. Fixed charges consist of interest expense, amortization of debt issuance costs, capitalized interest and that portion of rental expenses representative of the interest factor.
(2) Pro forma to give effect to (i) the Corporate Restructuring, (ii) the Stock Split, (iii) the Sponsor's Capital Contribution (assuming a Sponsor's Capital Contribution of $100 million) and (iv) the Offerings and the application of the net proceeds therefrom as set forth in "Use of Proceeds," as if each such transaction had occurred on January 1, 1996. The unaudited pro forma financial information does not purport to be indicative of the financial position or operating results which would have been achieved had the Offerings taken place at the date indicated and should not be construed as representative of the Company's financial position or results of operations for any future period or date.
(3) Assumes an interest rate of 13.0% per annum with respect to the Notes. A change of 0.125% in the interest rate would result in a change in pro forma interest expense of approximately $0.3 million for the year ended December 31, 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Many of the statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

GENERAL

  The Company is a national televised home-shopping retailer offering high-quality merchandise at manufacturers' direct prices that are up to 30% to 50% below those of its principal competitors. The Company was incorporated in May 1996 under the name "Ramcast Corp." to hold the FCC licenses of the television stations currently owned or to be acquired by the Company. GSN was formed in June 1995 to conduct the televised home-shopping retail and programming operations of the Company. On January 30, 1997, GSN was merged with and into the Company and, in connection therewith, the Company changed its name to "Global Broadcasting Systems, Inc." Accordingly, the results of operations for the Company discussed below for 1995 include the results of operations for GSN and the results of operations for the Company discussed below for 1996 include the combined results of operations for GSN and Ramcast. The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the audited combined financial statements of the Combined Group for 1996 and 1995 (from inception) included elsewhere herein.

  The Company derives revenues from the sale of merchandise marketed through home-shopping programming carried by its UHF television stations over-the-air and by cable television operators pursuant to "must carry" provisions of applicable law and regulation. As of [March 15,] 1997, approximately 2.9 million homes were receiving the Company's programming over-the-air, 2.1 million homes were receiving the Company's programming by cable television and
2.3 million homes were receiving the Company's programming by home satellite dish. As of [March 15,] 1997, the Company will be party to agreements to acquire an additional [18] UHF television stations throughout the United States pursuant to the Acquisitions. The Company currently anticipates that all such acquisitions will be consummated by September 1997. Following the Acquisitions, the Company will own stations with an aggregate acquisition value in excess of $430.0 million and a total over-the-air audience reach of approximately 30 million homes. The Company's principal operating costs are expected to relate to telesales personnel and facilities, station personnel and other station costs, satellite transponder and other transmission costs and advertising.

  The Company has formulated a business plan based on management's experience and the historical results of operations of other home-shopping companies. As of December 31, 1996, HSN's home-shopping programming was broadcast to approximately 55.2 million full-time equivalent television homes (of which approximately 18.9 million received HSN's programming over-the-air) and QVC's home-shopping programming was broadcast to approximately 57.6 million full-time equivalent television homes, all of which received QVC's programming by cable television. Full-time equivalent television homes represent all of an entity's television homes that receive programming 24 hours a day, seven days a week and a portion of the television homes that receive programming by home satellite dish and/or on a part-time basis. The discount, if any, applied to satellite dish and part-time homes varies depending on each entity's estimate of the relative value provided by such homes. The Company's business plan assumes that the Company will have access to approximately 30 million television homes over-the-air at the end of each of 1997 and 1998. During 1996, the net sales per full time equivalent home of HSN and QVC were approximately $20 and $30, respectively. The Company's business plan assumes that it will record annualized net sales per television home of approximately $4.50 in the second quarter of 1997, increasing to approximately $12.50 by the first quarter of 1998 as the Company completes the Acquisitions and integrates the acquired stations into its operations. Thereafter, the Company's business plan assumes net sales per television home of $12.50 for 1998. Gross margins for HSN and QVC during 1996 were approximately 38%. The Company believes that its gross margins should equal or exceed those of its competitors due to the favorable prices at which it currently purchases merchandise from its suppliers. Operating expenses for HSN and QVC were approximately 33% and 29%, respectively, of net sales in 1996. The Company believes that its operating expenses should be lower than those of its competitors due to its "ZERO INVENTORY" policy and low overhead structure. HSN and QVC reported operating profit (loss) margins of (0.2%) and 10.5%, respectively, during 1996. The Company believes that its operating profit margins should equal or exceed those of its primary competitors due largely to the benefits of its "ZERO INVENTORY" policy, supplier arrangements and ownership of television stations that broadcast its programming to over-the-air television homes and cable operators for retransmission pursuant to "must carry" rules without payment of carriage fees.

  During 1996 and 1995, HSN reported payments to cable operators in an aggregate amount of approximately $74 million and $84 million, respectively, for carriage of its programming. The Company believes that even if "must carry" rules are struck down and it is required to pay cable carriage fees for access to cable subscribers, its operating profit margins should continue to equal or exceed those of its primary competitors due primarily to the cost benefits of its "ZERO INVENTORY" policy and supplier arrangements. In particular, the Company's primary competitors typically incur the following costs which the Company should avoid as a result of its supplier arrangements and "ZERO INVENTORY" policy: (i) higher product costs; (ii) increased cost of capital due to inventory financing needs and (iii) costs associated with the warehousing and storage of inventory (e.g., lease expense and/or depreciation of owned warehouses, labor and general and administrative costs associated with inventory maintenance and tracking). Based on the foregoing, the Company currently contemplates that it may begin generating net income as early as the third quarter of 1998.

  The Company believes that its business plan is achievable due primarily to
(i) the expected audience reach of its programming upon consummation of the Acquisitions; (ii) its ability to offer high-quality merchandise at substantially reduced prices; (iii) the favorable prices at which the Company currently purchases merchandise from its suppliers; (iv) the operating cost savings attributable to its "ZERO INVENTORY" policy; and (v) the ownership of a national television station group from which it broadcasts its programming to over-the-air television homes and cable operators for retransmission pursuant to the "must carry" rules without payment of carriage fees. However, the Company has a limited operating history and its ability to achieve anticipated results of operations will be substantially impacted by a number of factors, many of which are beyond the Company's control. Specifically, the Company's success will be impacted by, among other things, its ability to consummate the Acquisitions on a timely basis and on the terms currently contemplated in the acquisition agreements; its ability to increase distribution through additional acquisitions; its ability to convert viewers into active customers; its ability to generate repeat sales; and its ability to maintain its current supplier arrangements. In addition, the Company's prospects and future results of operations will be impacted by the other factors set forth under "Risk Factors."

FISCAL 1996 COMPARED TO THE PERIOD FROM JUNE 15, 1995 (DATE OF INCEPTION) TO DECEMBER 31, 1995 (THE "1995 PERIOD")

  Net Revenue. Net revenue for 1996 increased to $198,845 from $9,479 for the 1995 Period. The increase in net revenue for 1996 was attributable to the commencement of transmission of the Company's home-shopping programming in March 1996. Net revenue for the 1995 Period was attributable to sales from initial test marketing.

  Distribution, Transmission and Production Expenses. Distribution, transmission and production expenses for 1996 increased to $5,772,550 from $222,711 for the 1995 Period, primarily as a result of the increase in production costs (primarily rent and salaries) and transmission costs (primarily for satellite transponder access) attributable to the commencement of transmission of the Company's home-shopping programming in March 1996. Distribution, transmission and production expenses for the 1995 Period related primarily to the cost of broadcast time and production of infomercials in connection with the Company's initial test marketing.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for 1996 increased to $5,107,784 from $605,853 for the 1995 Period, primarily as a result of increased activity levels associated with the commencement of transmission of the Company's home-shopping programming in March 1996. Selling, general and administrative expenses for 1996 included approximately $267,000 of accrued salaries for 1996 that will be paid in the second quarter of 1997 and approximately $1,800,000 of compensation expense attributable to Common Stock issued by the Company as incentive compensation.

  Operating Loss. As a result of the foregoing, operating loss for 1996 increased to $10,829,535 from $824,635 for the 1995 Period.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has incurred operating losses and negative operating cash flows since it commenced operations due primarily to start-up costs and the cost of identifying television stations for acquisitions. The Company has historically financed its cash requirements through equity issuances to, and capital contributions from, Rachamim Anatian, its co-founder, Chairman and Chief Executive Officer. The Company's cash requirements have been funded by the Sponsor on an as-needed basis and, as a result of timing differences between payments by the Company and funding by the Sponsor, the Company's balance sheet typically reflects current liabilities for checks issued in excess of bank balances. As of [March 15,] 1997, the Company had raised an aggregate of
approximately $    million in equity capital to fund two television station
acquisitions and to fund operating losses. Upon consummation of the Offerings, the Company's co-founder, Chairman and Chief Executive Officer will have made capital contributions and/or purchased capital stock of the Company for an aggregate of between $100 million and $150 million. See "Summary--Sponsor."

  Net cash used by operating activities during 1996 was $7,691,287 compared to $543,430 during the 1995 Period. The increase in 1996 was attributable to increased expenditures in connection with commencement of transmission of the Company's home-shopping programming, primarily for satellite transponder access and salaries and rental expense for production personnel and facilities. Net cash used in investing activities during 1996 was $5,066,859 compared to $104,879 during the 1995 Period. Cash used by investing activities during 1996 was attributable primarily to amounts paid to escrow in connection with pending television station acquisitions ($4,150,000) and capital expenditures for property and equipment. Net cash provided by financing activities for 1996 was $12,758,344 compared to $648,309 for the 1995 Period. Net cash provided by financing activities was attributable primarily to purchases of capital stock and capital contributions by the Sponsor.

  Following the consummation of the Offerings, the Company intends to continue to increase its distribution through the acquisition of additional stations. As of [March 15,] 1997, the Company will be party to agreements to acquire [18] additional UHF television stations throughout the United States for an aggregate acquisition price of $398.85 million. A portion of the net proceeds from the Offerings will be used to fund such acquisitions. Following consummation of the Offerings, the Company also expects to make capital expenditures primarily related to refurbishing, upgrading and general maintenance of its television stations. The Company has budgeted approximately $3.0 million for such capital expenditures in each of fiscal 1997 and 1998. Management believes that the net proceeds of the Offerings, together with the Pledged Securities and cash flows from operations commencing by as early as the third quarter of 1998, will be adequate to meet the Company's anticipated future requirements for the Acquisitions, capital expenditures, working capital and scheduled payments of interest on its debt. However, the Company has a limited operating history and its ability to achieve anticipated liquidity will be substantially impacted by a number of factors, many of which are beyond the Company's control. Specifically, the Company's success will be impacted by, among other things, its ability to consummate the Acquisitions on the terms and at the times currently contemplated by the Company; its ability to increase distribution through additional acquisitions; its ability to convert viewers into active customers; its ability to generate repeat sales; and its ability to maintain its current supplier arrangements. If the cost of the Acquisitions or the Company's estimates of future cash flows from operations are inaccurate in any material respect, the Company's cash needs could exceed its cash availability. In such event, the Company may be required to raise additional debt or equity capital and no assurances can be given that any such capital will be available on favorable terms if at all.

  The Company expects that it will need to raise additional debt or equity capital to finance station acquisitions in addition to the pending Acquisitions. Furthermore, the Company may be required to make significant expenditures in connection with emerging technologies. Such expenditures could include payments for spectrum and/or capital expenditures required to upgrade the Company's television stations and, depending on their magnitude, such expenditures could adversely affect the Company's liquidity. Finally, the Company may be required to refinance a portion of the principal amount of the Notes and/or any other indebtedness prior to or at maturity. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of television stations or otherwise for any such purpose.

                                  THE COMPANY

  The Company was incorporated in May 1996 under the name "Ramcast Corp." to hold the FCC licenses of the television stations currently owned or to be acquired by the Company. GSN was formed in June 1995 to conduct the televised home-shopping retail and programming operations of the Company. On January 30, 1997, GSN was merged with and into the Company and, in connection therewith, the Company changed its name to "Global Broadcasting Systems, Inc."

                                   BUSINESS

GENERAL

  The Company is a national televised home-shopping retailer offering high-quality merchandise at manufacturers' direct prices that are up to 30% to 50% below those of its principal competitors. On March 1, 1996, the Company began full-time, national distribution of its video home-shopping programming via satellite to all home satellite dishes in the United States. As of [March 15], 1997, the Company owned [two] independent full-power UHF television stations and had agreements to acquire an additional [18] independent full-power UHF stations. Following the Acquisitions, the Company's national station group will broadcast the Company's programming in 12 of the top 25 markets (based on the Nielsen designated market area or DMA ranking) throughout the United States (including New York, Los Angeles, Chicago, Philadelphia, San Francisco, Boston, Dallas, Detroit, Houston, Seattle, Denver and St. Louis). The Company's national station group, following the Acquisitions, will have an aggregate acquisition value in excess of $430.0 million and a total over-the-air audience reach of approximately 30 million homes. Pursuant to current "must carry" regulations, which require local cable television operators to carry certain over-the-air broadcasters' programming without payment of a fee, approximately 21.9 million of the television households in the DMAs of the Company's stations will also receive the Company's programming by cable. Following the Acquisitions, the Company will be the third largest television station operator in the United States (based on the aggregate number of television households which will receive the Company's programming over-the-
air) or the ninth largest television station operator in the United States (based on the aggregate number of television households which will receive its programming over-the-air, discounted by 50% for UHF stations pursuant to FCC rules). The Company's acquisition strategy is designed to capitalize on the national scope of its station group to maximize revenues and profits.

  Home-shopping involves the sale of merchandise through dedicated television channels and blocks of television programming that reach consumers via broadcast television, cable television or satellite dish. The home-shopping industry has experienced strong growth since its inception in 1982 and aggregate revenues for the industry have increased steadily from approximately $4.0 million in 1983 to over $3.0 billion in 1996, representing a compound annual growth rate of approximately 66%. The industry is currently dominated by only two companies--HSN and QVC--whose combined sales represented approximately 95% of the industry's 1996 revenues. Silver King Communications, Inc. ("Silver King"), which recently merged with HSN and currently carries HSN's programming on over 12 broadcast television stations located in many of the top markets, has publicly announced its intention to distribute HSN's programming exclusively via cable and to develop original programming-- including news, sports, children's programming, court coverage, and game shows--for distribution on Silver King's broadcast television stations. Silver King's new local format is expected to commence in the fall of 1997 in Dallas and Miami, followed by Los Angeles in 1998. Management believes that significant market share opportunities will be created for the Company if Silver King discontinues HSN's over-the-air programming in a significant number of its markets.

  As of [March 15], 1997, approximately 2.9 million homes were receiving the Company's programming over-the-air, 2.1 million homes were receiving the Company's programming over cable pursuant to "must carry" regulations and 2.3 million homes were receiving the Company's programming by home satellite dish. The "must carry" rules have been challenged by the cable industry and the United States Supreme Court is expected to rule definitively on this issue by June 1997. If the "must carry" rules are overturned, the Company will continue to utilize the UHF stations owned by it to broadcast its programming over-the-air and may also elect to enter into affiliation agreements with cable operators to carry the Company's programming in exchange for the payment of a carriage fee. The Company believes that, even if the "must carry" rules are overturned, it can compete effectively against other home shopping companies because (i) the experience of HSN indicates that a significant proportion of sales can be made over-the-air and (ii) the Company's low overhead should enable it to operate profitably even if it is required to pay cable carriage fees.

  The Company currently offers a wide variety of high-quality brand name and non-branded jewelry, sports memorabilia, health and beauty products, fitness equipment, electronics and fashion merchandise. The Company's programming is broadcast 24 hours a day, 7 days a week and consists of both one-hour and multi-hour program segments. During each segment, merchandise is described and demonstrated by show hosts, and orders are placed directly with GBS by viewers who call a toll-free telephone number. Each program segment has a theme devoted to a particular category of product or lifestyle. From time to time, GBS broadcasts special program segments devoted to merchandise associated with a particular celebrity, geographical region or seasonal interest. During both regular and special program segments, show hosts talk to viewers live on the air, and viewers are given opportunities to win prizes in the form of credits that may be applied toward future purchases.

STRATEGY

  The Company's objective is to establish the leading trademark on television for discounted high-quality fashion and lifestyle merchandise by implementing the following strategy:

  National Television Station Base. The experience of other home-shopping companies indicates that, without access to at least 20 million full-time television households, an electronic retailer will not be successful. The Company's station acquisition strategy is designed to ensure that the Company is able to attain this critical mass. Accordingly, the Company intends to consummate the Acquisitions and to pursue additional television station acquisitions up to the maximum number permissible under current laws and regulations. The Company's national station group will enable the Company to reach a significant television audience without payment of carriage fees to cable system operators. In contrast, HSN and QVC distribute their programming via cable under carriage agreements pursuant to which they pay significant fees. During 1996 and 1995, HSN paid cable operators an aggregate of approximately $74 million and $84 million, respectively, for carriage of its programming.

  Favorable Supplier Arrangements and Low Cost Operations. The Company believes its supplier arrangements and low cost structure should enable it to operate profitably while continuing to offer savings to its customers of up to 30% to 50% over its principal competitors. The Company's "ZERO INVENTORY" policy, under which it maintains no inventory of merchandise sold on its programming, enables it to pay 50% of the cost of all merchandise sold on its programming to suppliers within one day of delivery. As a result, the Company's suppliers offer merchandise to the Company at substantially lower prices than those available to the Company's competitors and have agreed to accept all returns from the Company's customers within 30 days. This enables the Company to operate without incurring significant costs associated with warehousing, distributing and managing inventory. The Company believes that it will be difficult for its current competitors to implement similar supply arrangements because those competitors incur significantly higher overhead expenses and working capital requirements than the Company in connection with warehousing, distributing and managing inventory, which would likely preclude such competitors from paying suppliers 50% of the cost of merchandise within one day of delivery.

  Low-Priced, High-Quality Merchandise. Industry data demonstrates that price is a key factor affecting home-shopping sales. Due to favorable supplier arrangements and low cost structure, the Company is able to offer high-quality merchandise that is comparable to that of its home-shopping competitors at prices that are up to 30% to 50% lower.

  Strategic Relationships. According to industry research, sales attributable to jewelry range from approximately 40% to 70% of a home-shopping company's aggregate sales. Through family members of the co-founder, Chairman and Chief Executive Officer of the Company, GBS enjoys strategic relationships with many of its jewelry and some of its memorabilia suppliers. The Company believes that these relationships will provide an advantage to the Company in terms of merchandise variety, quality control and price.

  Flexible Payment Terms. The Company offers extended payment terms that permit a customer to pay for a product in up to 12 monthly installments using any major credit card or the Company's own credit card. The Company believes that the availability of these flexible payment terms should enable it to compete effectively for home-shopping sales.

  Multiple Distribution Channels. Through a combination of innovative programming, interactive information services, print media and online access, the Company believes it can increase sales per television household by increasing active and repeat customers. In areas where interactive television is available, the Company's interactive shopping database will work in concert with its televised programming and will allow consumers to access additional information regarding any merchandise displayed on the Company's televised programming. The Company also plans to distribute a print catalogue highlighting products presented on its televised program. The Company maintains a web site on the internet where customers are able to view and obtain information regarding its products and to place orders. In addition, the Company distributes a video, or "electronic catalogue," highlighting its most popular products.

  Full-Time Broadcast. Industry research indicates that, to be successful, a home-shopping company must distribute its programming to at least 20 million television households 24 hours a day, seven days a week. Following the Acquisitions, approximately 30 million over-the-air homes will receive the Company's programming on a full-time basis.

  Satellite Access. The Company is party to an agreement with GE Americom which provides the Company access until December 31, 2004 to a preemptible transponder on Satcom C-4. Satcom C-4 is one of four primary satellites from which cable operators receive their programming. Pursuant to the agreement with GE Americom, the Company has purchased unusual transponder protection, which the Company believes should enable it to distribute its programming continuously to all home satellite dishes in the United States and to all of its television stations for retransmission over-the-air and to cable operators that carry the Company's programming.

  International Expansion. The Company intends to market its products in international markets, particularly in Asia and Europe where the success of electronic retailers such as FujiSankei TV indicate that demand exists for home-shopping. The Company's distribution methods in international markets are expected to be similar to those utilized in the United States, and the Company intends to pursue joint ventures and other strategic partnerships to increase international sales.

  Strong Capitalization. Upon consummation of the Offerings, the Company will have raised at least $300.0 million of equity capital and $270.0 million of long-term debt and, on a pro forma basis, as of December 31, 1996, the Company's ratio of debt to equity would have been approximately 0.90 to 1.00.

INDUSTRY OVERVIEW

  U.S. Television Industry

  Commercial television broadcasting began in the United States on a regular basis in the 1940s over channels in the very high frequency ("VHF") broadcast band (Channels 2-13). Television channels were later allocated by the FCC in the ultra high frequency ("UHF") broadcast band (Channels 14-83). In subsequent actions, the FCC reallocated Channels 70-83 to nonbroadcast services.

  All television stations in the United States are grouped by Nielsen, a national audience measuring service, into approximately 210 generally recognized television markets that are ranked in size according to various formulae based upon actual or potential audience. Each designated market area, or DMA, is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of the percentage of the total potential audience in the market viewing a station (the station's "rating") and of the percentage of television households actually viewing the station (the station's "share").

  Although VHF and UHF stations are located in the same market, UHF television stations have suffered competitive disadvantages in the past. These disadvantages stemmed from the lack of any regulatory requirement prior to 1962 that television receivers have the capacity to receive Channels 14-83. As a result, there was insufficient quality programming available for UHF stations. The Company believes that these historical disadvantages have been ameliorated, to some extent, by advances in technology, liberalization of government regulation and increased availability of network programming, although UHF stations often continue to suffer from an inferior broadcast signal due to the increased power necessary to achieve the same signal quality as that of VHF stations.

  The requirement that television tuners receive UHF signals, coupled with improvements in the capacity of television receiver designs, has removed many of the technical impediments to consumers receiving over-the-air UHF station broadcast signals. The recent increase in programming available for UHF television stations, particularly through the new Fox Television Network, the United Paramount Network and the Warner Brothers Network, also has increased the commercial viability of UHF stations. Further, the carriage of UHF stations on cable systems (through exercise of a station's "must-carry" rights or retransmission consent) has partially overcome the weakness of UHF television stations' broadcast signals.

  The relaxation of government regulation also has improved the competitive position of UHF television stations and has made the Company's acquisition strategy possible. First, in 1984 the FCC deregulated the level of commercial matter permissible on UHF television stations. As a result, television stations are now able to broadcast home-shopping formats that are almost entirely commercial matter. Second, under the recently enacted Telecom Act, it is now permissible for a group UHF owner to have stations that reach as much as 70% of the national audience. This was accomplished by Congress' elimination of the restriction on the number of television stations that any single party could own, operate, control or otherwise have an interest in throughout the country. Furthermore, the Telecom Act eliminated the FCC rule that limited the national audience reach of any single broadcaster to 25% and replaced it with a national audience reach standard of 35%. The Telecom Act did not change the FCC rule that discounts the audience reach of UHF television stations by 50% (thus, permitting UHF group owners to reach up to 70% of the national audience). The FCC has stated that it will review the UHF discount in its biennial review of ownership rules in 1998. The Telecom Act also authorized the FCC to consider relaxing its current prohibition against owning more than one television station in a market (the "duopoly rule"). The FCC is currently considering whether to eliminate the duopoly rule.

  Home-Shopping

  Home-shopping involves the sale of merchandise through dedicated television channels and blocks of television programming that reach consumers via broadcast television, cable television or satellite dish. The home-shopping industry has experienced strong growth since its inception in 1982 and aggregate revenues for the industry have grown steadily from approximately $4.0 million in 1983 to over $3.0 billion in 1996, representing a compound annual growth rate of approximately 66%. Today, the industry is dominated by two competitors--HSN and QVC--whose combined sales represented approximately 95% of the industry's 1996 revenues.

  Customer Purchase Patterns

  The typical home-shopping customer is a 45 to 50 year old female with a median annual household income of $45,000 to $50,000. Jewelry comprises the largest product category for both first-time and repeat buyers. According to industry research, jewelry ranges from approximately 40% to 70% of a home-shopping company's aggregate sales. As a customer becomes accustomed to buying from television, the customer may move on to purchase electronics, then collectibles, followed by clothing. Industry data also demonstrates that price is a key factor affecting sales to consumers by home-shopping companies.

THE COMPANY'S STATIONS AND THEIR MARKETS

  HSN and QVC distribute home-shopping programming on a full-time basis in substantially all of the markets in which the Company currently owns stations or plans to acquire stations in the Acquisitions. In some of the markets discussed below, there are also smaller competitors that distribute home-shopping programming on a full-time or part-time basis.

OWNED STATIONS

  The following is a description of the television stations that the Company expects to own as of [March 15,] 1997 and the markets in which they operate.

  San Francisco, California

  The Company operates    , on Channel   in    , California. The San
Francisco-Oakland-San Jose television market is the fifth largest in the United States, serving over 6.3 million people and approximately 2.3 million television households. The station's signal covers 2.2 million television households. Seventy percent of the San Francisco television households subscribe to cable. Located on Mount Sutro, the station's transmitter operates with 5,000 kilowatts of power at an average height above terrain of 1,444 feet. Mount Sutro, the highest point in San Francisco, is the city's most desirable transmitter location and is not currently accepting new antennae. In addition, the Mount Sutro antennae co-operative is presently upgrading all Mount Sutro signals, for which the Company will pay an additional $2,400 per year in fees. The signal upgrade, if undertaken by the Company, would have cost between $10 million and $20 million. San Francisco Bay Area residents earn on average approximately $57,000 per household.

  Raleigh-Durham, North Carolina

  The Company operates    , Channel   in    , North Carolina, which serves the
Raleigh-Durham television market. The Raleigh-Durham television market is the 29th largest in the United States and is comprised of two million people and nearly 800,000 total television households. Raleigh-Durham's cable penetration rate is 61%. The station's signal reaches approximately 700,000 television households. The station transmits using 1,236 kilowatts of power and an antenna that is 1,245 feet above average terrain. The average annual income in Raleigh-Durham is over $40,000 per year.

PENDING ACQUISITIONS

  The following is a description of the television stations to be acquired by the Company in the Acquisitions and the markets in which they will operate.

  New York, New York

  The Company plans to acquire    , Channel  , in the New York City
metropolitan area, the largest market in the United States. The New York City metropolitan area is home to nearly 18 million people and seven million television households. The New York City metropolitan area's cable penetration rate is 68%. The station's over-the-air signal covers over 1.5 million television households. The New York City metropolitan market has an average per household income of over $61,000 per year.

  Los Angeles, California

  The Company plans to acquire    , which operates on Channel   in    ,
California. The station's signal reaches over 3.6 million television households. With its 3,134 kilowatt transmitter located 24 miles southwest of
   , the station provides over-the-air television service to the rapidly-growing communities of the Antelope Valley and the San Bernardino-Riverside region, as well as the communities on the eastern end of the San Gabriel Valley.

  Los Angeles, California

  The Company plans to acquire     on Channel   in     , California, which
began operations in August 1993. The metropolitan Los Angeles television market is the second largest in the United States with over 15 million people and nearly five million television households. The station's signal reaches approximately 4.7 million television households. In light of the relatively low level of cable penetration in the Los Angeles market (only 60%) as compared to many other large markets, such as New York, Philadelphia, San Francisco-Oakland-San Jose and Boston (which all have cable penetration of upwards of 70%), more television viewers in the Los Angeles market rely on over-the-air television than viewers in other markets. The station, with 3,770 kilowatts of power and a 2,372 foot antennae, is well positioned to take advantage of this reliance on over-the-air broadcasts. The station's transmitter site is centrally located near Claremont and, with state-of-the art facilities in Burbank, broadcasts the station's programming over all of the major population centers of the entire Los Angeles basin in Los Angeles, Orange, San Bernadino, Riverside and Ventura counties. In addition, the station's facilities were upgraded recently to incorporate many new advanced digital services and technologies. Average household income in Los Angeles is over $52,000 per year.


  Los Angeles, California

  The Company plans to acquire    , which operates on Channel   in    ,
California. The station's signal reaches nearly 1.3 million television
households. With its 4,575 kilowatt transmitter located east of    , the
station provides over-the-air television service to Ventura County, most of Los Angeles County and the city of Santa Barbara.

  Chicago, Illinois

  The Company plans to acquire    , which operates on Channel   in    ,
Indiana and serves the Chicago, Illinois television market. The greater Chicago television market is the third largest in the United States, serving
8.6 million people and approximately 3.1 million television households. With 5,000 kilowatts of power, a 479 foot antenna and a transmitter site near the south side of Chicago, the station's signal reaches 2.5 million television households. Similar to Los Angeles, Chicago enjoys a relatively low cable penetration rate of 59% and, therefore, is relatively dependent on over-the-air television signals. Chicago residents currently have an average annual household income of over $55,000.

  Philadelphia, Pennsylvania

  The Company plans to acquire    , which operates on Channel   in    , New
Jersey and serves the Philadelphia television market. Comprising over 7.2 million people and more than 2.6 million television households, the Philadelphia DMA is the fourth largest in the United States. Philadelphia's cable penetration rate is 78%. The station's signal reaches beyond the Philadelphia DMA to nearly 2.8 million television households. The station transmits from within the Philadelphia city-limits using 2,340 kilowatts of power and a 1,100 foot antenna. Philadelphia households earn, on average, nearly $53,000 per year.

  Boston, Massachusetts

  The Company plans to acquire    , Channel   in    , New Hampshire, which
serves the Boston, Massachusetts television market. Boston is the sixth largest DMA in the United States, with a population of over 5.7 million people and 2.1 million television households. The station's signal reaches approximately 2.0 million television households. The Boston market is unusual in that is has a relatively high cable penetration rate of 77%. Boston's average annual household income is over $55,000 per year.

  Raleigh-Durham, North Carolina

  The Company plans to acquire    , Channel   in    , North Carolina, which,
though serving the Raleigh-Durham television market, does not broadcast its signal to Raleigh or Durham. The station's signal reaches nearly 300,000
television households. The station broadcasts from southwest of    , using 339
kilowatts of power from a height of 850 feet.

  Dallas-Ft. Worth, Texas

  The Company plans to acquire    , Channel  , which serves the Dallas-Ft.
Worth market. The Dallas-Ft. Worth market is the eighth largest in the United States with over 1.8 million television households. The station's signal
reaches approximately     million television households. Dallas-Ft. Worth,
like the Houston market, has a relatively low cable penetration rate of 51%. Average household income in Dallas-Ft. Worth is approximately $51,000 per year.

  Detroit, Michigan

  The Company plans to acquire    , Channel   in    , Michigan which serves
the Detroit market. The Detroit market is the sixth largest in the United States with a population of nearly 4.8 million people and over 1.7 million
television households. The station is located in    , which is west of
Detroit, and over 2.2 million television households receive the station's signal. Detroit's cable penetration rate is 65%. Average annual household income in Detroit exceeds $51,000 per year.

  Houston, Texas

  The Company plans to acquire    , Channel   in    , Texas which will serve
the Houston market. The station is newly licensed and began operations in November 1993. The Houston television market is the 11th largest in the United States with approximately 4.5 million people and nearly 1.6 million television households. The station broadcasts its over-the-air signal to over 1.5 million television households in the greater Houston area. The Houston market is unusual in that, of the 10 television markets that are larger, each one, with the exception of Dallas-Ft. Worth, has a cable penetration rate that is significantly higher than the 55% cable penetration rate in the Houston market. As a result, more viewers in the Houston area rely on a station's over-the-air broadcast signal than in other larger markets. Average annual household income in Houston is approximately $50,000.

  Seattle, Washington

  The Company plans to acquire     Channel   in    , Washington. The Seattle-
Tacoma television market is the 12th largest in the United States, encompassing approximately four million people and 1.5 million television households. The cable penetration rate is 71%. The station holds an FCC permit to construct a transmitter using 5,000 kilowatts of power and an antenna height of 1,289 feet above average terrain. Seattle-Tacoma's average household income is approximately $49,000.

  Denver, Colorado

  The Company plans to acquire    , Channel   in Denver, Colorado. The Denver
television market is comprised of 2.9 million people and 1.2 million television households, making it the 18th largest television market in the United States. The station's signal covers approximately 700,000 television households in Denver and the surrounding suburbs of Englewood, Boulder, Aurora and Golden. The Denver area has a relatively low cable penetration rate of 61%. The station, which has been operating since 1987, transmits from within Denver using 5,000 kilowatts of power and a 315 foot antenna. Denver has an average household income of over $46,000.

  St. Louis, Missouri

  The Company plans to acquire    , Channel   in    , Illinois which serves
the greater St. Louis area. The St. Louis television market is the 20th largest in the United States, serving 3.0 million people and 1.1 million television households. Transmitting from a site south of St. Louis with 5,000 kilowatts of power and an antenna 1,132 feet above average terrain, the station's signal reaches approximately one million television households. At 51%, St. Louis has the third lowest cable penetration rate, along with Dallas-Ft. Worth and Minneapolis-St.Paul, among the top 50 television markets. St. Louis has an average annual household income of approximately $46,000.

  Nashville, Tennessee

  The Company plans to acquire    , Channel   in    , Tennessee, which serves
the Nashville, Tennessee television market. Over 2.0 million people and approximately 766,000 television households form the Nashville television market, making it the 33rd largest in the United States. Nashville's cable penetration rate is 61%. The station began broadcasting in 1988 and currently transmits from a site three miles south of Lebanon using 2,250 kilowatts of power and an antenna with an average height above terrain of 528 feet. Nashville has an average household income of approximately $42,000.

  Louisville, Kentucky

  The Company plans to acquire , Channel in , Louisville, which serves the Louisville market. Louisville is the 50th largest DMA in the United States, with 1.4 million people and over 500,000 television households. The station broadcasts over-the-air to approximately 218,000 television households in the Louisville market. With a cable penetration rate of 65%, the Louisville market is consistent with the national rate. Louisville has an average annual household income of approximately $41,500.

  Mobile, Alabama

  The Company plans to acquire    , which operates on Channel   in    ,
Alabama and serves the    , Alabama-Pensacola, Florida television market. The
Mobile-Pensacola television market contains 1.1 million people and 436,000 television households, making it the 61st largest market in the United States. The station's signal reaches approximately 475,000 television households. Seventy percent of Mobile households subscribe to cable. The station transmits
from a site roughly halfway between     and     using 4,335 kilowatts of power
and an antenna 1,428 feet above average terrain. Mobile has an average annual household income of $38,000.

  Knoxville, Tennessee

  The Company plans to acquire    , Channel   in    , Tennessee, which serves
the Knoxville, Tennessee television market. Knoxville is home to 1.1 million people and over 400,000 television households, the Knoxville television market is the 62nd largest in the United States. The station's grade B signal extends to the outskirts of Knoxville and covers 154,500 television households. Cable penetration in the Knoxville market is 66%. The station transmits from roughly 30 miles northwest of Knoxville using 20 kilowatts of power at an average height above terrain of 1,296 feet. Knoxville's average annual household income is just over $37,000.

SUPPLIER ARRANGEMENTS, DISTRIBUTION AND PRODUCTS

  Supplier Arrangements. The Company has implemented a "ZERO INVENTORY" policy under which the Company maintains no inventory of merchandise sold on its programs. Because the Company maintains no inventory, its liquidity is improved and, as a result, it is able to pay its suppliers 50% of the cost of merchandise on the date the merchandise is shipped to the Company's customer or received by the Company, with the balance paid within 45 days. In contrast, the Company's competitors generally pay for merchandise between 30 and 180 days after receipt. The payment terms offered by the Company result in greater purchasing flexibility for the Company's suppliers and enable them to purchase goods at reduced prices. As a result, the Company is able to negotiate more favorable purchase prices for merchandise from its suppliers and to offer that merchandise to its customers at prices that are up to 30% to 50% below those of its principal competitors. Furthermore, because of these payment terms the Company's suppliers have agreed to accept all returns from the Company's customers within 30 days. These supplier arrangements enable the Company to operate with lower product costs and lower cost of capital due to inventory financing needs and without costs associated with the warehousing and storage of inventory (e.g., lease expense and/or depreciation of owned warehouses, labor and general and administrative costs associated with inventory maintenance and tracking).

  Distribution. The Company's suppliers ship all products within 24 to 72 hours of receipt of a purchase order. Suppliers have the option to "drop ship" products directly to the customer or to ship the product to the Company for subsequent distribution by the Company to its customers. Larger suppliers generally opt to "drop-ship" products, while smaller manufacturers rely on the Company for delivery to the customer. Each item shipped is packaged in a separate item box and jewelry is packaged in a jewelry box similar to standard retail. All deliveries are prepaid; no CODs are utilized. Products are generally delivered by United Parcel Service, however, based upon the value of a product, expedited shipping (next day and second day) is available. For an additional charge, a customer may have most other products shipped overnight by Federal Express or United Parcel Service.

  Low-Priced, High-Quality Products. The Company currently offers a wide variety of low-price, high-quality brand name and non-branded jewelry, collectibles, health and beauty products, fitness equipment, electronics and fashion merchandise. The Company is able to offer a wide variety of products to consumers and to change products frequently because of the Company's "ZERO INVENTORY" policy. Through family members of the co-founder, Chairman and Chief Executive Officer of the Company, the Company enjoys strategic relationships with many of its jewelry suppliers, all of whom are located in New York's "diamond district," and some of its memorabilia suppliers. The Company is not dependent upon any one particular supplier for any significant portion of its merchandise. One of the Company's strategies is to have products manufactured to its specifications or designed exclusively for sale by the Company. In addition, the Company intends to continue introducing new products and product lines. For example, the Company is currently negotiating with major designers to carry brand-name clothing at discounted prices. For the year ended December 31, 1996, jewelry, collectibles, health and beauty products, fitness equipment and other miscellaneous items accounted for approximately 72%, 16%, 4%, 3% and 5%, respectively, of the Company's net sales.

MARKETING

  In addition to offering low-priced, high-quality products, the Company employs a variety of interrelated techniques for marketing its products sold on the air.

  Flexible Payment Terms. The Company offers extended payment terms that permit a customer to pay for a product in up to 12 monthly installments using any major credit card or the Company's own credit card. Publicly available data regarding the operations of other electronic retailers indicate that electronic retailing customers will elect to take advantage of credit card or "flexible payment" plans with respect to as much as 40% of an electronic retailer's aggregate sales. The Company offers customers its flexible payment plan option on most items. When the installment payment plan is selected by the customer, the first payment is billed to the customer's credit card immediately. The customer's credit card is subsequently billed up to 11 additional monthly installments until the total purchase price of the product has been received by the Company. The accounts receivable from the Company's "flexible payment" plan are purchased with recourse and serviced pursuant to the Company's factoring arrangements by an unrelated third party. See "Description of Indebtedness and Factoring Arrangements."

  GBS Catalog and Club Membership. The Company distributes a catalog to customers up to four times per year. The catalog displays products that may be ordered by telephone or mail, lists a program guide showing the schedule of upcoming segments and features articles on GBS show hosts and other employees. In addition, the Company offers customers free club memberships which entitle customers to special discounts and services. Club members complete questionnaires that enable the Company to develop customer profiles with respect to, among other things, buying history and product interest. GBS believes that this information will enable it to more effectively market its products.

  Games and Promotion. During regular and special program segments, in addition to displaying and describing products, show hosts engage in "on the air" telephone conversations with viewers and describe and display products while giving suggestions for usage. From time to time such callers are selected to play games in order to win merchandise credits or "Shopping Dollars." The Company also offers trip giveaways linked to various themed programming. Each month the Company selects a "Beauty Buyer of the Month" based on letters to the show and beauty product purchases. The grand prize winner is awarded a weekend in New York for a complete beauty makeover by a co-host of the Company's beauty segment programming. In addition, from time to time, the Company awards compact discs and T-shirts to program viewers who write to the show. The Company believes that "on-air" conversations and games increase viewer interest in its programming in a cost efficient manner.

  Program Segments. The Company's program schedule consists of both one-hour and multi-hour program segments during which merchandise fitting within the theme of the program segment is displayed, described and demonstrated by a show host. Each program segment has a theme devoted to a particular category of product or lifestyle, such as Beauty Basics, Global Beauty, Hollywood Collectibles, Golden Friday, Healthy Cooking and Home Life. From time to time, GBS broadcasts special program segments devoted to merchandise associated with a particular celebrity, geographical region or seasonal interest, such as the Chinese New Year, Mardi Gras and Valentine's Day. GBS informs its viewers of the schedule for particular program segments by publishing a weekly schedule, as well as with cable guide listings and on-air announcements. By providing viewers with a weekly schedule, GBS allows viewers to tune in during program segments of particular interest to them. The weekly schedule also allows viewers the option of videotaping GBS program segments for viewing and shopping at a more convenient time, during which customers may order any item still available.

  Special Pricing. GBS offers special price reductions which provide customers with additional savings. Special price reductions are offered in conjunction with certain themes such as a "Special of the Day" whereby one item is offered throughout the day at a reduced price for that day only or an "Anniversary" whereby a discount is offered on the anniversary of the date an item was first displayed on the show. In addition, the Company promotes its products from time to time by offering "two for the price of one" and gifts with purchases over a specified dollar amount. The Company believes that promotions based on price will increase the appeal of its programming and encourage customers to place orders.

PROGRAMMING

  The Company's programming is designed to create a friendly sales environment. A schedule of the Company's current weekly programming is set forth on the inside back cover page of this Prospectus. The Company utilizes a number of sets and props to create settings in keeping with the themes of the various segments. The results of other electronic retailers indicate that consumers need a reasonable time to make purchase decisions. Therefore, the Company typically displays only one product at a time and usually no more than 10 products per hour. The show host describes the use, quality, features and price of the product. Show host dialogue is relaxed and attempts to avoid high-pressure sales tactics. While the product is being displayed, the product's purchase price is displayed. From time to time, an introductory or special price may be displayed. The shipping and handling charges are also shown. Viewers place orders to purchase merchandise by calling a toll-free telephone number. Each person placing an order with the Company is given a membership number as is each person requesting such a number. Membership numbers are used to speed order-taking and perform credit checks.

  Typically, less than 10% of all home-shopping viewers actually purchase merchandise. The Company's goal is to increase its active customers, in part, through innovative programming and interactive information services. The Company intends to broadcast alternative programming that has proven successful when utilized by competitors. In areas where interactive television is available, the Company's interactive shopping database will work in concert with its televised programming and will allow consumers to access additional information regarding any merchandise displayed on the Company's televised programming.

ORDER ENTRY AND DATA PROCESSING

  The Company has installed a state-of-the-art telephone system that is currently capable of handling over 50,000 calls per day. Through the Company's total order processing system ("TOPS"), telemarketers have easy access to information about products and customers' purchase patterns and item preferences to assist them in making sales. When a call is placed to the Company, the customer's profile is activated through a membership number or the caller's telephone number. Telemarketers can access the customer's buying habits and suggest other purchases which may compliment a previous order. In the event that the number of calls at any given time exceeds the system's volume capacity, the system automatically reroutes calls to one of two overflow facilities. In addition, customers have the option, via touch tone phone, of ordering items at any time without speaking to an operator and of checking on open orders, product availability and future show and item schedules.

  TOPS interfaces with all areas of the Company's operations and all personnel. The Company believes that TOPS enhances marketing and sales by providing lines of communications at all levels of operations. The input from approximately 28 order entry and customer service terminals in the Company's New York City facilities is processed by TOPS. Purchasing, receiving, order fulfillment and financial reporting functions are also performed by TOPS. Information can be accessed quickly and easily. Management believes that the Company's telephone system and TOPS computer system are each capable of handling anticipated growth of the Company with minor, if any, modifications.

GBS PROGRAM TRANSMISSION

  The Company's programming originates from Chelsea Television Studios, a New York production facility whose current clients include CNBC and The Maury Povich Show. Pursuant to a written agreement, the Company uses the studio and technical facilities of Chelsea Television Studios to produce the Company's programming. By means of the "uplink" facility at Chelsea Television Studios, the Company's programming is transmitted to Satcom C-4, one of four primary satellites from which cable operators receive their programming. From Satcom C-4, the Company transmits its programming to home satellite dishes throughout the United States and to the Company's television stations for broadcast to viewers over-the-air and for retransmission to local cable system operators.

FEDERAL REGULATIONS AND NEW TECHNOLOGIES

  Existing Regulation. Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act. The Communications Act prohibits the operation of television broadcast stations except under a license issued by the FCC and empowers the FCC, among other things, to issue, revoke, renew and modify broadcast licenses, determine the locations of stations, regulate the equipment used by stations, approve changes in the ownership and control of a television station's licensee, adopt regulations to carry out the provisions of the Communications Act (such as ownership, operation and employment practices of television stations) and impose penalties for violation of such regulations. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC.

  License Grant and Renewal. Existing television broadcast licenses generally have a term of five years. The Telecom Act recently extended the period for which licenses may be granted or renewed from five years to eight years, but licenses may be renewed for a shorter period upon a finding by the FCC that the "public interest, convenience, and necessity" would be served thereby. The recently enacted Telecom Act amends the Communications Act by requiring a broadcast license to be renewed if the FCC finds that (i) the station has served the public interest, convenience and necessity; (ii) there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee; and (iii) there have been no other violations which, taken together, would constitute a pattern of abuse. At the time an application is made for renewal of a television license, parties in interest may file petitions to deny renewal, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. If the FCC finds that the licensee has failed to meet the above-mentioned requirements, it could deny the renewal application or grant a conditional approval, including renewal for a lesser term. The FCC will not consider competing applications contemporaneously with a renewal application. Only after denying a renewal application can the FCC accept and consider competing applications for the license. In substantially all cases broadcast licenses are renewed by the FCC even when petitions to deny or competing applications are filed against broadcast license renewal applications. The Company is not aware of any facts or circumstances that could prevent the renewal of the licenses for its stations or those to be acquired in the Acquisitions at the end of their respective license terms.

  Multiple Ownership Restrictions. Currently, the FCC has rules that limit the ability of individuals and entities to own or have an ownership interest above a certain level (an "attributable" interest, as defined more fully below) in broadcast stations, as well as other mass media entities. The current rules limit the number of radio and television stations that may be owned both on a national and a local basis. On a national basis, a single entity may hold "attributable interests" in an unlimited number of U.S. television stations provided that those stations operate in markets containing cumulatively no more than 35% of the television homes in the U.S. For this purpose, only 50% of the television households in a market are counted toward the 35% national audience reach limitation if the owned station is a UHF station (as are nearly all of the Company's television stations).

  On a local basis, FCC rules currently allow an individual or entity to have an attributable interest in only one television station in a market. In addition, FCC rules generally prohibit an individual or entity from having an attributable interests in both a television station and either a radio station, daily newspaper or cable television system that is located in the same local market served by the television station. Proposals currently before the FCC could substantially alter these standards. For example, the Telecom Act directs the FCC to conduct a rulemaking proceeding to determine whether restricting ownership of more than one television station in the same area should be retained, modified or eliminated. It is the intent of Congress that if the FCC revises the multiple ownership rules, it should permit co-located VHF/VHF combinations only in compelling circumstances, where competition and diversity will not be harmed. To comply with this directive, the FCC recently initiated a rulemaking proceeding in which it suggested narrowing the geographic scope of the local television cross-ownership rule (the "duopoly rule") from Grade B to Grade A contours so long as both stations are in different local DMA markets. The Telecom Act also required the FCC to initiate a rulemaking proceeding to expand the exception to its "one-to-a-market" rule so that a single entity may own television and radio stations in the same market if the market contains at least 30 independent radio and television "voices." The FCC recently proposed that the one-to-a-market waiver policy be extended to the top 50 markets and possibly to smaller markets if the market contains more than 30 independent voices. In this rulemaking proceeding, the FCC also has proposed to count local marketing agreements (operating agreements in which the station owners contract with another entity to operate or program a certain amount of time for the station ("LMAs")), as attributable to the owner if the LMA covers more than 15% of the station's weekly time. The Telecom Act also directs the FCC to revise its rules to permit cross-ownership interests between a broadcast network and a cable system. The Telecom Act further authorizes the FCC to consider revising its rules to permit common ownership of co-located broadcast stations and cable systems.

  Expansion of the Company's broadcast operations in particular areas and nationwide will continue to be subject to the FCC's ownership rules and any changes the FCC or Congress may adopt. Any relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, particularly to the extent that the Company's competitors may have greater resources and thereby be in a better position to capitalize on such changes.

  Under the FCC's ownership rules, a direct or indirect purchaser of certain types of securities of the Company could violate FCC regulations if that purchaser owned or acquired an "attributable" or "meaningful" interest in other media properties in the same areas as stations owned by the Company or in a manner otherwise prohibited by the FCC. All officers and directors of a licensee, as well as general partners, uninsulated limited partners and stockholders or other individuals (such as trustees) who own or vote five percent or more of the voting power of the outstanding common stock of a licensee (either directly or indirectly), generally will be deemed to have an "attributable" interest in the licensee. Certain institutional investors which exert no control or influence over a licensee may own up to 10% of the voting power of the outstanding common stock before attribution occurs. Under current FCC regulations, debt instruments, non-voting stock, certain limited partnership interests (provided the licensee certifies that the limited partners are not "materially involved" in the management and operation of the subject media property) and voting stock held by minority stockholders in cases in which there is a single majority stockholder generally are not subject to attribution.

  The FCC's cross-interest policy, which precludes an individual or entity from having a "meaningful" (even though not "attributable") interest in one media property and an "attributable" interest in a broadcast, cable or newspaper property in the same area, may be invoked in certain circumstances to reach interests not expressly covered by the multiple ownership rules. Neither the Company nor, to the best of the Company's knowledge, any officer, director or shareholder of the Company holds an interest in another radio or television station, cable television system or daily newspaper that is inconsistent with the FCC's ownership rules and policies.

  In January 1995, the FCC released a notice of proposed rulemaking designed to permit a "thorough review of [its] broadcast media attribution rules." Among the issues on which the FCC sought comment were: (i) whether to change the voting stock attribution benchmarks from five percent to 10% and, for passive investors, from 10% to 20%; (ii) whether there are any circumstances in which non-voting stock interests, which are currently considered non-attributable, should be considered attributable; (iii) whether the FCC should eliminate its single majority shareholder exception (pursuant to which voting interests in excess of five percent are not considered cognizable if a single majority shareholder owns more than 50% of the voting power); (iv) whether to relax insulation standards for business development companies and other widely-held limited partnerships; (v) how to treat limited liability companies and other new business forms for attribution purposes; (vi) whether to eliminate or codify the cross-interest policy; and (vii) whether to adopt a new policy which would consider whether multiple "cross interests" or other significant business relationships (such as time brokerage agreements, debt relationships or holdings of nonattributable interests), which individually do not raise concerns, raise issues with respect to diversity and competition. In light of Congress' enactment of the Telecom Act, the FCC, in December 1996, issued a further notice in this proceeding to determine what, if any, impact the Telecom Act's relaxation of ownership rules should have on its attribution proceeding.

  No officer, director or five percent stockholder of the Company currently holds an interest in another television station, radio station, cable television system or daily newspaper that is inconsistent with the FCC's ownership rules and policies or with ownership by the Company of its stations.

  Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities or individuals to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-U.S. citizens, representatives of non-U.S. citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-U.S. citizens, collectively, may directly or indirectly own or vote up to 20% of the capital stock of a licensee. However, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-U.S. citizens or their representatives or by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The Company, therefore, may be restricted from having more than one-fourth of its stock owned or voted directly or indirectly by non-U.S. citizens, foreign governments, representatives of non-U.S. citizens or foreign governments, or foreign corporations. One holder of the Class B Common Stock, who owns and votes less than 3% of the outstanding Common Stock (less than 2% after the Offerings), is a non-U.S. citizen.

  Programming and Operations. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. Broadcast station licensees, however, continue to be required to present programming that is responsive to local community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates license renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identification, the advertisements of contests and lotteries, programming directed to children, obscene and indecent broadcasts and technical operations, including limits on radio frequency radiation. In addition, most broadcast licensees, including the Company's licensees, must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application.

  The Cable Act. The Cable Act requires each television broadcaster to make an election to exercise either certain "must carry" or, alternatively, "retransmission consent" rights in connection with their carriage by cable systems in the station's local market. If a broadcaster chooses to exercise its "must carry" rights, it may demand carriage on a specified channel on cable systems within its DMA. "Must carry" rights are not absolute, and their exercise is dependent on variables such as the number of activated channels on, and the location and size of, the cable system and the amount of duplicative programming on a broadcast station. Under certain circumstances, a cable system may decline carriage of a given station. If a broadcaster chooses to exercise its retransmission consent rights, it may prohibit cable systems from carrying its signal, or permit carriage under a negotiated compensation arrangement. The FCC's "must carry" requirements provide all broadcast stations, every three years, can elect either "must carry" or retransmission consent status. The last election was made by October 1, 1996 and took effect on January 1, 1997 and last until December 31, 1999. All of the Company's television stations have elected "must carry" status.

  On April 8, 1993, a special three-judge panel of the U.S. District Court for the District of Columbia upheld the constitutionality of the "must carry" provisions of the Cable Act. However, on June 27, 1994, the United States Supreme Court in a 5-4 decision vacated the lower court's judgment and remanded the case to the District Court for further proceedings. The Supreme Court found the "must carry" rules to be content neutral and supported by legitimate governmental interests under appropriate constitutional First Amendment standards; however, it also found that genuine issues of material fact still remained that must be resolved in a more detailed evidentiary record. On December 12, 1995, the United States District Court for the District of Columbia, in a 2 to 1 decision, upheld the "must carry" requirements compelling cable systems to carry broadcast signals. The cable industry appealed the decision to the Supreme Court and the Supreme Court heard oral argument in October 1996. A final decision on the constitutionality of "must carry" is expected by June 1997.

  Digital Television. The FCC has proposed the adoption of rules for implementing DTV service in the United States. Implementation of DTV is expected to improve the technical quality of television signals receivable by viewers and to provide broadcasters the flexibility to offer new services, including high definition television ("HDTV"), simultaneous broadcasting of multiple programs of SDTV and data broadcasting. The expected benefits of DTV are further enhanced with the advent of digital channel compression, which will expand channel capacity, thereby providing more channel space for shopping on demand services. In addition, the FCC recently adopted a standard for the transmission of digital television that is anticipated to provide certainty to broadcasters, equipment manufacturers and consumers so that the benefits of digital broadcasting can be realized.

  The FCC also must adopt DTV service rules and a table of DTV allotments before broadcasters can provide the services enabled by new digital technology. To this end, on August 9, 1995, the FCC released a Fourth Further Notice of Proposed Rulemaking that invited comment on a broad range of issues related to the implementation of DTV. The FCC proposed that broadcasters be allowed greater flexibility in responding to market demand by transmitting a mix of HDTV, SDTV and perhaps other services.

  In addition, on August 14, 1996, the FCC released a Sixth Further Notice of Proposed Rulemaking that proposed a Table of Allotments to allow broadcasters to transition to DTV. The FCC proposed policies for developing the initial DTV allotments, procedures for assigning DTV frequencies, and plan for spectrum recovery. Both of these proceedings are expected to be completed by the end of 1997.

  The Telecom Act directs the FCC, if it issues licenses for DTV, to limit the initial eligibility for such licenses to incumbent broadcast licensees. The Telecom Act also authorizes the FCC to adopt regulations that would permit broadcasters to use such spectrum for ancillary or supplementary services. It is expected that the FCC will assign all existing television licensees a second channel on which to provide DTV simultaneously with their current analog (National Television System Committee or "NTSC") service. It is possible after a period of years that broadcasters would be required to cease NTSC operations, return the NTSC channel to the FCC, and broadcast only with the newer digital technology. Some members of Congress have advocated authorizing the FCC to auction either NTSC or DTV channels; however, the Telecom Act allows the FCC to determine when such licenses will be returned and how to allocate returned spectrum.

  Under certain circumstances, conversion to DTV operations would reduce a station's geographical coverage area but the majority of stations will obtain service areas that match or exceed the limits of existing operations. Due to additional equipment costs, implementation of DTV will impose some near-term financial burdens on television stations providing the service. At the same time, there is a potential for increased revenues to be derived from DTV. Although the Company believes the FCC will authorize DTV in the United States, the Company cannot predict precisely when or under what conditions such authorization might be given, when NTSC operations must cease, or the overall effect the transition to DTV might have on the Company's business.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

  The Company intends to register its trademarks and service marks as they are developed or acquired. The Company intends to vigorously protect such marks and believes that there will be substantial goodwill associated with them. Among these marks, the most important is expected to be the service mark " ." However, the Company believes that the loss of this mark would not have a material adverse effect on its business.

COMPETITION

  The Company operates in an industry dominated by two established competitors--HSN and QVC--both of which are larger than the Company. As a result, the Company competes directly for viewer loyalty. The Company believes that it will compete effectively against its primary competitors by offering its customers a wide range of high quality merchandise at substantial savings with a high degree of convenience and customer service; however, there can be no assurance that new home-shopping competitors will not enter the market or that the Company will be able to compete effectively or maintain or increase revenues or operating profits in the future. The Company also competes with smaller home shopping competitors in some markets and indirectly with mail order companies and many other types of retail outlets, and with new media technologies, such as computer on-line shopping services. In addition, advances in technology such as digital compression could facilitate the creation of additional channel space for televised shopping programs and the formation of new televised shopping competitors.

EMPLOYEES

  As of January 17, 1997, the Company had approximately 159 full-time employees. Upon completion of the Acquisitions, the Company expects to have approximately 450 full-time employees. The Company's employees at its San Francisco, California and Boston, Massachusetts stations are covered by collective bargaining agreements with the National Association of Broadcast Employees and Technicians, the Broadcasting and Cable Television Workers Sector of the Communications Workers of America, AFL-CIO and Local 1228 of the International Brotherhood of Electrical Workers, AFL-CIO, respectively. The collective bargaining agreement with respect to the San Francisco, California station expires in May 1997 and covers three full-time and three part-time master control staff employees. The collective bargaining agreement with respect to the Boston, Massachusetts station expires in August 1997 and covers three full-time and three part-time master control staff employees. The Company considers its employee relations to be good.

PROPERTIES

  The Company leases approximately 5,021 square feet in New York, New York for its corporate offices. The lease expires in July 1997. The Company has an option to extend the term of the lease until July 1999.

  The Company leases approximately 42,000 square feet of space for use as an order entry, customer service and distribution facility in New York, New York. The lease expires in October 2001.

  The Company leases approximately 20,000 square feet of space for use as its programming production facilities in New York, New York. The lease expires in June 1997.

  The Company leases one satellite transponder to transmit GBS's programming. The Company also leases most of its data processing equipment and some of its telecommunications equipment.

LEGAL PROCEEDINGS

  On or about April 19, 1996, an action was commenced against GSN and Rachamin Anatian, the Company's co-founder, Chairman and Chief Executive Officer, in the United States District Court for the Southern District of New York. The complaint alleged, inter alia, claims for relief for breach of an alleged employment agreement, fraud, promissory estoppel, labor law violations and unjust enrichment. The complaint seeks compensatory damages in an amount not less than $20,000,000, punitive damages in an amount not less than $25,000,000 and injunctive relief to compel GSN, among other things, to transfer a one-percent interest in GSN to plaintiff. The action is currently in the discovery phase. The Company believes it has meritorious defenses to the claims in the complaint and intends to vigorously contest the litigation and move for summary judgment following the completion of discovery.

  Other than as described above, the Company is not a party to any pending legal proceeding the resolution of which, the management of the Company believes, would have a material adverse effect on the Company's results of operations or financial condition, or to any other pending legal proceedings other than ordinary, routine litigations incidental to its business.

                                  MANAGEMENT

              DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

  The current directors and executive officers of the Company are as follows:

NAME                          AGE                    POSITION
----                          ---                    --------
Rachamim Anatian.............  41 Director, Chairman and Chief Executive Officer
Barbara Laurence.............  43 Director and President
Mordechai Gal-Oliver.........  45 Director and Chief Operating Officer
Daniel De Wolf, Esq..........  39 Director Designee

DIRECTORS AND EXECUTIVE OFFICERS

  Rachamim Anatian is co-founder, Chairman and Chief Executive Officer of the Company. Mr. Anatian has served as Chief Executive Officer of the Company and GSN since their formation. From 1989 to 1995, Mr. Anatian co-founded and acted as a director of USA Detergents, a publicly traded company listed on NASDAQ under the symbol "USAD," and engaged in real estate investment transactions for his own account.

  Barbara Laurence is co-founder and President of the Company. Ms. Laurence has served as President of the Company and GSN since their formation. She was President of Barbara Laurence Associates, a full service public relations and marketing company, from 1978 to 1994.

  Mordechai Gal-Oliver is a co-founder of the Company and has served as Chief Operating Officer of the Company since January 29, 1997. Prior to joining the Company, Mr. Gal-Oliver served as President of the "Wonderful World" and O.R. production companies in Israel. In addition, from February 1995 to January 1997, Mr. Gal-Oliver acted as executive producer for various live worldwide satellite feed broadcasts.

  Daniel De Wolf, Esq. will be appointed as a Director of GBS prior to the Offerings. He has been a Partner in the law firm of Camhy Karlinsky & Stein LLP since 1994 and is Chairman of the Corporate and Securities Department at such law firm. From 1992 to 1994, Mr. De Wolf was a partner in the law firm of Lacher & Lovell-Taylor. Mr. De Wolf is a Director of Innopet Brands. See "Certain Relationships and Related Transactions."

  The Company intends to appoint two additional independent directors, at least one of which will be appointed prior to the consummation of the Offerings.

  The current key employees of the Company are as follows:

NAME                              AGE                  POSITION
----                              ---                  --------
Kelly Dobbs......................  37 Director of Programming
Allison Kluger...................  31 Executive Producer
Stefanie Gross...................  29 Director of Merchandise
Larry Stacks.....................  33 Director of Management Information Systems

KEY EMPLOYEES

  Kelly Dobbs is the Director of Programming for GBS. From 1994 to 1996, Ms. Dobbs implemented the programming department for Telebroadcasting, an Hispanic Shopping Channel in Latin America based in Miami. During 1994, she served as Product Presenter for the Joan Rivers show, "Can We Shop." From 1991 to 1994, she served as a show host for QVC. Ms. Dobbs has over 6,000 hours of on-air television hosting in electronic retailing and news programming.

  Allison Kluger is the Executive Producer for GBS. From 1994 to 1996, Mrs. Kluger served as Producer and On-Air Host for Q2 Resource Television, an electronic retailing network and division of QVC. From 1987 to 1994, she served as Special Projects Producer Associate and Field Producer for GOOD MORNING AMERICA Television Program, Capital Cities / ABC-TV.

  Stefanie Gross is the Director of Merchandise for the Company. From 1994 to 1996, Ms. Gross served as Senior Buyer of the entertainment division of Q2, a television network division of QVC. From 1992 to 1994, she served as Merchandise Coordinator to Reader's Digest Kids Catalog. From 1991 to 1992, Ms. Gross served as Associate Manager to Gap Kids NY.

  Larry Stacks is the Director of Management Information Systems. From 1989 to 1996, Mr. Stacks served as Director of sales and installations of Artificial Intelligence Response System, Inc., a software vending company.

DIRECTOR LIABILITY LIMITATION

  The Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by Delaware Corporation Law. In accordance with Delaware Corporation Law, the Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Delaware Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware Corporation Law will automatically be incorporated by reference into the Certificate of Incorporation and the Bylaws, without any vote on the part of its stockholders, unless otherwise required.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company receive $    for each meeting
that they attend. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors (the "Board"). Non-employee directors also participate in the Company's 1997 Stock Option Plan.

DIRECTOR COMMITTEES

  The Board of Directors intends to form a Compensation Committee (the "Compensation Committee") and an Audit Committee. The Compensation Committee will consist of at least two non-employee directors and a majority of the Audit Committee will be non-employee directors.

                            EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth a summary of certain information regarding compensation paid or accrued by GSN and Ramcast during fiscal 1996 to each of the Company's chief executive officer and other executive officers whose total annual salary and bonus paid by GSN and Ramcast exceeded $100,000 during such period (collectively, the "Named Executives"). Following the Offerings, all executive compensation will be paid by GBS and each of the Named Executives has entered into an employment agreement with GBS. See "--Employment Agreements."

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION
                            -------------------------------------------------
                                                      OTHER
         NAME AND           FISCAL                    ANNUAL      LONG-TERM
    PRINCIPAL POSITION       YEAR   SALARY  BONUS  COMPENSATION  COMPENSATION
    ------------------      ------ -------- ------ ------------  ------------
Rachamim Anatian...........  1996  $200,000 $  --    $ 5,000(1)   $     --
 Chairman and Chief Execu-
  tive Officer
Barbara Laurence...........  1996   100,000    --        --       1,368,960(2)
 President

--------
(1)Represents amounts paid by the Company under a lease for a car utilized by Mr. Anatian.
(2) Represents 130 shares of Class B Common Stock of GSN and 50 shares of Common Stock of the Company issued to Ms. Laurence during 1996. Such shares of Common Stock were to vest in increments over time; however, in connection with the Offerings, the vesting of such shares was accelerated.

                             EMPLOYMENT AGREEMENTS

  In January 1997, GBS entered into employment agreements with each of Rachamim Anatian, Barbara Laurence and Mordechai Gal-Oliver (the "Executives"). Each employment agreement provides for an initial annual base salary of $200,000 and a performance-based, incentive cash bonus payment of up to 1.5 times base salary, capped at $500,000 per year (including base salary) to be determined by the Compensation Committee. Each employment agreement has a term of three years expiring in 2000 and may be terminated by either the Company or the Executive at any time upon 30 days' notice for any reason. If the Company terminates the agreement without Cause (as defined in each employment agreement) or the Executive leaves for Good Reason (as defined in each employment agreement), the Executive is entitled to his or her base salary for a period equal to the remaining term of the agreement and a pro rated incentive bonus for the year of termination. Each employment agreement also provides that if the Executive's employment with the Company is terminated with Cause or without Good Reason, the Executive will not compete with the Company for a period of two years following such termination. In addition to participation in the benefits offered to the Company's senior employees generally, each employment agreement requires the Company to provide the Executive with term life insurance of not less than $500,000 and requires the Company to maintain for its benefit "key person" life insurance of $2,000,000 on the life of each Executive. Each employment agreement provides that the Executive will devote substantially all of his or her professional time to the affairs of the Company.

  The employment agreements further provide that on or prior to the closing of the Offerings, Ms. Laurence and Mr. Gal-Oliver will each be granted options under the 1997 Stock Option Plan to purchase 15,000 shares of Class A Common Stock at an exercise price equal to the public offering price. Subject to the continued employment of each Executive with the Company, such Executive's options will become exercisable in three equal installments on each of the first three anniversaries of the grant date; provided that if such Executive's employment is terminated by the Company without Cause or by such Executive for Good Reason, such options shall be 100% exercisable as of such termination. Furthermore, upon the termination of an Executive's employment without Cause or for Good Reason, such Executive may require the Company to (i) repurchase the shares of Class A Common Stock and Class B Common Stock held by such Executive as of the closing of the Offerings (the "Restricted Stock") and any shares acquired upon exercise of any options issued pursuant to the 1997 Stock Option Plan, at a price per share equal to the greater of (x) the price paid by such Executive for such shares and (y) the then "fair market value" of such shares and (ii) cancel in exchange for payment any outstanding portion of any options issued to such Executive pursuant to the 1997 Stock Option Plan at a price per share subject to such option equal to the excess, if any, of the then "fair market value" of such share over the per share exercise price of such option; provided, however, that the foregoing provisions shall not apply with respect to Mr. Anatian unless, at the time his employment is terminated by the Company, Mr. Anatian beneficially owns shares of Common Stock representing less than 51% of the voting power of all then outstanding Common Stock. Upon an Executive's resignation without Good Reason or termination for Cause, the Company has the right to require such Executive to sell his or her Restricted Stock to the Company for its then fair market value and to cancel such Executive's options in exchange for a payment equal to the excess, if any, of the then fair market value of such stock over the exercise price thereof.

1997 STOCK OPTION PLAN

  In January 1997, the Company adopted the Global Broadcasting Systems, Inc. 1997 Stock Option Plan (the "1997 Stock Option Plan"). The 1997 Stock Option Plan is intended to assist the Company in attracting and retaining key employees (including the Executive Officers) and independent consultants of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. In addition to options granted to officers, employees or consultants, the 1997 Stock Option Plan provides for the granting of options ("Director Options") to the Company's independent non-employee directors pursuant to a formula, as described in further detail below. The 1997 Stock Option Plan permits the grant of non-qualified stock options and incentive stock options to purchase shares of Class A Common Stock covering 2,300,000 authorized but unissued or reacquired shares of Class A Common Stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. No individual may be granted options covering more than 350,000 shares in any calendar year.

  Unless sooner terminated by the Board, the 1997 Stock Option Plan will expire on January 31, 2007. Such termination will not affect the validity of any option outstanding under the 1997 Stock Option Plan on the date of termination.

  The Compensation Committee (or the Board with respect to Director Options) has the discretion to make appropriate adjustments in the number and kind of securities subject to the 1997 Option Plan and to outstanding options thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, liquidation or dissolution of the Company; the disposition of all or substantially all of the assets of the Company or the exchange of Common Stock or other securities of the Company; or other similar corporate transaction or event (an "extraordinary corporate event").

  If any portion of an option terminates or lapses unexercised, or is cancelled upon grant of a new option (which may be at a higher or lower exercise price than the option so cancelled), the shares which were subject to the unexercised portion of such option will continue to be available for issuance under the 1997 Option Plan.

  Prior to the Offerings, the Board will administer the 1997 Option Plan; following the closing of the Offerings, the Compensation Committee will administer the 1997 Option Plan with respect to options granted to employees and consultants and the full Board will administer the 1997 Option Plan with respect to Director Options. The Compensation Committee will consist of at least two members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the terms and conditions of the 1997 Option Plan, the Compensation Committee has the authority to select the persons to whom options are to be granted, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1997 Option Plan. Similarly, the Board has discretion to determine the terms and conditions of Director Options and to interpret and administer the 1997 Option Plan with respect to Director Options, consistent with the specific formula terms described in more detail below. The Compensation Committee (and the Board) are also authorized to adopt, amend and rescind rules relating to the administration of the 1997 Option Plan.

  The 1997 Option Plan may be amended, modified, suspended or terminated by the Compensation Committee (or the Board with respect to Director Options), subject to shareholder approval if such approval is then required by applicable law or in order for options granted under the 1997 Option Plan to continue to satisfy the requirements of Rule 16b-3 or Code Section 162(m). The Compensation Committee (or the Board with respect to Director Options) also retains the discretion to determine that outstanding options under the 1997 Option Plan will expire upon certain specified "extraordinary corporate events," but in such event the Compensation Committee (or Board) may also give optionees the right to exercise their outstanding options in full during some period prior to such event, even though the rights have not yet otherwise become fully exercisable.

  The exercise price for all options, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Compensation Committee (or the Board with respect to Director Options) be paid in whole or in part in Common Stock valued at their fair market value on the date of exercise (which may, except with respect to incentive stock options, include an assignment of the right to receive the cash proceeds from the sale of Common Stock subject to an option or other right pursuant to a "cashless exercise" procedure) or by delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing.

  NONQUALIFIED STOCK OPTIONS ("NQSOS") will provide for the right to purchase Class A Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Compensation Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Compensation Committee. NQSOs may be granted for any term specified by the Compensation Committee.

  INCENTIVE STOCK OPTIONS ("ISOS") will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Class A Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within the ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the 1997 Option Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

  DIRECTOR OPTIONS are NQSOs granted to non-employee directors of the Company pursuant to a formula. Under the formula in the 1997 Option Plan, following the closing date of the Offerings, when a director is initially elected to the Board and is at that time a non-employee director, he or she automatically
shall be granted an NQSO to purchase              shares of Class A Common
Stock. During the term of the 1997 Option Plan, each then current non-employee director shall automatically be granted an NQSO to purchase shares of Class A Common Stock at each subsequent annual meeting at which he or she is reelected to the Board. Members of the Board who are employees who subsequently terminate employment with the Company and remain on the Board will not receive an initial NQSO grant as a non-employee director, but to the extent they are otherwise eligible, will receive NQSOs as described in the preceding sentence after such termination of employment. The exercise price of the Director Options shall be the fair market value of a share of Class A Common Stock on the date of grant. Each Director Option shall become
exercisable in cumulative annual installments of                   on each of
the                 annual meetings of shareholders that are subsequent to the date of grant and at which directors are elected, subject to the director's continued service as a director; provided, however, to the extent permitted by Rule 16b-3, the Board may accelerate the exercisability of Director Options upon the occurrence of certain specified extraordinary corporate transactions or events and provided further, that in any event, upon the occurrence of a "Change in Control" of the Company (as defined in the 1997 Option Plan) all outstanding Director Options shall become immediately exercisable. No portion of a Director Option shall be exercisable after the tenth anniversary of the date of grant and no portion of a Director Option shall be exercisable upon the expiration of one year following the director's termination of services as director of the Company.

  In connection with the Offerings, and pursuant to the employment contracts summarized above, the Company has granted NQSOs to purchase 15,000 shares of Class A Common Stock to each of Barbara Laurence and Mordechai Gal-Oliver. Such options have an exercise price per share equal to the public offering price and become exercisable for one-third of the shares covered thereby on each of the first three anniversaries of the date of grant, subject to acceleration as described above.

 Certain Federal Income Tax Consequences with Respect to Options under the 1997 Option Plan

  An optionee generally will not recognize taxable income on the grant of an NQSO under the 1997 Option Plan, but will recognize ordinary income on the exercise of such option. The amount of income recognized on the exercise of an option generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. Where ordinary income is recognized by an optionee in connection with the exercise of an option, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized.

  An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO granted under the 1997 Option Plan. Generally, upon the sale or other taxable disposition of the shares of the Common Stock acquired upon exercise of an ISO, the optionee will recognize long-term capital gain in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of the Common Stock acquired upon exercise of an ISO are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, will be taxed as capital gain. If the shares of the Common Stock acquired upon exercise of an ISO are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee's ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of the Common Stock.

  The rules governing the tax treatment of options and an optionee's receipt of shares in connection with such grants are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

                            PRINCIPAL STOCKHOLDERS

  The following table gives information concerning the beneficial ownership of the Common Stock of GBS as of [March 15], 1997, and after the sale of the Class A Common Stock offered hereby (assuming no exercise of the Over-allotment Option): (i) by each person who is known by the Company to own beneficially more than 5% of either class of the Company's Common Stock; (ii) by each Named Executive; and (iii) by all directors and executive officers of the Company as a group. All information gives effect to the 13,924.0888-for-1 stock split to be effected immediately prior to the Offerings.

                                                      PERCENTAGE OF ALL PERCENTAGE OF VOTE
                                                         OUTSTANDING    OF ALL OUTSTANDING
                                                        COMMON STOCK       COMMON STOCK
                                                      ----------------- ---------------------
                           NUMBER OF      NUMBER OF    BEFORE   AFTER    BEFORE       AFTER
                           SHARES OF      SHARES OF    COMMON   COMMON   COMMON      COMMON
                            CLASS B        CLASS A     STOCK    STOCK     STOCK       STOCK
      STOCKHOLDER         COMMON STOCK   COMMON STOCK OFFERING OFFERING OFFERING    OFFERING
      -----------         ------------   ------------ -------- -------- ---------   ---------
Rachamim Anatian........   18,075,138(1)       --      89.887%  55.430%     91.264%     69.372%
Barbara Laurence........      696,204      443,301      5.667%   3.494%      4.634%      3.523%
All directors and
 executive officers as a
 group (4 persons)......   19,277,664      448,634     98.098%  60.494%     98.468%     74.848%

--------
(1) Includes 8,856,818 shares held by several limited liability companies controlled by Mr. Anatian, all of which shares have been pledged to secure loans to such limited liability companies by a single lender.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEMNIFICATION AGREEMENT

  Rachamim Anatian, the Company's founder, Chairman and Chief Executive Officer, personally guaranteed certain obligations of GSN (the "Anatian Obligations"). In connection therewith, pursuant to an Indemnification
Agreement, dated      , 1997, the Company has agreed to indemnify Mr. Anatian
for any costs, losses or damages suffered by him in connection with the Anatian Obligations.

  Barbara Laurence, the Company's President, personally guaranteed certain obligations of GSN (the "Laurence Obligations"). In connection therewith, pursuant to an Indemnification Agreement, dated March 23, 1996 (the "Indemnification Agreement"), GSN and Rachamim Anatian, the Company's founder, Chairman and Chief Executive Officer, agreed, jointly and severally, to indemnify Ms. Laurence for any costs, losses or damages suffered by her in connection with the Laurence Obligations. To secure the obligations of GSN and Mr. Anatian under the Indemnification Agreement, GSN agreed to maintain "key-person" insurance for Mr. Anatian in the amount of $2.0 million. In connection with the Corporate Restructuring, the Company has assumed the obligations of GSN under the Indemnification Agreement.

TAX LOAN

  On       , 1997, the Company entered into a loan agreement with Barbara
Laurence, pursuant to which the Company agreed to loan Ms. Laurence an amount equal to any income tax liability to Ms. Laurence arising from the compensation, if any, attributable to all Common Stock issued to her prior to the Offerings. The loan to Ms. Laurence will have a five-year maturity and will be recourse only to the shares of Common Stock held by Ms. Laurence from time to time.

SPONSOR'S CAPITAL CONTRIBUTION

  Rachamim Anatian, co-founder, Chairman and Chief Executive Officer of the Company, has agreed to make the Sponsor's Capital Contribution to the Company. See "Summary--Sponsor."

TRANSACTIONS WITH CAMHY KARLINSKY & STEIN, LLP

  The Company leases office space from the law firm of Camhy Karlinsky & Stein, LLP, of which Daniel De Wolf, who will be appointed as a director of the Company prior to the closing of the Offerings, is a partner. The Company incurred rent expense to Camhy Karlinsky & Stein in 1996 and 1995, respectively, of approximately $146,000 and $56,000. The Company also incurred legal expenses for services provided by Camhy Karlinsky & Stein, LLP in the amounts of approximately $38,000 and $8,000 in 1996 and 1995, respectively.

TRANSACTIONS WITH MANAGEMENT

  The Company is a party to employment agreements with certain members of management, including the Named Executives. See "Management--Employment Agreements."

  In addition, prior to commencing the Offerings, the Company issued shares of Common Stock to certain employees of the Company, including the Named Executives and certain directors of the Company.

            DESCRIPTION OF INDEBTEDNESS AND FACTORING ARRANGEMENTS

DESCRIPTION OF NOTES

 General

  The Notes will be issued pursuant to the Indenture (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the text of the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture is available as set forth below under "--Available Information." The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

  The Notes will be general unsecured obligations of the Company (except as described below under "Security"), subordinated in right of payment to all existing and future Senior Indebtedness of the Company. See "Subordination." As of December 31, 1996, on a pro forma basis, the Company had no Senior Indebtedness outstanding.

  As of the date of this Prospectus, the Company has no Subsidiaries. Each future subsidiary of the Company (if any) will constitute a Restricted Subsidiary unless the Company designates such Subsidiary as an Unrestricted Subsidiary in the circumstances permitted by the Indenture. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

 Principal, Maturity and Interest

  The Notes will be limited in aggregate principal amount to $270.0 million
and will mature on      , 2007. Interest on the Notes will accrue at the rate
of  % per annum and will be payable semi-annually in arrears on       and
     , commencing on      , 1997, to Holders of record on the immediately
preceding       and      . Interest on the Notes will accrue from the most
recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium (if any), and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

 Security

  The Company will enter into a pledge and security agreement (the "Pledge Agreement") with IBJ Schroder Bank & Trust Company, as collateral agent (the "Collateral Agent"), providing for the pledge by the Company to the Collateral Agent for the benefit of the Holders of the Notes of the Pledged Securities referred to below and all proceeds of the foregoing (collectively, the "Collateral").

  The Pledge Agreement will provide that, upon the closing of the Notes Offering, the Company will be required to purchase and pledge to the Collateral Agent (for the benefit of the Holders of the Notes) U.S. Government Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments on such Pledged Securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company or the Company's regular independent public accountants, to provide for payment in full of the first two scheduled interest payments due on the Notes (together with any securities pledged in substitution therefor, as provided below, the "Pledged Securities"). The Company expects to use approximately $36.45 million of the net proceeds of the Notes Offering to acquire U.S. Government Securities initially constituting the Pledged Securities; however, the precise amount to be acquired will depend upon the interest rates on U.S. Government Securities prevailing at the time of the closing of the Notes Offering. The Pledged Securities will be held by the Collateral Agent in a separate account (the "Pledge Account"). Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest on the Notes scheduled to be paid on such date or the Company may direct the Collateral Agent to release to the Trustee from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event that the Company exercises the former option, the Pledge Agreement provides that the Company may thereafter direct the Collateral Agent to release to the Company proceeds of Pledged Securities from the Pledge Account in like amount.

  Interest earned on the Pledged Securities will be added to the Pledge Account and invested in U.S. Government Securities. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company or the Company's regular independent public accountants, to provide for payment in full of the first two scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the second scheduled interest payment), the Trustee will be permitted to release to the Company at the Company's request any such excess amount. The Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Notes to the extent of such security. At any time while the Pledge Agreement is in force, the Pledge Agreement allows the Company to substitute Marketable Securities (as defined in the Indenture) for the U.S. Government Securities originally pledged as collateral; provided, however, that the Marketable Securities so substituted must have a fair market value (measured at the date of substitution), in the opinion of a nationally recognized firm of independent public accountants selected by the Company or the Company's regular independent public accountants, at least equal to 125.0% of the aggregate amount of the first two scheduled interest payments on the Notes that remain unpaid (or a pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable Securities) as of the date such Marketable Securities are proposed to be substituted as security for the Company's obligation under the Pledge Agreement.

  Under the Pledge Agreement, assuming that the Company makes the first two scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will be released from the Pledge Account, and thereafter the Notes will be unsecured.

  So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Pledge Agreement, the Company will be entitled to exercise any voting and other consensual rights pertaining to the Pledged Securities. Upon the occurrence and during the continuance of an Event of Default, (a) all rights of the Company and its Subsidiaries to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights and (b) the Collateral Agent may sell the Collateral or any part thereof in accordance with the terms of the Pledge Agreement. All funds distributed under the Pledge Agreement and received by the Collateral Agent for the benefit of the Holders of the Notes will be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

 Subordination

  The payment of principal of, premium (if any), and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, any assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness, except that Holders of Notes may receive payments in the form of Permitted Junior Securities and any securities issued in exchange for such Permitted Junior Securities, payments made from the proceeds of the Pledged Securities as described under "Security" and payments made from the trust described under "Legal Defeasance and Covenant Defeasance" (collectively, "Permitted Payments").

  The Company is also prohibited from making any payment upon or in respect of the Notes (except Permitted Payments) if (i) a default in the payment of the principal of, premium (if any), or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of such Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium (if any), and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may constitute the basis for a subsequent Payment Blockage Notice. The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness.

 Optional Redemption

  The Notes will not be redeemable at the Company's option prior to      ,
2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period
beginning on       of the years indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................         %
      2003...........................................................         %
      2004...........................................................         %
      2005...........................................................         %
      2006 and thereafter............................................  100.000%

  Notwithstanding the foregoing, the Company may at its option redeem up to 35% of the then-outstanding principal amount of the Notes at any time prior to
     , 2000 with the net proceeds of one or more Equity Offerings, upon not less than 30 but not more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period
beginning on       of the years indicated below; provided that not less than
$175.5 million aggregate principal amount of Notes shall remain outstanding following any such redemption and, provided further, that such redemption shall occur within 45 days of the date of the closing of each such Equity
Offering:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      1997...........................................................       %
      1998...........................................................       %
      1999...........................................................       %

 Selection and Notice

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

 Mandatory Redemption

  Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

 Repurchase at the Option of Holders

  Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the maximum extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Trustee will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer in the Wall Street Journal on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability with respect thereto and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days following such Asset Sale (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

  Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to reduce Senior Indebtedness of the Company, (b) to reduce Senior Indebtedness of a Subsidiary Guarantor, or (c) to an investment in a Permitted Business or assets used in a Permitted Business or the Company may commit to apply such Net Proceeds as set forth in this clause (c) so long as such investment is consummated within 360 days after the receipt of such Net Proceeds. Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain provisions prohibiting a repurchase of Notes and providing that certain change of control events and asset dispositions by the Company will constitute a default thereunder. In the event a Change of Control or an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under any Senior Indebtedness then outstanding. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

 Certain Covenants

  Restricted Payments

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries including, without limitation, any payment in connection with any merger or consolidation involving the Company (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and
(y) dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at the original final maturity thereof or in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event) or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company as a contribution to its common equity capital or from the issue or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
  (B) the initial amount of such Restricted Investment; provided that no cash proceeds received by the Company from the issue or sale of any Equity Interests of the Company will be counted in determining the amount available for Restricted Payments under this clause (c) to the extent such proceeds were used to redeem, repurchase, retire or acquire any Equity Interests of the Company pursuant to clause (ii) of the next succeeding paragraph, to defease, redeem or repurchase any subordinated Indebtedness pursuant to clause (iii) of the next succeeding paragraph or to repurchase, redeem or acquire any Equity Interests of the Company pursuant to clause (iv) of the next succeeding paragraph.

  The foregoing provisions will not prohibit the following: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of the Company's Restricted Subsidiaries' management (other than Rachamim Anatian) pursuant to any management equity subscription agreement, stock option agreement or similar agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries; provided that the amount of any cash proceeds received by the Company from any reissuance of Equity Interests to members of management of the Company and its Restricted Subsidiaries that are utilized for any such repurchases, redemptions and other acquisitions and retirements of Equity Interests pursuant to this clause (iv) shall be excluded from clause (c)(2) of the preceding paragraph; (v) payments in respect of Equity Interests of any Person the holders of which are entitled to exercise statutory appraisal rights in connection with the acquisition of such Person by the Company or any Restricted Subsidiary in an amount not to exceed 5.0% of any class of such Equity Interests; (vi) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by an alien to the extent necessary to comply with the Communications Act of 1934 and the rules and regulations thereunder;
and (vii) additional Restricted Payments not to exceed an aggregate of $    in
any twelve-month period.

  The Board may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) at the time of such designation no Default exists and such designation would not cause a Default, (ii) such designation is approved by a majority of the non-employee members of the Board and (iii) such Subsidiary otherwise meets the definition of Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (x) the net book value of such Investments at the time of such designation and (y) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon the Company's latest available financial statements.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company and the Restricted Subsidiaries will not issue any Disqualified Stock; provided, however, that the Company and the Restricted Subsidiaries may incur Indebtedness or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, would have been at least (i) 1.25 to 1 for an
incurrence or issuance occurring on or before      , 1998 [fourth full fiscal
quarter], or (ii) 1.50 to 1 for an incurrence or issuance occurring after
     , 1998 and on or before      , 1998 [sixth full fiscal quarter], or (iii)
1.75 to 1 for an incurrence or issuance occurring after      , 1998 and on or
before      , 1999 [eighth full fiscal quarter], or (iv) 2.0 to 1 for an incurrence or issuance occurring at any time thereafter or, solely in the case of an incurrence of Indebtedness or an issuance of Disqualified Stock on or
before      , 1999 [eighth full fiscal quarter], the Fixed Charge Coverage
Ratio for the Company's most recently ended full fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such quarter, would have been at least 2.0 to 1.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness: (i) the incurrence by the Company of Indebtedness under revolving credit facilities and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate amount equal to the greater of (x) $50.0 million or (y) the Borrowing Base; (ii) the incurrence by the Company of Indebtedness represented by the Notes and the Subsidiary Guarantees; (iii) Indebtedness (including Capital Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (together with any Refinancing Indebtedness with respect thereto), does not exceed $10.0 million;
(iv) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or similar reimbursement obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; (v) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of which shall be measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by the Indenture to be incurred; (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;
(viii) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currently exchange rate risk with respect to any currency exchanges; (ix) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; and (xi) additional
Indebtedness in an aggregate amount outstanding not to exceed $    at any
time.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest of the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any property or asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) secured Senior Indebtedness permitted to be incurred by the terms of the Indenture that limit the right of the debtor to dispose of the assets securing such

Indebtedness; (b) the Indenture and the Notes; (c) applicable law; (d) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of an encumbrance or restriction contained in any agreement or instrument governing Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (f) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; (g) contracts for the sale of assets, including contracts for the sale of the Capital Stock of a Subsidiary, containing customary restrictions on the disposition of such assets or the conduct of business of such Subsidiary pending consummation of such sale; (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or
(i) customary provisions in joint venture agreements entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless (i) the Company is the surviving corporation or entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and
(iv) the Company or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock."

  Sale and Leaseback Transactions

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Subsidiary Guarantor may enter into a sale and leaseback transaction if (i) the Company or such Subsidiary Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Additional Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant entitled "Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the covenant entitled "Asset Sales."

  Transactions with Affiliates

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board and by a majority of the non-employee members of the Board and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the following shall not be deemed Affiliate
Transactions: (a) any employment agreement or arrangement or any other compensation plan available generally to the employees of the Company or its Restricted Subsidiaries, in each case entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (b) directors' fees and indemnification arrangements in the ordinary course of business and consistent with the Company's past practice, (c) transactions among the Company and its Restricted Subsidiaries, (d) Restricted Payments permitted by the provisions of the Indenture described above under clause (iv) of the second paragraph of the covenant entitled "Restricted Payments" or Permitted Investments described below under clause (vii) of the definition of "Permitted Investments," and (e) transactions effected pursuant to a written contract approved in advance as provided above.

  Anti-Layering

  The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes, and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to its Senior Indebtedness and senior in any respect in right of payment to the Subsidiary Guarantees.

  Subsidiary Guarantees

  The Indenture will provide that the Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each Subsidiary Guarantor. The Subsidiary Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all Senior Indebtedness of such Subsidiary Guarantor on substantially the same terms as the Notes are subordinated to the Senior Indebtedness of the Company. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

  The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into another corporation, Person or entity (other than another Subsidiary Guarantor or a Person that becomes a Subsidiary Guarantor as a result of such transaction) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under the Notes and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Subsidiary

Guarantor immediately preceding the transaction and (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock."

  The Indenture will provide that, in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the entity acquiring the property of such Subsidiary Guarantor (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Asset Sales."

  Line of Business

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Reports

  The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

 Events of Default and Remedies

  The Indenture will provide that each of the following constitutes an Event of Default:

    (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

    (ii) default in payment when due of principal or premium, if any, on the Notes at maturity, upon redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture);

    (iii) failure by the Company to comply with the provisions described under the covenants entitled "Change of Control," "Asset Sales," "Restricted Payments," "Incurrence of Indebtedness and Issuance of Disqualified Stock" or "Merger, Consolidation or Sale of Assets;"

    (iv) failure by the Company for 60 days after notice to comply with its other agreements in the Indenture, the Pledge Agreement or the Notes;

    (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay when due any principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment

  Default") or (b) results in the acceleration of such Indebtedness prior to its scheduled maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

    (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not stayed within 60 days after their entry;

    (vii) any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acing on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

    (viii) the Company breaches any material representation, warranty or agreement set forth in the Pledge Agreement, or the Pledge Agreement is unenforceable against the Company for any reason; and

    (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture, the Pledge Agreement or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to
    , 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture or the Pledge Agreement, except a continuing Default or Event of Default relating to (i) the release of any Collateral from the Lien created by the Indenture and the Pledge Agreement, (ii) the alteration of any of the provisions of the Pledge Agreement in a manner that adversely affects the rights of any Holder, or (iii) the Company's obligation to make and consummate a Change of Control Offer (which shall require 75% in aggregate principal amount of the Notes then outstanding) or a Default or Event of Default in the payment of interest or premium on, or principal of, the Notes (which shall be required to be unanimous). The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in such Holders' interest.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.


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


 No Personal Liability of Directors, Officers, Employees and Stockholders

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

 Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium (if any), and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium (if any), and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as certain Events of Default specified in the Indenture are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

 Transfer and Exchange

  The registered Holder of a Note will be treated as the owner of such Note for all purposes. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

 Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Indenture, the Pledge Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note; (iii) reduce the rate of or change the time for payment of interest on any Notes; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal, premium or interest on the Notes; or
(vii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of the Indenture or the Pledge Agreement relating to subordination of the Notes, release of any Collateral or any other change to the Pledge Agreement or the Company's obligation to make and consummate a Change of Control Offer will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Pledge Agreement or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for additional Guarantors of the Notes, or the release, in accordance with the Indenture, of any Subsidiary Guarantor, to provide for the assumption of the Company's or any Subsidiary Guarantor's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  In the event that the Company pays any consideration to Holders of Notes in connection with the solicitation of any consent, the Company shall pay such consideration to all Holders of Notes, including Holders who withhold consent.

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


 Concerning the Trustee

  The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

  The Holders of a majority in principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

 Additional Information

  Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company, 1740 Broadway, 17th Floor, New York, New York 10019, Attention: Corporate Secretary.

 Certain Definitions

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to constitute control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the covenant entitled "Change of Control" and/or the provisions described above under the covenant entitled "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or
(b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall not be deemed Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Subsidiary to the Company or to a Restricted Subsidiary, (ii) the sale of inventory by the Company or a Restricted Subsidiary in the ordinary course of business, (iii) the sale of accounts receivable pursuant to factoring arrangements entered into in the ordinary course of business, (iv) the sale of property or equipment that have become worn out, obsolete or damaged or otherwise unusable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, (v) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (vi) a Restricted Payment that is permitted by the covenant described above under the covenant entitled "Restricted Payments," (vii) a disposition of Cash Equivalents in the ordinary course of business, (viii) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "Merger, Consolidation or Sale of Assets" or any disposition that constitutes a Change in Control, (ix) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business, and (x) any disposition of assets pursuant to a foreclosure.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Borrowing Base" means, with respect to any Person as of any date, an amount equal to 80% of the consolidated book value of all accounts receivable of such Person and its Restricted Subsidiaries as of such date that are not more than 90 days past due and 65% of the consolidated book value of all inventory owned by such Person and its Restricted Subsidiaries as of such date, in each case determined in accordance with GAAP. The determination of the Borrowing Base shall be made on the basis of the most recent available information of such Person as of the date of determination.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means, (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i) through (v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P, and
(viii) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

  "Change of Control" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as defined in Section 13(d)(3) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan for the liquidation or dissolution of the Company, (iii) the Company consolidates with, or merges with or into, another "person" (as defined above) or sells, assigns,

                                      64
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conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the total combined voting power of the outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction, (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than Rachamim Anatian or any Person controlled by Rachamim Anatian becomes the "beneficial owner" (as defined above) of Voting Stock of the Company representing 50% or more of the total combined voting power of the Company's outstanding Voting Stock, or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock).

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Indebtedness" means any Senior Indebtedness of the Company permitted under the Indenture the outstanding principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to date on which the Notes mature.

  "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with

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an Asset Sale (to the extent such losses were deducted in computing such
Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Equity Offering" means a public offering by the Company of its Equity Interests that is registered under the Securities Act.

  "Fixed Charges" means, with respect to any Person for any period, the sum of
(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (i) the EBITDA of such Person for such period plus, in the case of the Company, the principal amount of Pledged Securities held by the Trustee as of the last day of such period to (ii) the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Fixed Charge Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and EBITDA for such reference period shall be calculated without giving effect to clause (iii) of the proviso set

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forth in the definition of Consolidated Net Income, (ii) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Fixed Charge Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The principal amount of Indebtedness represented by letters of credit shall be deemed to be equal to the maximum potential liability thereunder.

  "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above (other than immaterial amounts of cash held pending investment and/or distribution).

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other

                                      67
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securities by the Company for consideration consisting of Equity Interests
(other than Disqualified Stock) of the Company shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means any business 80% or more of the revenues of which are derived from electronic or home-shopping retailing and activities reasonably incidental thereto or representing a reasonable extension, development or expansion thereof.

  "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company, (ii) any Investment in Cash Equivalents or Investment Grade Securities, (iii) any Investments by the

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Company or any Restricted Subsidiary of the Company in a Person if, as a
result of such Investment, (a) such person becomes a Subsidiary Guarantor or
(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, (iv) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant entitled "Asset Sales" or any other disposition of assets not constituting an Asset Sale, (v) any investment existing on the date of the Indenture, (vi) any Investment acquired by the Company or any Restricted Subsidiary (x) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (y) as a result of foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (vi) loans and advances to officers, directors and employees for business-related travel expenses, relocation expenses and other similar expenses, in each case incurred in the ordinary course of business and other loans or advances to employees (other than Rachamim Anatian) that are approved by a majority of the Company's disinterested directors, (vii) any Investment in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, not to exceed 10% of the Company's total consolidated assets at the time of such Investment (without giving effect to subsequent changes in value of such Investment), (viii) Investments acquired solely in exchange for Equity Interests of the Company (other than Disqualified Stock), (ix) Hedging Obligations permitted pursuant to the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock," and (x) other Investments having a fair market value, taken together with all other Investments made pursuant to this clause (ix) that are at the time outstanding, not to exceed $ million at the time of such Investment (without giving effect to subsequent changes in the value of such Investment).

  "Permitted Junior Securities" means equity securities of the Company and debt securities of the Company or any Guarantor, as the case may be, that are subordinated at least to the same extent as the Notes to Senior Indebtedness of the Company or the Subsidiary Guarantee of such Guarantor to the Senior Indebtedness of such Guarantor, as the case may be.

  "Permitted Liens" means (i) Liens securing Senior Indebtedness that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company, (iii) Liens securing Acquired Debt permitted by the terms of the Indenture on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided, that such Liens (x) were not incurred in connection with, or in contemplation of, such merger or consolidation and (y) do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (iv) Liens securing Acquired Debt permitted by the Indenture on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the property so acquired; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock" covering only the assets acquired with such Indebtedness; (vi) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; provided that (a) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock" and (vii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

  "Permitted Refinancing Debt" means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount

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(or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);
(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Indebtedness" means (i) with respect to the Company, any Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (ii) with respect to any Subsidiary Guarantor, any Indebtedness permitted to be incurred by such Subsidiary Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness is on a parity with or subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes, (x) any Indebtedness of the Company or any Subsidiary Guarantor to any Subsidiaries of the Company or other Affiliates of the Company, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

  "Subsidiary Guarantor" means each future Subsidiary of the Company.

  "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board as an Unrestricted Subsidiary pursuant to a Board Resolution that included the approval of a majority of the non-employee members of the Board; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity

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Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and
(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes). Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant entitled "Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF FACTORING ARRANGEMENTS

[To Come]

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

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of the Offerings, the authorized capital stock of the Company consists of (i) 45,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 25,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and (iii) 75,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Immediately prior to the consummation of the Offerings, the Company will effect the Stock Split, pursuant to which (i) each holder of Class A Common Stock will receive 13,924.0888 shares of Class A Common Stock for each share of Class A Common Stock then held by such holder and (ii) each holder of Class B Common Stock will receive 13,924.0888 shares of Class B Common Stock for each Share of Class B Common Stock then held by such holder. Upon the closing of the Offerings, 13,106,575 shares of Class A Common Stock, 19,502,121 shares of Class B Common Stock and no shares of Preferred Stock will be issued and outstanding.

  The following summary description of the Company's capital stock sets forth the material terms of the capital stock, but does not purport to be complete. A description of the Company's capital stock is contained in the Certificate of Incorporation, which is filed as an exhibit to the registration statement of which this Prospectus forms a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

COMMON STOCK

  Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are identical in all respects, except that (i) the holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to two votes per share, (ii) stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock and
(iii) shares of Class B Common Stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under "Conversion Rights and Restrictions on Transfer of Class B Common Stock." Any amendment to the Certificate of Incorporation that has any of the following effects will require the approval of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, voting as separate classes: (i) any decrease in the voting rights per share of Class A Common Stock or any increase in the voting rights of Class B Common Stock; (ii) any increase in the number of shares of Class A Common Stock into which shares of Class B Common Stock are convertible; or (iii) any change in the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock adversely affecting the holders of the Class A Common Stock. Except as described above or as required by law, holders of Class A Common Stock and Class B Common Stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors.

  Immediately following the Offerings, the outstanding shares of Class A Common Stock will represent 25.15% of the total voting power of all outstanding shares of Common Stock and the outstanding shares of Class B Common Stock will represent 74.85% of the total voting power of all outstanding shares of Common Stock. The holders of the Class B Common Stock will, therefore, have the power to elect the entire Board of Directors of the Company. The Sponsor, by virtue of his beneficial ownership of 92.68% of the Class B Common Stock, will have approximately 69.37% of the voting power of all outstanding Common Stock and will have sufficient voting power to determine the outcome of any matter submitted to stockholders for approval (except matters on which the holders of Class A Common Stock are entitled to vote separately as a class), including the power to determine the outcome of all corporate transactions.

  Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor. The Class A Common Stock and Class B Common Stock share equally, on a share-for-share basis, in any cash dividends declared by the Board of Directors.

  In the event of a merger or consolidation to which the Company is a party, each share of the Class A Common Stock and Class B Common Stock will be entitled to receive the same consideration, except that holders of Class B Common Stock may receive stock with greater voting power in lieu of stock with lesser voting power received by the holders of the Company's Class A Common Stock in a merger in which the Company is not the surviving corporation.

  Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any Preferred Stock, all holders of Common Stock, regardless of class, are entitled to share equally on a share for share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. In the event of any increase or decrease in the number of outstanding shares of either Class A Common Stock or Class B Common Stock from a stock split, combination or consolidation of shares or other capital reclassification, the Company is required to take parallel action with respect to the other class so that the number of shares of each class outstanding immediately following the stock split, combination, consolidation or capital reclassification bears the same relationship to each other as the number of shares of each class outstanding before such event.

  Conversion Rights and Restrictions on Transfer of Class B Common Stock. The Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at the option of the holder at any time and from time to time into one share of Class A Common Stock.

  The Company's Certificate of Incorporation provides that any holder of shares of Class B Common Stock desiring to transfer such shares to a person other than a Permitted Transferee (as defined below) must present such shares to the Company for conversion into an equal number of shares of Class A Common Stock upon such transfer. Thereafter, such shares of Class A Common Stock may be freely transferred to persons other than Permitted Transferees, subject to applicable securities laws.

  Shares of Class B Common Stock may not be transferred except to (i) current Class B Common Stockholders (collectively, the "Class B Stockholders") or any "immediate family member" of any of the Class B Stockholders; (ii) any trust (including a voting trust), corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by (or, in the case of a trust not having voting equity interests which is more than 50% for the benefit of) and which is controlled by, one or more persons referred to in this paragraph; or (iii) the estate of any person referred to in this paragraph until such time as the property of such estate is distributed in accordance with such person's will or applicable law (the persons listed in clauses (i), (ii) and (iii) are collectively referred to herein as the "Permitted Transferees"). "Immediate family member" means the spouse or any parent of any of the Class B Stockholders, any lineal descendent of a parent of any of the Class B Stockholders and the spouse of any such lineal descendent (parentage and descent in each case to include adoptive and step relationships). Upon any sale or transfer of ownership or voting rights to a transferee other than a Permitted Transferee or if an entity no longer remains a Permitted Transferee, such shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Accordingly, no trading market is expected to develop in the Class B Common Stock and the Class B Common Stock will not be listed or traded on any exchange or in any market.

  Effects of Disproportionate Voting Rights. The disproportionate voting rights of the Class A Common Stock and Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by stockholders of the Company other than the holders of the Class B Common Stock. Accordingly, such disproportionate voting rights may deprive holders of Class A Common Stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such premium price.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION RELATING TO FOREIGN OWNERSHIP OF COMMON STOCK

  The Certificate of Incorporation contains provisions designed to assist the Company in complying with the provisions of the Communications Act regulating the ownership of broadcasting companies by aliens. See "Business--Federal Regulations and New Technologies." The following is a summary of those provisions of the Certificate of Incorporation.

  Under the Communications Act, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-U.S. citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation. The FCC has rarely if ever made such an affirmative finding. For the purpose of monitoring compliance with this provision, the Certificate of Incorporation requires the Company, as promptly as practicable after shares of Common Stock are first held by more than 100 holders of record, to implement the procedures described below in this paragraph. The Certificate of Incorporation requires the Company to maintain separate stock records for alien stockholders and non-alien stockholders. In addition, the Certificate of Incorporation requires the Company to place on each certificate representing shares of stock owned, voted or otherwise controlled by an alien the legend "Foreign Share Certificate" and to place on each other stock certificate the legend "Domestic Share Certificate." Pursuant to the Certificate of Incorporation, the holder of any shares of Company stock represented by a Domestic Share Certificate is required, if such shares are owned, voted or otherwise controlled by an alien, to deliver such certificate to the Company to be replaced by a Foreign Share Certificate. Any holder of Foreign Share Certificates representing shares of Common Stock that are not owned, voted or otherwise controlled by aliens, may deliver such Foreign Share Certificates to the Company or its agent to be replaced by Domestic Share Certificates. Any Foreign Share Certificates delivered to the Company for replacement with Domestic Share Certificates must be accompanied by an affidavit stating that the shares of the Company's stock represented by the Foreign Share Certificate are not owned, voted or otherwise controlled by an alien.

  The Certificate of Incorporation provides that the Company will have the right to determine, by vote of the Company's Board of Directors or in conformity with regulations prescribed by the Company's Board, whether any person is an alien, whether any shares of stock of the Company are owned, voted or otherwise controlled by aliens and whether any affidavit described above is false.

  Outstanding shares of Common Stock held by a Disqualified Holder (as defined below) are subject to redemption by the Company, by action of the Board of Directors or in conformity with regulations prescribed by the Board of Directors to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Company's stock possessing prescribed qualifications. The Certificate of Incorporation prescribes the following terms and conditions for any such redemption: (a) the redemption price of the shares to be redeemed shall be equal to the lesser of (i) the Fair Market Value (as defined below) of such shares or (ii) if such stock was purchased by such Disqualified Holder within one year of the redemption date, such Disqualified Holder's purchase price for such shares; (b) the redemption price of such shares may be paid in cash, securities (valued according to a specified method) or any combination thereof; (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed will be selected in such manner as is determined by the Board of Directors or in conformity with regulations prescribed by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, selection based upon failure to comply with the provisions described in this paragraph or selection in any other manner determined by the Board of Directors or in conformity with regulations prescribed by the Board of Directors; (d) at least 30 days written notice of the redemption date must be given to the record holders of the shares selected to be redeemed (unless waived in writing by such holder), except that the redemption date may be the date on which written notice is given to such record holders if cash, securities or a combination thereof sufficient to effect the redemption is deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; (e) from and after the redemption date, any and all rights of whatever nature, which may be held by the owners of shares called for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), will cease and terminate and such owners will thenceforth be entitled only to receive the cash, securities or a combination thereof payable in respect of such redemption; and (f) such other terms and conditions as the Board of Directors may determine.

  For purposes of the foregoing provisions of the Certificate of Incorporation, the following meanings are assigned to certain terms:
"Disqualified Holder" means any holder of capital stock whose holding of such stock, either individually or when taken together with the holding of shares of any class or series of stock of the Company by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Company or any of its subsidiaries to conduct any portion of its business. "Fair Market Value" of a share of any class or series of stock of the Company means the average closing price for such a share for each of the 45 most recent days on which shares of stock of such class or series were traded preceding the fifth day prior to the day on which notice of redemption is given, except that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" is any value determined by the Board of Directors in good faith.

  The Certificate of Incorporation also authorizes the Board of Directors to adopt such other provisions as the Board of Directors may deem necessary or desirable to avoid violation of the alien ownership provisions of the Communications Act and to carry out the provisions of the Certificate of Incorporation relating to alien ownership.

PREFERRED STOCK

  The Company has authorized 75,000 shares of Preferred Stock. No shares of Preferred Stock have been issued and the Company does not presently contemplate the issuance of such shares. The Board of Directors is empowered by the Company's Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without any action of the stockholders. The Board of Directors may authorize issuance in one or more classes or series, and may fix and determine the relative rights, preferences and limitations of each class or series so authorized. Such action could adversely affect the voting power of the holders of the Common Stock or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date of the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation excluding shares owned by officers or directors of the corporation and by certain employee stock plans, or (iii) on or after such date the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and, together with his affiliates and associates, has owned 15% or more of the corporation's voting stock within three years.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is          .

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, Friedman, Billings, Ramsey & Co., Inc. (the "Underwriter") has agreed to purchase from the Company the Notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

  The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to certain conditions precedent and that the Underwriter will purchase all of the Notes offered hereby if any of the Notes are purchased.

  The Company has been advised by the Underwriter that the Underwriter proposes to offer the Notes directly to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $   per Note. The
Underwriter may allow, and such dealers may reallow, discounts not in excess
of $   per Note to certain other dealers. After the Notes have been released for sale to the public, the offering price and other selling terms may be changed by the Underwriter.

  The Notes will constitute a new class of securities with no established trading market. The Company does not intend to list such securities on any national securities exchange or on the Nasdaq National Market. The Underwriter intends to make a market in the Notes on completion of the Notes Offering, as permitted by applicable laws and regulations. The Underwriter, however, is not obligated to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriter.

  The Company has agreed to pay the Underwriter a financial advisory fee of 0.5% of the total price to the public set forth on the cover page of this Prospectus. The Company has also agreed that during the period ending 12 months after the closing of the Offerings, the Underwriter shall have the right to act as the exclusive financial advisor and as the non-exclusive placement agent or underwriter in connection with any non-bank debt or equity financings by the Company.

  The Company has agreed to issue to the Underwriter and to Prime Charter Ltd., one of the representatives of the underwriters of the Common Stock Offering, warrants to purchase an aggregate of 312,500 shares (359,375 shares if the Over-allotment Option is exercised in full) of Class A Common Stock (the "Representatives' Warrants"). The shares of Class A Common Stock subject to the Representatives' Warrants will be in all respects identical to the shares of Class A Common Stock offered to the public in the Common Stock Offering. The Representatives' Warrants will be exercisable for a five-year period commencing one year after the closing date of the Offerings at a per share exercise equal to 110% of the initial public offering price in the Common Stock Offering. Neither the Representatives' Warrants nor the underlying shares of Class A Common Stock may be transferred, assigned, or hypothecated for a period of one year from the closing of the Offerings, except to the extent permitted by applicable rules of the National Association of Securities Dealers, Inc. During the period beginning one year from the closing of the Offerings and ending five years after such effective date, the Company has agreed at its expense to register under the Securities Act the shares of Class A Common Stock issued or issuable upon exercise of the Representatives' Warrants and, for the period beginning one year from the date of this Prospectus and ending seven years after such effective date, to include such shares of Class A Common Stock in any appropriate registration statement which is filed by the Company. The Representatives' Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Representatives' Warrants may be exercised by paying the exercise price in cash, through the surrender of shares of Class A Common Stock, through a reduction in the number of shares covered thereby, or by using a combination of such methods.

  The Underwriting Agreement provides that the Company will indemnify the Underwriter and its controlling persons against certain liabilities under the Securities Act, or will contribute to payments that the Underwriter and its controlling persons may be required to make in respect thereof. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Underwriter has advised the Company that the Underwriter does not intend to confirm sales to any account over which it exercises discretionary authority.

  The Underwriter is also acting as one of the managing underwriters of the Common Stock Offering. See "Summary--Concurrent Offering."

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Securities offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York. Certain legal matters will be passed upon for the Underwriters by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado.

                                    EXPERTS

  The combined financial statements of the Company as of December 31, 1996 and December 31, 1995 and for the year ended December 31, 1996 and the period June 15, 1995 (date of inception) to December 31, 1995, included in the Prospectus, and in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports by KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a registration statement of Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Securities, reference is hereby made to such Registration Statement, which can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. This Web site can be accessed at http://www.sec.gov.

  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

COMBINED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditor's Report..............................................  F-2
Combined Balance Sheets at December 31, 1996 and 1995.....................  F-3
Combined Statements of Operations for the year ended December 31, 1996 and for the period from
 June 15, 1995 (date of inception) to December 31, 1995...................  F-4
Combined Statements of Cash Flows for the year ended December 31, 1996 and for the period from
 June 15, 1995 (date of inception) to December 31, 1995...................  F-5
Combined Statements of Stockholders' Equity for the year ended December
 31, 1996 and for the period from June 15, 1995 (date of inception) to
 December 31, 1995........................................................  F-6
Notes to Combined Financial Statements at December 31, 1996 and 1995......  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Global Broadcasting Systems, Inc.:

  We have audited the accompanying combined balance sheets of Global Broadcasting Systems, Inc., as of December 31, 1996 and 1995 and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Global Broadcasting Systems, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995 in conformity with generally accepted accounting principles.


                                          KPMG PEAT MARWICK LLP

New York, NY

January 30, 1997

                       GLOBAL BROADCASTING SYSTEMS, INC.

                            COMBINED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                           1996        1995
                                                       ------------  ---------
ASSETS
Current assets:
  Cash................................................ $        198  $     --
  Funds held in escrow (note 8).......................    4,150,000        --
  Other current assets................................      140,167        --
                                                       ------------  ---------
      Total current assets............................    4,290,365        --
Property and equipment:
  Software............................................      150,000        --
  Furniture and fixtures..............................      107,770     30,764
  Leasehold improvements..............................      118,966        --
  Computer equipment..................................      149,252     23,572
  Studio equipment....................................       21,091      2,443
  Less accumulated depreciation and amortization......      (34,457)    (5,250)
                                                       ------------  ---------
      Net property and equipment......................      512,622     51,529
Deposits and other assets.............................      474,659     48,100
                                                       ------------  ---------
                                                       $  5,277,646  $  99,629
                                                       ============  =========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Checks issued in excess of bank balance.............      205,597        209
  Accounts payable....................................      228,102        --
  Accrued salary and fringe benefits..................      517,642    110,439
  Other accrued expenses..............................      540,686        --
  Deferred rent.......................................       79,658        --
                                                       ------------  ---------
      Total liabilities...............................    1,571,685    110,648
                                                       ------------  ---------
Stockholders' equity:
  Preferred stock--$0.01 par value; 10,000 shares au-
   thorized; no shares issued and outstanding.........          --         --
  Common stock:
    Class A--$0.01 par value; 5,000 shares authorized;
     8.529 and 3.060 shares issued and outstanding,
     respectively (note 1)............................          --         --
    Class B--$0.01 par value; 5,000 shares authorized;
     1,144.940 and 130.815 shares issued and outstand-
     ing, respectively (note 1).......................           11          1
  Additional paid-in capital..........................   15,361,679    812,934
  Accumulated deficit.................................  (11,655,729)  (823,954)
                                                       ------------  ---------
      Total stockholders' equity......................    3,705,961    (11,019)
                                                       ------------  ---------
Commitments and contingencies (notes 3 and 8)
                                                       $  5,277,646  $  99,629
                                                       ============  =========

            See accompanying notes to combined financial statements.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD FROM JUNE 15, 1995 (DATE OF
                        INCEPTION) TO DECEMBER 31, 1995

                                                              JUNE 15, 1995
                                                           (DATE OF INCEPTION)
                                                             TO DECEMBER 31,
                                                 1996             1995
                                             ------------  -------------------
Net revenue................................. $    198,845       $   9,479
Cost of revenue.............................     (148,046)         (5,550)
                                             ------------       ---------
Gross Profit................................       50,799           3,929
Distribution, production and transmission
 expenses...................................    5,772,550         222,711
Selling, general and administrative ex-
 penses.....................................    5,107,784         605,853
                                             ------------       ---------
    Total operating expenses................   10,880,334         828,564
                                             ------------       ---------
Operating loss..............................  (10,829,535)       (824,635)
                                             ------------       ---------
Other income (expense)
  Interest income...........................          --              681
  Other income (expense)....................       (2,240)            --
                                             ------------       ---------
    Total other income (expense)............       (2,240)            681
                                             ------------       ---------
Loss before income tax benefit..............  (10,831,775)       (823,954)
Income tax benefit..........................          --              --
                                             ------------       ---------
Net loss.................................... $(10,831,775)      $(823,954)
                                             ------------       ---------
Net loss per share (note 1):................ $  (7,500.37)      $ (570.54)
                                             ------------       ---------
Weighted average number of common shares
 outstanding (note 1).......................    1,444.166       1,444.166
                                             ============       =========

            See accompanying notes to combined financial statements.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

  YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD FROM JUNE 15, 1995 (DATE OF
                        INCEPTION) TO DECEMBER 31, 1995

                                                                  JUNE 15, 1995
                                                                    (DATE OF
                                                                  INCEPTION) TO
                                                                  DECEMBER 31,
                                                        1996          1995
                                                    ------------  -------------
Cash flows from operating activities:
  Net loss......................................... $(10,831,775)  $(823,954)
  Adjustments to reconcile net loss to net cash
   used by operating activities:
    Depreciation and amortization..................       29,207        5,250
    Services received in exchange for common
     stock.........................................    1,995,799      164,835
    Changes in operating assets and liabilities:
      Increase in other current assets.............     (140,167)         --
      Increase in accounts payable.................      228,102          --
      Increase in accrued expenses.................      947,889      110,439
      Increase in deferred rent....................       79,658          --
                                                    ------------   ----------
Net cash used by operating activities..............   (7,691,287)    (543,430)
                                                    ------------   ----------
Cash flow from investing activities:
  Purchases of property and equipment..............     (490,300)     (56,779)
  Increase in deposits and other assets............     (426,559)     (48,100)
  Deposits on pending acquisitions.................   (4,150,000)         --
                                                    ------------   ----------
Net cash used by investing activities..............   (5,066,859)    (104,879)
                                                    ------------   ----------
Cash flow from financing activities:
  Proceeds from sale of common stock and capital
   contributions...................................   12,552,956      648,100
  Increase in checks issued in excess of bank
   balances........................................      205,388          209
                                                    ------------   ----------
Net cash provided by financing activities..........   12,758,344      648,309
                                                    ------------   ----------
Net increase in cash...............................          198          --
Cash--beginning....................................          --           --
                                                    ------------   ----------
Cash--ending....................................... $        198   $      --
                                                    ============   ==========
Supplementary disclosure:
  Interest paid.................................... $        --    $      --
  Taxes paid.......................................        1,540          --
                                                    ============   ==========

            See accompanying notes to combined financial statements.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

  YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD FROM JUNE 15, 1995 (DATE OF
                        INCEPTION) TO DECEMBER 31, 1995

                              COMMON STOCK (NOTE 1)
                          ------------------------------
                             CLASS A        CLASS B      ADDITIONAL                  TOTAL
                          ------------- ----------------  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                          SHARES AMOUNT  SHARES   AMOUNT  CAPITAL     DEFICIT       EQUITY
                          ------ ------ --------- ------ ---------- -----------  -------------
Balance at June 15,
 1995...................    --   $  --        --  $ --   $      --  $       --            --
                          -----  ------ --------- -----  ---------- -----------   -----------
Issuance of common stock
 and capital
 contributions..........            --    125.460     1     648,099         --        648,100
Shares issued for
 services in-kind (note
 4).....................  3.060             5.355   --      164,835         --        164,835
Net loss................    --      --        --    --          --     (823,954)     (823,954)
                          -----  ------ --------- -----  ---------- -----------   -----------
Balance at December 31,
 1995...................  3.060     --    130.815     1     812,934    (823,954)      (11,019)
                          -----  ------ --------- -----  ---------- -----------   -----------
Issuance of common stock
 and capital
 contributions..........            --    960.735     9  12,552,947         --     12,552,956
Shares issued for
 services in-kind (note
 4).....................  5.469            53.390     1   1,995,798         --      1,995,799
Net loss................    --      --        --    --          --  (10,831,775)  (10,831,775)
                          -----  ------ --------- -----  ---------- -----------   -----------
Balance at December 31,
 1996...................  8.529     --  1,144.940    11  15,361,679 (11,655,729)    3,705,961
                          =====  ====== ========= =====  ========== ===========   ===========

            See accompanying notes to combined financial statements.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

 Basis of Presentation and Nature of Business

  These financial statements contain the combined financial statements of Global Shopping Network, Inc. (GSN) and Ramcast Corporation (Ramcast). The combined entity is hereafter referred to as the Company. GSN was incorporated on June 15, 1995 to develop a network for the sale of electronics, jewelry, memorabilia, health and beauty and fitness products. GSN's current distribution is limited to transmission, via satellite, to home satellite dishes. Ramcast Corporation was incorporated in May, 1996 to acquire broadcast properties, principally full power Ultra High Frequency (UHF) television stations, and to hold the related Federal Communication Commission (FCC) license for the stations which will serve as the primary means of distribution for GSN's products.

  GSN and Ramcast are related through common ownership and control and, pursuant to the Agreement and Plan of Merger, were merged on January 30, 1997 (Note 10). All significant intercompany transactions have been eliminated for the purposes of this combination. This merger has been effected in the combined statements of stockholders' equity and the stockholders' equity portion of the combined balance sheets for all periods presented as if the merger had taken place at the beginning of the earliest period presented.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation for financial statement purposes is computed using the straight-line method over an estimated useful life of seven years for property, furniture and fixtures, and production equipment and an estimated useful life of three years for computer equipment. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the life of the lease.

 Revenue Recognition

  Revenue from the sale of products is recognized upon shipment of the merchandise. An allowance is recorded to provide for sales returns based upon return experience.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    DECEMBER 31, 1996 AND 1995--(CONTINUED)

(2) EARNINGS PER SHARE

  Earnings per share are computed based upon the weighted average common shares which would have been outstanding had the merger of GSN into Ramcast been completed as of the beginning of the earliest period presented (note 10). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4:D, stock issued during the period preceding the date of the Company's initial public offering has been included in the calculation of weighted average shares of common stock as if issued at the beginning of the earliest period presented.

(3) LEASES

  The Company leases office space, studio space, and various equipment with lease terms extending beyond one year. Additionally, the Company has entered into a long-term agreement for the procurement of satellite transponder time. The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996:

        Year ending December 31:
          1997..................................................... $ 2,640,551
          1998.....................................................   2,693,852
          1999.....................................................   2,756,976
          2000.....................................................   2,635,913
          2001.....................................................   2,592,165
          Thereafter...............................................   6,300,000
                                                                    -----------
            Total minimum payments required........................ $19,619,457
                                                                    ===========

Rental expense for the operating leases for the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) to December 31, 1995 was $1,886,904 and $44,829, respectively. The 1996 amount includes $525,000 paid under the transponder agreement.

(4) COMMON STOCK

  On January 29, 1997, Ramcast amended its Certificate of Incorporation (note
10) and changed its name to Global Broadcasting Systems, Inc. As a result of the amendment, Ramcast's common stock was converted to Global Broadcasting Systems, Inc. Class B Common Stock and a new Global Broadcasting Systems, Inc. Class A Common Stock, par value $ .01, was created with rights equal to those of the new Class B Common Stock except as discussed in Note 10.

  As discussed in Note 1, the Common Stock and related accounts are presented to effect the Merger of Global Shopping Network, Inc. into Global Broadcasting Systems, Inc.

 Stock Compensation

  The Company has granted 5.469 and 3.060 shares of Global Broadcasting Systems, Inc. Class A Common Stock, 53.390 and 5.355 shares of Global Broadcasting Systems, Inc. Class B Common Stock during the year ended December 31, 1996 and the period from June 15, 1995 (date of inception) to December 31, 1995, respectively, to employees and consultants as compensation and for rent concessions to the landlord. The Company recorded compensation and consulting expenses aggregating $1,835,770 and $164,835 for these periods, based upon the estimated fair value of the shares at the date of grant. These compensation amounts include 35.032 shares of Global Broadcasting Systems, Inc. Class A Common Stock and 8.000 shares of Global Broadcasting Systems, Inc. Class B Common Stock which were earned during 1996 but were not issued until January 1997.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    DECEMBER 31, 1996 AND 1995--(CONTINUED)

  As part of a lease agreement for studio space, the Company issued 1% of GSN Class B common stock to the lessor in exchange for rent concessions. An additional 2.5% to 3.75% of the then outstanding GSN Class B common stock is to be issued upon the earlier of (1) immediately prior to an initial public offering by the Company or (2) July 14, 1997. The number of shares to be issued is dependent upon actual studio usage during the lease term. The shares shall be exchanged for voting GSN Class A shares immediately prior to an initial public offering. The Company recognized an expense in the amount of $160,029 for the stock issued in exchange for these concessions in the year ended December 31, 1996.

(5) ACCUMULATED DEFICIT

  The Company has commenced principal operations as of December 31, 1996 but has not generated significant revenue from these operations as the Company is currently using a temporary distribution channel pending the acquisition of the television stations. Additionally, the Company has realized accumulated losses of $11,655,729 from inception to December 31, 1996. The Company believes it will be able to obtain sufficient working capital to meet its current obligations, fund operations and fund the capital requirements of the pending television station acquisitions, through an issuance of debt and equity securities in the public markets or through other sources including continued financial support from the principal stockholder. From the date of inception through December 31, 1996, the principal stockholder has provided the working capital for the Company as expenditures were made. Additionally, pursuant to a capital contribution agreement, the principal stockholder has committed to make additional contributions that, together with his capital contributions and purchases of common equity to the closing date of the proposed public offering, will amount to a minimum of $100 million on the closing date of the proposed public offering. The ability of the Company to continue as a going concern is dependent on the Company's ability to obtain this additional funding. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

(6) INCOME TAXES

  The Company reports profits and losses for income tax purposes on the accrual basis method of accounting in accordance with SFAS No. 109. For the period from June 15, 1995 (date of inception) to December 31, 1996, the Company incurred no income tax liability and generated net operating loss carryforwards and other deferred tax assets approximating $11.6 million which expire between 2010 and 2011. As it is not more-likely-than-not that these assets will be recoverable, a valuation allowance has been established for the full amount of the deferred tax asset.

(7) RELATED PARTY TRANSACTIONS

  The Company leases office space and contracts for legal services with a stockholder, who is also a member of the Board of Directors. The Company has recognized expenses of $197,643 and $63,976 for these services during the year ended December 31, 1996 and for the period from June 15, 1995 (date of inception) through December 31, 1995, respectively. Amounts payable to the party are $13,636 and $8,147 as of December 31, 1996 and 1995, respectively.

(8) COMMITMENTS AND CONTINGENCIES

  The Company is party to four definitive agreements to acquire one station in each of New Hampshire and North Carolina and two stations in California for an aggregate acquisition price of $110.5 million. The acquisitions are scheduled to close by April 1997. The Company is pursuing an additional 16 television station acquisitions for an aggregate purchase price of $323.35 million.

                       GLOBAL BROADCASTING SYSTEMS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    DECEMBER 31, 1996 AND 1995--(CONTINUED)

 Employment Agreements

  The Company has entered into employment agreements with three key executives that provide for three year employment contracts at specified salaries and incentive bonuses, which are subject to approval by the Board of Directors.

LEGAL PROCEEDINGS

  On or about April 19, 1996, an action was commenced against GSN and Rachamin Anatian, the Company's co-founder, Chairman and Chief Executive Officer, in the United States District Court for the Southern District of New York. The complaint alleged, inter alia, claims for relief for breach of an alleged employment agreement, fraud, promissory estoppel, labor law violations and unjust enrichment. The complaint seeks compensatory damages in an amount not less than $20,000,000, punitive damages in an amount not less than $25,000,000 and injunctive relief to compel GSN, among other things, to transfer a one-percent interest in GSN to plaintiff. The action is currently in the discovery phase. The Company believes it has meritorious defenses to the claims in the complaint and intends to vigorously contest the litigation and move for summary judgment following the completion of discovery.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments are limited to cash, trade receivables, checks issued in excess of bank balances and accounts payable. The carrying amounts of these financial instruments approximates their fair value due to the short maturity of these instruments.

(10) MERGER BETWEEN GLOBAL SHOPPING NETWORK, INC. AND RAMCAST CORPORATION AND REORGANIZATION

  On January 29, 1997, Ramcast amended its Certificate of Incorporation and changed its name to Global Broadcasting Systems, Inc. The amendment authorized 5,000 shares of Class A and Class B common stock. The outstanding Ramcast common stock was converted into Global Broadcasting Systems, Inc. Class B common stock. The voting powers, preferences and relative rights of the Ramcast Corporation Class A common stock and the Ramcast Corporation Class B common stock are identical in all respects, except that (i) the holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to two votes per share, (ii) stock dividends on Class A common stock may be paid only in shares of Class A common stock and dividends on Class B common stock may be paid only in Class B common stock and
(iii) shares of Class B common stock have certain conversion rights and are subject to certain restrictions on ownership and transfer.

  On January 30, 1997, pursuant to the Agreement and Plan of Merger GSN was merged with and into Ramcast. The merger was effected by converting each share of GSN's Class A common stock into .153 shares of Global Broadcasting, Inc. Corporation Class B common stock and converting each share of GSN's Class B common stock into .153 shares of Global Broadcasting, Inc. Corporation Class A common stock. The combined balance sheets and combined statement of stockholders' equity and weighted average shares outstanding and the earnings per share have been restated to reflect the resulting equity structure.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA-TIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLIC-ITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITA-TION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HERE-OF.

                               -----------------

                               TABLE OF CONTENTS

                               -----------------

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Summary Financial and Operating Data.....................................  10
Risk Factors.............................................................  11
Use of Proceeds..........................................................  17
Capitalization...........................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
The Company..............................................................  23
Business.................................................................  24
Management...............................................................  40
Summary Compensation Table...............................................  42
Principal Stockholders...................................................  46
Certain Relationships and Related Transactions...........................  47
Description of Indebtedness and Factoring Arrangements...................  48
Description of Capital Stock.............................................  72
Underwriting.............................................................  76
Legal Matters............................................................  77
Experts..................................................................  77
Additional Information...................................................  77
Index to Combined Financial Statements................................... F-1

  UNTIL , 1997, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $270,000,0000

                       GLOBAL BROADCASTING SYSTEMS, INC.

                      % SENIOR SUBORDINATED NOTES DUE 2007

                               -----------------
                                  PROSPECTUS
                               -----------------

                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                                        , 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

              SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1997

                       GLOBAL BROADCASTING SYSTEMS, INC.

                               12,500,000 SHARES

                              CLASS A COMMON STOCK

  All of the 12,500,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), being offered hereby (the "Common Stock Offering"), are being sold by Global Broadcasting Systems, Inc. (the "Company" or "GBS"). Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and holders of outstanding Class B Common Stock of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") are entitled to two votes per share. Both classes vote together as a single class on all matters, except in connection with certain amendments to the Company's Certificate of Incorporation and as required by Delaware law. See "Description of Capital Stock." Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. Immediately following the Common Stock Offering, assuming no exercise of the Underwriters' over-allotment option, holders of the Company's Class A Common Stock will have approximately 25.15% of the combined voting power of the Company's outstanding Common Stock.

  Concurrently with the Common Stock Offering, the Company is offering $270,000,000 in aggregate principal amount of its % Senior Subordinated Notes due 2007 (the "Notes") to the public (the "Notes Offering" and, together with the Common Stock Offering, the "Offerings"). The Common Stock Offering is contingent upon the consummation of the Notes Offering and the Notes Offering is contingent upon the consummation of the Common Stock Offering. See "Summary--Concurrent Offering." The Class A Common Stock and the Notes are referred to collectively herein as the "Securities."

  Prior to the Common Stock Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

  The Company intends to apply to list the Class A Common Stock on The Nasdaq National Market System ("NASDAQ") under the symbol "GBSI."


  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE SECURITIES.

                                  -----------

THE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              PRICE TO THE UNDERWRITING DISCOUNTS  PROCEEDS TO
                                 PUBLIC      AND COMMISSIONS(1)   THE COMPANY(2)
--------------------------------------------------------------------------------
Per Share...................      $                 $                  $
--------------------------------------------------------------------------------
Total(3)....................     $                 $                  $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against, and to provide contribution with respect to, certain liabilities under the Securities Act. See "Underwriting."
(2) Does not include (i) the financial advisory fee payable by the Company to Friedman, Billings, Ramsey & Co., Inc. equal to 0.5% of the total Price to the Public in the Offerings or (ii) warrants to purchase 2.5% of the number of shares of Class A Common Stock that will be issued to the public in the Common Stock Offering, including the Over-allotment Option, if exercised (the "Representatives' Warrants"). Before deducting expenses payable by the
    Company estimated at $     .
(3) The Company has granted the Underwriters a 30-day option (the "Over-allotment Option") to purchase up to 1,875,000 additional shares of Class A Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and
    Proceeds to the Company will be $     , $      and $     , respectively.
    See "Underwriting."

  The shares of Class A Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares will be made against payment therefore in New York, New York or in book-entry form through the
facilities of the Depository Trust Company on or about      , 1997.

                                  -----------
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.                        PRIME CHARTER LTD.

                   THE DATE OF THIS PROSPECTUS IS      , 1997

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]
                                  THE OFFERING

Class A Common Stock
offered hereby..........  12,500,000 shares

Common Stock to be
outstanding after the
Common Stock Offering:

 Class A Common           13,106,575 shares(1)
 Stock.................

 Class B Common           19,502,121 shares(2)
 Stock.................

  Total...............    32,608,696 shares

Voting Rights...........  Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and holders of outstanding Class B Common Stock are entitled to two votes per share. Both classes vote together as a single class on all matters, except in connection with certain amendments to the Company's Certificate of Incorporation and as required by Delaware law. Immediately following the Common Stock Offering, holders of Class A Common Stock will have approximately 25.15% of the combined voting power of the Company's outstanding Common Stock.

Use of Proceeds.........  The net proceeds of the Common Stock Offering, together with the net proceeds of the Note Offering, will be used to finance the Acquisitions, to purchase the Pledged Securities for fees and expenses in connection with the Offerings and for general corporate purposes. See "Use of Proceeds."

Proposed NASDAQ           "GBSI."
symbol..................
--------
(1) Does not include Class A Common Stock issuable upon conversion of the Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Assuming full conversion into Class A Common Stock of all Class B Common Stock and pro forma for the Common Stock Offering, a total of 32,608,696 shares of Class A Common Stock will be outstanding immediately after the Common Stock Offering. Also does not include 2,300,000 shares of Class A Common Stock reserved for issuance pursuant to options issued under the Company's 1997 Stock Option Plan. Upon consummation of the Offerings, options to purchase a total of 30,000 shares of Class A Common Stock will be outstanding under the 1997 Stock Option Plan.
(2) Assumes no conversion of such Class B Common Stock into Class A Common
    Stock.

                              CONCURRENT OFFERING

  Concurrently with the Common Stock Offering, the Company is offering $270,000,000 in aggregate principal amount of its % Senior Subordinated Notes due 2007 to the public. The Common Stock Offering is contingent upon the consummation of the Notes Offering, and the Notes Offering is contingent upon the consummation of the Common Stock Offering.

                                  RISK FACTORS

  Prior to making an investment in the Class A Common Stock offered hereby, prospective purchasers should carefully review the information set forth under the caption "Risk Factors" as well as other information set forth in this Prospectus.

                                     ALT-2

                 [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]
                                 RISK FACTORS

SUBSTANTIAL DILUTION

  Purchasers of Class A Common Stock will experience substantial dilution in pro forma net tangible book value per share of Class A Common Stock from the initial public offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  Immediately following consummation of the Offerings, there will be outstanding 13,106,575 shares of Class A Common Stock (14,981,575 shares if the Underwriters' over-allotment option is exercised in full) and 19,502,121 shares of Class B Common Stock. The 12,500,000 shares of Class A Common Stock offered hereby (plus an additional 1,875,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" (as defined in the Securities Act) of the Company. The remaining 606,575 shares of Class A Common Stock and all of the 19,502,121 shares of Class B Common Stock will be "restricted securities" under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. The Company, its Executive Officers and certain affiliated entities, who collectively beneficially own 443,301 shares of Class A Common Stock and 19,268,962 shares of Class B Common Stock, have agreed with the Underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of their shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for such Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Friedman, Billings, Ramsey & Co. Inc., subject to certain limited exceptions described under "Underwriting." At the expiration of such lock-up period, there will be 19,712,263 shares of Common Stock that will be "restricted securities" held by "affiliates" and eligible for resale subject to Rule 144. See "Shares Eligible For Future Sale."

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock.

VOLATILITY OF STOCK PRICE

  The initial public offering price of the Class A Common Stock was determined by negotiations between the Company and the Underwriters and may not be indicative of the market price of the Class A Common Stock after the Common Stock Offering. There can be no assurance that the market price of the Class A Common Stock will not experience significant fluctuations that are unrelated or disproportionate to the Company's performance. See "Description of Capital Stock" and "Underwriting."

ABSENCE OF PUBLIC MARKET

  The Class A Common Stock constitutes a new issue of securities with no established trading market. The Company intends to list the Class A Common Stock on NASDAQ, however, there can be no assurance that an active trading market for the Class A Common Stock will develop or be sustained after the Offerings. If a trading market does not develop or is not maintained, holders of the Class A Common Stock may experience difficulty in reselling the Class A Common Stock or may be unable to sell them at all. If a market for the Class A Common Stock develops, any such market may be discontinued at any time. Although Friedman, Billings, Ramsey & Co., Inc. and Prime Charter Ltd. have advised the Company that they currently intend to make a market in the Class A Common Stock, they are not obligated to do so and may discontinue such market making at any time without

                                     ALT-3

                 [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS] notice. In addition, such market making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Underwriting."

                                DIVIDEND POLICY

  The Company currently intends to retain all earnings and other cash resources, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Indenture contains significant restrictions on the Company's ability to declare and pay dividends.


                                     ALT-4

                 [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]
                                   DILUTION

  As of December 31, 1996, as adjusted for the Corporate Restructuring, the Stock Split and the Sponsor's Capital Contribution of $100 million, the net tangible book value of the Company was $91.2 million in the aggregate, or $5.68 per share of Common Stock. "Net tangible book value per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the Corporate Restructuring, the Stock Split, the Sponsor's Capital Contribution of $100 million and the sale of the shares of Class A Common Stock offered hereby, at an offering price of $16 per share, net of offering expenses, the net pro forma tangible book value of the Common Stock as of December 31, 1996 would have been $276.4 million in the aggregate, or $9.68 per share. This represents an immediate increase in net tangible book value of $4.00 per share of Common stock to existing stockholders as a result of the Common Stock Offering and an immediate dilution of $6.32 per share to new stockholders purchasing shares of Class A Common Stock in the Common Stock Offering. "Dilution per share" represents the difference between the price per share to be paid by new stockholders for the shares of Class A Common Stock issued in the Common Stock Offering and the net pro forma tangible book value per share as of December 31, 1996. The following table illustrates this per share dilution:

   Assumed offering price per share................................       $16.00
                                                                          ------
   Net tangible book value per share before the Common Stock
    Offering(1)(2).................................................  5.68
                                                                     ----
     Increase per share attributable to the Common Stock Offering..  4.00
                                                                     ----
   Net tangible book value per share as adjusted to reflect the
    Common Stock Offering(2).......................................         9.68
                                                                          ------
   Dilution per share to new shareholders..........................       $ 6.32
                                                                          ======

--------
(1) Adjusted to give effect to the Corporate Restructuring and the Sponsor's Capital Contribution of $100 million.
(2) Neither the net tangible book value per share before the Common Stock Offering nor the net tangible book value per share as adjusted to reflect the Common Stock Offering give effect to the Note Offering. Giving effect thereto, net tangible book value per share before the Common Stock Offering and net tangible book value per share as adjusted to reflect the Common Stock Offering would have been $4.92 and $9.25, respectively.

  The following table sets forth, on a pro forma basis as of December 31, 1996, after giving effect to the Corporate Restructuring, the Stock Split and the Sponsor's Capital Contribution of $100 million, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the new investors purchasing shares of Common Stock from the Company in this Offering (before deducting the estimated underwriting discount and offering expenses to be paid by the Company):

                          SHARES PURCHASED   TOTAL CONSIDERATION
                         ------------------  -----------------------
                                                                      AVERAGE PRICE
                           NUMBER   PERCENT     AMOUNT       PERCENT    PER SHARE
                         ---------- -------  ------------    -------  -------------
Existing Stockholders... 16,061,005  56.234% $102,201,725(1)  33.819%    $ 6.363
New Investors........... 12,500,000  43.766% $200,000,000     66.181%    $16.000
                         ---------- -------  ------------    -------
 Total.................. 28,561,005 100.000% $302,201,725    100.000%

-------
(1) $100,700,000 in cash and $1,317,725 in services rendered.

  The foregoing tables assume no exercise of the Underwriters' Over-allotment Option or of any outstanding options or the Representatives' Warrants.

                                     ALT-5

                 [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have outstanding 13,106,575 shares of Class A Common Stock (14,981,575 shares if the Underwriters' over-allotment option is exercised in full) and 19,502,121 shares of Class B Common Stock. The 12,500,000 shares of Class A Common Stock (assuming the Underwriters' over-allotment option is not exercised) offered hereby will be freely tradeable by persons other than affiliates of the Company. The remaining 606,575 shares of Class A Common Stock and all of the 19,502,121 shares of Class B Common Stock will be "restricted securities" under the Securities Act and may only be sold pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirement of the Securities Act, including Rule 144 thereunder.

  In general, Rule 144, as currently in effect, provides that a person (or persons whose sales are aggregated) who is an affiliate of the Company or who has beneficially owned shares which are issued and sold in reliance upon certain exemptions from registration under the Securities Act ("Restricted Shares") for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock (beginning on the 91st day immediately after the Common Stock Offering) or the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the filing of a notice of intent to sell. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not deemed to have been an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company. In connection with the Common Stock Offering, the Company, its Executive Officers and certain affiliated entities, who collectively beneficially own 443,301 shares of Class A Common Stock and 12,268,962 shares of Class B Common Stock, have agreed, directly or indirectly, not to sell, offer to sell, solicit an offer to buy, contract to sell, pledge, grant any option to purchase or otherwise transfer or dispose of, or register or announce the sale or offering of any shares of capital stock of the Company beneficially owned by them or any securities beneficially owned by them convertible into, or exercisable or exchangeable for capital stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Friedman, Billings, Ramsey & Co. Inc., subject to certain limited exceptions described under "Underwriting." See "Underwriting."

  A maximum of 30,000 shares of Common Stock may also be issued upon exercise of employee stock options that will be outstanding immediately following the Offerings. Unless the issuance of such shares is registered by the Company, such shares will constitute "restricted securities" under the Securities Act. In addition, persons deemed "affiliates" of the Company will be required to comply with the terms and conditions of Rule 144 under the Securities Act when selling such shares.

  Prior to the Common Stock Offering, there has been no public market for the shares of Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability for shares of Common Stock for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                     ALT-6

                 [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]
                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters named below (the "Underwriters"), represented by Friedman, Billings, Ramsey & Co., Inc. ("FBR") and Prime Charter Ltd. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                          NUMBER
                                                                            OF
                                                                          SHARES
                                                                          ------
   Friedman, Billings, Ramsey & Co., Inc.................................
   Prime Charter Ltd.....................................................
                                                                           ----
     Total...............................................................
                                                                           ====

  The Underwriting Agreement provides that obligations of the several Underwriters thereunder are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Class A Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Class A Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
allow, discounts not in excess of $     per share to certain other dealers.
After the shares of Class A Common Stock have been released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

  The Company has agreed to pay FBR, one of the Representatives, a financial advisory fee of 0.5% of the total price to the public set forth on the cover page of this Prospectus. The Company has also agreed that during the period ending 12 months after the closing of the Offerings, FBR shall have the right to act as the exclusive financial advisor and as the non-exclusive placement agent or underwriter in connection with any non-bank debt on equity financings by the Company.

  The Company has granted an option to the Underwriters, exercisable for a period of 30 days after the date of this Prospectus, to purchase up to 1,875,000 additional shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same proportion of such additional shares as the number of other shares to be purchased by such Underwriter bears to the total number of shares being sold in the Common Stock Offering. If purchased, the Underwriters will offer such additional shares on the same terms as those on which all shares are being offered in the Common Stock Offering.

  The Company, its Executive Officers and certain affiliated entities have agreed that, for a period of 180 days after the date of this Prospectus, they will not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell, pledge, grant any option to purchase or otherwise transfer or dispose of, or register or announce the sale or offering of any shares of capital stock of the Company beneficially owned by them or any securities beneficially owned by them convertible into, or exercisable or exchangeable for, capital stock of the Company without the prior written consent of FBR, except, in the case of the Company, for the grant of options under the Company's 1997 Stock Option Plan, the issuance of Common Stock upon exercise of outstanding options and the issuance of Class A Common Stock upon conversion of the Class B Common Stock and, in the

                                     ALT-7

                 [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS] case of the stockholders, for the pledge by certain limited liability companies controlled by Mr. Anatian of up to 49% of all shares of common stock beneficially owned by Mr. Anatian, for transfers to family members and affiliates who agree to be bound by the lock-up provisions and for transfers among Rachamim Anatian, Barbara Laurence and Mordechai Gal-Oliver or any of their family members and affiliates. See "Management--1997 Stock Options Plan."

  The Company has agreed to issue to the Representatives warrants to purchase an aggregate of 312,500 shares (359,375 shares if the Over-allotment Option is exercised in full) of Class A Common Stock (the "Representatives' Warrants"). The shares of Class A Common Stock subject to the Representatives' Warrants will be in all respects identical to the shares of Class A Common Stock offered to the public in the Common Stock Offering. The Representatives' Warrants will be exercisable for a five-year period commencing one year after the closing date of the Offerings at a per share exercise price equal to 110% of the initial public offering price in the Common Stock Offering. Neither the Representatives' Warrants nor the underlying shares of Class A Common Stock may be transferred, assigned, or hypothecated for a period of one year from the closing of the Offerings, except to the extent permitted by applicable rules of the National Association of Securities Dealers, Inc. During the period beginning one year from the closing of the Offerings and ending five years after such effective date, the Company has agreed at its expense to register under the Securities Act the shares of Class A Common Stock issued or issuable upon exercise of the Representatives' Warrants and, for the period beginning one year from the date of this Prospectus and ending seven years after such effective date, to include such shares of Class A Common Stock in any appropriate registration statement which is filed by the Company. The Representatives' Warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares that may be purchased upon the occurrence of certain events. The Representatives' Warrants may be exercised by paying the exercise price in cash, through the surrender of shares of Class A Common Stock, through a reduction in the number of shares covered thereby, or by using a combination of such methods.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act, or will contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Representatives have advised the Company that no Underwriter intends to confirm sales to any account over which it exercises discretionary authority except to the extent that the aggregate of such sales does not exceed 5% of the number of shares of Class A Common Stock to be purchased by such Underwriter.

  Prior to the Common Stock Offering, there has been no market for the Class A Common Stock. The initial public offering price was determined by negotiations among the Company and the Representatives. The primary factors considered in such negotiations were prevailing economic prospects, the financial and operating performance of the Company, an assessment of the Company's management, the prospects for future earnings of the Company, market valuations of public companies in related businesses and the general condition of the securities markets.

  FBR is also acting as the Underwriter of the Notes Offering. See "Summary-- Concurrent Offering."

                                     ALT-8

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURI-TIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Summary Financial and Operating Data.....................................  10
Risk Factors.............................................................  11
Use of Proceeds..........................................................  17
Dividend Policy..........................................................
Dilution.................................................................
Capitalization...........................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
The Company..............................................................  23
Business.................................................................  24
Management...............................................................  40
Summary Compensation Table...............................................  42
Principal Stockholders...................................................  46
Certain Relationships and Related Transactions...........................  47
Description of Indebtedness and Factoring Arrangements...................  48
Description of Capital Stock.............................................  72
Shares Eligible for Future Sale..........................................
Underwriting.............................................................  76
Legal Matters............................................................  77
Experts..................................................................  77
Additional Information...................................................  77
Index to Combined Financial Statements................................... F-1

  UNTIL , 1997, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-FECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDER-WRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               12,500,000 SHARES

                       GLOBAL BROADCASTING SYSTEMS, INC.

                              CLASS A COMMON STOCK

                               ----------------
                                   PROSPECTUS
                               ----------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                               PRIME CHARTER LTD.

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market System listing application fee, are estimates:

      DESCRIPTION                                                    AMOUNT
      -----------                                                    ------
      Securities and Exchange Commission Registration Fee......... $151,515.16
      National Association of Securities Dealers, Inc. Filing
       Fee........................................................   30,500.00
      Nasdaq National Market System Listing Application Fee.......   48,750.00
      Accounting Fees and Expenses................................        *
      Legal Fees and Expenses.....................................        *
      Printing and Engraving Fees and Expenses....................        *
      Trustee Fees and Expenses...................................        *
      Transfer Agent Fees and Expenses............................        *
      Miscellaneous Expenses......................................        *
                                                                   -----------
        Total..................................................... $      *
                                                                   ===========

--------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

  Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

  Article VIII of the By-laws of the Company (filed as Exhibit 3.3) provides for indemnification of the officers and directors to the full extent permitted by applicable law.

  Rachamim Anatian, the Company's co-founder, Chairman and Chief Executive Officer, personally guaranteed certain obligations of GSN (the "Anatian Obligations"). In connection therewith, pursuant to an

Indemnification agreement, dated January , 1997, the Company agreed to indemnify Mr. Anatian for any costs, losses or damages suffered by him in connection with the Anatian Obligations.

  Barbara Laurence, the Company's President, personally guaranteed certain obligations of GSN (the "Laurence Obligations"). In connection therewith, pursuant to an Indemnification Agreement, dated March 23, 1996 (the "Indemnification Agreement"), GSN and Rachamim Anatian, the Company's founder, Chairman and Chief Executive Officer, agreed, jointly and severally, to indemnify Ms. Laurence for any costs, losses or damages suffered by her in connection with the Laurence Obligations. To secure the obligations of GSN and Mr. Anatian under the Indemnification Agreement, GSN agreed to maintain "key-person" insurance for Mr. Anatian in the amount of $2.0 million. In connection with the Corporate Restructuring, the Company has assumed the obligations of GSN under the Indemnification Agreement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since its incorporation in May 1996, the Company has issued the following securities:

  (a) On June 6, 1996, the Company issued 50 shares of Common Stock to Barbara Laurence as compensation for services rendered valued at $979,350. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

  (b) On June 7, 1996, the Company issued 225 shares of Common Stock to Rachamim Anatian and 100 shares to each of Charles Gundy LLC, Chesed LLC, Keter LLC, Kaballa LLC, Atik LLC, Mamash LLC, and Van Harper LLC, in return for cash payment by Rachamim Anatian of $9,788,350. The Company also issued 30 shares of Common Stock to Mordechai Gal-Oliver in exchange for a cash payment of $587,610. Exemption from registration for these issuances was claimed on the grounds that the issuances of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

  (c) On July 7, 1996, the Company issued .625 shares of Common Stock to Daniel De Wolf as compensation for services rendered valued at $12,242 and 1 share to Regina Jabbour in exchange for services rendered valued at $19,587. Exemption from registration for these issuances was claimed on the grounds that the issuances of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

  (d) On October 6, 1996, the Company issued Larry Stacks .5 shares of Common Stock in exchange for services rendered valued at $9,794, and issued Edward Stacks .5 shares of Common Stock in exchange for services rendered valued at $9,794. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

  (e) On January 29, 1997, the Company issued 4 shares of Common Stock to Regina Jabbour in exchange for services rendered valued at $78,348, 2 shares to Larry Stacks in exchange for services rendered valued at $39,174, and 2 shares to Edward Stacks in exchange for services rendered valued at $39,174. Exemption from registration for these issuances was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

  (f) On January 29, 1997, the Company amended its Certificate of
Incorporation to provide for two classes of Common Stock, Class A and Class B. This amendment also provided that each issued and outstanding share of Common Stock was designated as one share of Class B Common Stock.

  (g) On January 30, 1997, the Company issued 192.708 shares of Class B Common Stock to Rachamim Anatian in return for a cash payment of $2,039,236. Exemption from registration for this issuance was claimed on the grounds that the issuance of such securities did not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended.

  (h) In connection with its merger with Global Shopping Network, Inc. ("GSN"), on January 30, 1997 the Company issued to (i) Barbara Laurence 31.837 shares of Class A Common Stock in exchange for 208.082 shares of GSN Class B Common Stock; (ii) Daniel De Wolf .383 shares of Class A Common Stock in exchange for 2.5 shares of GSN Class B Common Stock; (iii) Chelsea Television Studios 8.17 shares of Class A Common Stock in exchange for
53.396 shares of GSN Class A Common Stock; (iv) Regina Jabbour .765 shares of Class A Common Stock in exchange for 5 shares of GSN Class A Common Stock; (v) Larry Stacks .860 shares of Class A Common Stock in exchange for 5.621 GSN shares of Class B Common Stock; (vi) Edward Stacks .860 shares of Class A Common Stock in exchange for 5.621 shares of GSN Class B Common Stock; and
(vii) Lucille Werlinich .688 shares of Class A Common Stock in exchange for
4.497 shares of GSN Class B Common Stock. Also in connection with its merger with GSN, on January 30, 1997, the Company issued to (i) Rachamim Anatian
180.412 shares of Class B Common Stock in exchange for 1179.133 shares of GSN Class A Common Stock; (ii) Ofer Mucha 4.590 shares of Class B Common Stock in exchange for 30 shares of GSN Class A Common Stock; (iii) Steven Fallas .765 shares of Class B Common Stock in exchange for 5 shares of GSN Class A Common Stock; (iv) Mordechai Rausch .765 shares of Class B Common Stock in exchange for 5 shares of GSN Class A Common Stock; and (v) Mordechai Gal-Oliver 5.738 shares of Class B Common Stock in exchange for 37.5 shares of GSN Class A Common Stock. Exemption from registration for these issuances is claimed because such securities were issued in accordance with Rule 152 of the Securities Act of 1933, as amended, and on the grounds that the issuances of such securities did not involve a public offering within the meaning of
Section 4(2) of the Securities Act of 1933, as amended.

  None of the share numbers set forth above give effect to the 13,924.0888-to-1 stock split that will be effected prior to the Offerings.

ITEM 16. EXHIBITS.

  (a) Exhibits:

  A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference.

  (b) Financial Statement Schedules.

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the Registration Statement.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New York, State of New York on February 11, 1997.

                                          Global Broadcasting Systems, Inc.

                                          By: /s/    Rachamim Anatian
                                                       RACHAMIM ANATIAN
                                                       CHIEF EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on February 11, 1997.

              SIGNATURE                                TITLE

        /s/ Rachamim Anatian              Director, Chairman and Chief
-------------------------------------      Executive Officer
          RACHAMIM ANATIAN                (chief financial officer)

        /s/ Barbara Laurence              Director and President
-------------------------------------
          BARBARA LAURENCE

          /s/ Stacy Goodman               Chief Accounting Officer
-------------------------------------
            STACY GOODMAN

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                        DESCRIPTION                            PAGE
 -------                        -----------                        ------------
   **1.1  Form of Underwriting Agreement for Notes Offering
   **1.2  Form of Underwriting Agreement for Common Stock
           Offering
    *2    Agreement and Plan of Merger, dated January 30, 1997,
           between GBS and GSN
    *3.1  Certificate of Incorporation of Ramcast
    *3.2  Certificate of Amendment to the Certificate of
           Incorporation of Ramcast
    *3.3  Amended and Restated Bylaws of Ramcast
   **3.4  1997 Stock Option Plan of GBS
     4.1  Form of Indenture between GBS and IBJ Schroder Bank &
           Trust Company, as Trustee with respect to Notes
     4.2  Form of Notes (included in Exhibit 4.1)
   **4.3  Form of Class A Common Stock Certificate
   **5    Opinion of Latham & Watkins
  **10.1  Employment Agreement between GBS and Mr. Anatian,
           dated January   , 1997
  **10.2  Employment Agreement between GBS and Mr. Gal-Oliver, dated January  , 1997
  **10.3  Employment Agreement between GBS and Ms. Laurence, dated January  , 1997
   *10.4  Agreement between GSN and Chelsea Television Studios, dated January 16, 1996
  **10.5  Programming Facilities Agreement between GSN and
           Chelsea Television, dated    , 1997
 ***10.6  Agreement between GSN and GE American Communications,
           Inc., dated March 27, 1996
   *10.7  Earth Station Service Agreement between GSN and GE
           American Communications, Inc., dated January 8, 1997
   *10.8  Lease Agreement with Dino & Sons Realty Co., dated
           October 1996
  **10.9  Asset Purchase Agreement, dated September  , 1996, relating to Boston station acquisition
  **10.10 Asset Purchase Agreement, dated July  , 1996, relating to Raleigh-Durham station acquisition
  **10.11 Asset Purchase Agreement, dated July 3, 1996, relating to San Francisco station acquisition
  **10.12 Stock Purchase Agreement, dated November  , 1996,
           relating to Los Angeles station acquisition
  **10.13 Indemnification Agreement, dated March 23, 1996,
           between Ramcast and Ms. Laurence
  **10.14 Indemnification Agreement, dated     , 1997, between
           GBS and Mr. Anatian
  **10.15 Loan Agreement, dated     , 1997, between GBS and Ms.
           Laurence
    10.16 Capital Contribution Agreement, dated January 30,
           1997, between Mr. Anatian and GBS.
   *12    Computation of Earnings to Fixed Charges
  **23.1  Consent of Latham & Watkins (included in the Opinion of Latham & Watkins, filed as Exhibit 5)
    23.2  Consent of KPMG Peat Marwick LLP
   *24    Power of Attorney (included on the signature page in
           Part II of the initial Registration Statement)
    25    Form T-1

--------

  *Previously filed
 **To be filed by amendment.

*** Portions of this exhibit have received confidential treatment pursuant to Rule 406(b) under the Securities Act.